Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-143315
CALCULATION OF REGISTRATION FEE

Title of Each Class
of Securities to Be	Amount to Be	Maximum Offering	Maximum Aggregate	Amount of
Registered	Registered	Price Per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	8,337,500(1)	$52.50	$437,718,750	$13,438(2)

(1)	Includes shares issuable upon exercise of the underwriters’ over-allotment option.

(2)	The registration fee of $13,438 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)5
Registration No. 333-143315

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 29, 2007

7,250,000 Shares

Common Stock

Century Aluminum Company is offering 7,250,000 shares of its common stock.

Our common stock trades on the NASDAQ Global Select Market® under the symbol “CENX.” On June 7, 2007, the last reported sale price of our common stock was $53.07 per share. We have applied to list Global Depositary Receipts representing shares of our common stock from this offering to be offered and sold in Iceland on the First North Iceland market in Iceland.

Investing in our common stock involves risks. Before buying any of these shares you should carefully read the discussion of material risks of investing in our common stock in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

We have granted the underwriters an option to purchase up to an additional 1,087,500 shares from us to cover over-allotments.

			Proceeds to
		Underwriting	Century
	Price to	Discounts and	Aluminum
	Public	Commissions	Company

Per Share	$52.50	$2.5725	$49.9275
Total	$380,625,000	$18,650,625	$361,974,375

Delivery of the shares of common stock will be made on or about June 13, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Global Coordinators

Credit Suisse	Morgan Stanley

Co-Managers

Kaupthing Bank hf.	Kaupthing Securities, Inc.	Landsbanki Islands hf.

The date of this prospectus supplement is June 7, 2007.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration statement, we may offer and sell shares of our common stock described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. We will provide without charge to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus are delivered, upon written or oral request of any such person, a copy of any or all of the information that we have incorporated by reference in this prospectus supplement and the accompanying prospectus but have not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings and our restated certificate of incorporation and amended and restated bylaws, by writing or telephoning us at: Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940, Attention: Corporate Secretary or (831) 642-9300.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements included in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making an investment decision. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock. Unless the context indicates otherwise, references in this prospectus supplement to “Century Aluminum Company”, “Century Aluminum,” “Century,” “we,” “our” and “us” refer to Century Aluminum Company and its subsidiaries.

Century Aluminum Company

Overview

We are a global producer of primary aluminum and the third largest primary aluminum producer in North America. Aluminum is an internationally traded commodity, and its price is effectively determined on the London Metal Exchange, or LME. Our primary aluminum facilities produce standard-grade and value-added primary aluminum products. We produced approximately 680,000 metric tons of primary aluminum in 2006 and recorded net sales of approximately $1.6 billion. In 2006 we more than doubled the capacity at our Grundartangi facility in Iceland from 90,000 metric tons per year, or “mtpy”, at the time of our acquisition of the facility to 220,000 mtpy. Following such expansion, our total primary aluminum production capacity is currently 745,000 mtpy. With the ongoing further expansion of our Grundartangi facility from 220,000 mtpy to 260,000 mtpy, our production capacity is scheduled to increase to 785,000 mtpy in the fourth quarter of 2007. In addition to our primary aluminum assets, we have 50 percent joint venture interests in an alumina refinery, located in Gramercy, Louisiana, and a related bauxite mining operation in Jamaica. The Gramercy refinery supplies substantially all of the alumina used for the production of primary aluminum at our Hawesville, Kentucky, primary aluminum facility.

Our Primary Aluminum Facilities:

			Total Capacity
Facility	Location	Operational	(mtpy)	Ownership

Grundartangi	Iceland	1998	220,000	100%
Hawesville	Kentucky, USA	1970	244,000	100%
Ravenswood	West Virginia, USA	1957	170,000	100%
Mt. Holly	South Carolina, USA	1980	224,000	49.7%

Our Bauxite and Alumina Facilities:

			Total Capacity
Facility	Location	Type	(mtpy)	Ownership

Gramercy	Louisiana, USA	Alumina Refinery	1.2 million	50%
St. Ann	Jamaica	Bauxite	4.5 million	50%

Recent Trends in the Primary Aluminum Industry

The primary aluminum industry has been experiencing a period of strong prices. Industry analysts generally believe these market conditions are based primarily on favorable global supply and demand fundamentals. Spot aluminum prices, as quoted on the LME, averaged $2,800 per metric ton in the first quarter of 2007 and remain well above historical long-term averages. Significant continuing demand growth in China and the generally favorable conditions in the global economy are believed by industry analysts to be the primary drivers of the robust market conditions.

In 2006, according to industry sources, global demand for primary aluminum increased approximately 8.0% while global supply grew by about 6.0%, resulting in a deficit of approximately 500,000 metric tons. In the first quarter of 2007, global supply exceeded demand by over 100,000 metric tons, in part due to restarts of idled capacity, principally in China, the United States and Europe. Current capacity utilization rates indicate that producers are operating at or near full capacity globally. In addition, industry experts believe there is little viable idled capacity left to be restarted. Aluminum inventories remain relatively lean on a historical basis, with producer and LME stocks representing 35 to 40 days of Western World consumption.

Competitive Strengths

Our key competitive strengths are:

•	Focus on Upstream Aluminum Business. We operate principally in the production of primary aluminum. We also have a 50 percent joint venture interest in an alumina refinery and a related bauxite mining operation. By concentrating our activities in the upstream part of the aluminum industry, we are able to focus our resources on our existing operations, take advantage of growth opportunities, minimize overhead costs and avoid exposure to fluctuations in demand in any single end-use market.

•	Balanced Mix of Assets. Our portfolio of assets is balanced between mature and growth-oriented operations. Our facilities in the U.S. and Jamaica require modest sustaining investment, operate productively and produce attractive returns in the current market environment. We operate a modern, globally competitive smelter in Grundartangi, Iceland. We have increased the Grundartangi facility’s production capacity from 90,000 mtpy in 2004 (the time of our acquisition of Grundartangi) to 220,000 mtpy at year-end 2006 and expect to further expand production to 260,000 mtpy by year-end 2007. We intend to replicate the success of this project through the construction of a new smelter near Helguvik, Iceland.

•	Attractive Business Model in Iceland. Grundartangi’s operating model provides numerous competitive advantages. Our electrical power supply in Iceland is clean, renewable and globally competitive. Power pricing at Grundartangi is variable and is linked directly to the LME price for primary aluminum. This arrangement provides a natural hedge to the price of the commodity. Our tolling arrangements, under which we sell all of our production from Grundartangi, yield a number of benefits. Under these contracts, we process our customers’ alumina into primary aluminum; for this service, we receive a fee linked to the LME price for primary aluminum. We thus bear no risk of the alumina market (which has historically been volatile), and require modest amounts of working capital to operate our business. The nature of these tolling agreements and limited number of customers under them allow us to reduce our sales and marketing costs.

•	Secure Power Supply. Electricity is our single largest operating cost. Power pricing at Grundartangi, provided under long-term contracts which expire at various dates from 2019 through 2028, is variable and is linked directly to the LME price for primary aluminum. The power contracts for our U.S. facilities provide for primarily fixed-price power, subject to certain adjustments through June 2009.

•	Record of Successful Growth. We have successfully and consistently grown our asset base. From the beginning of 2000 through the planned completion of the expansion at Grundartangi in the fourth quarter of 2007, our primary aluminum production capacity will have increased by 558,000 mtpy, representing a compound annual growth rate of approximately 19%. We have produced this growth through acquisitions as well as via the major expansion of existing facilities. We have funded this development through a combination of cash flow from existing operations, debt and equity financings.

•	Relationship with Glencore. We benefit from our business relationship with our largest shareholder, Glencore International AG, one of the world’s largest suppliers of a wide range of commodities and raw materials to industrial consumers. Glencore has been an important business partner for us and has assisted in the execution of our growth strategy and our metal hedging program. In addition, Glencore has consistently been a major customer as well as a significant supplier of alumina. All of our commercial transactions with Glencore are entered into on terms which we believe are at market.

•	Experienced Management Team. Members of our executive management team have significant experience in the aluminum industry, the broader metals and mining sector, the development of large and complex projects and the functional disciplines we require to manage and grow our business. In addition, the managers of our production facilities have substantial backgrounds and expertise in the technical and operational aspects of these plants.

Business Strategy

Our strategic objectives are to: (a) increase our primary aluminum business in Iceland by expanding our existing capacity and by building additional greenfield capacity; (b) diversify our geographic presence and expand our primary aluminum business by investing in or acquiring additional capacity in other favorable regions that offer attractive returns and lower our per unit production costs; and (c) pursue additional upstream opportunities in bauxite mining and alumina refining. The following table shows our primary aluminum shipment volumes since 2000.

Century Aluminum Primary Aluminum Shipments

To date, our growth activities have included:

•	acquiring an additional 23% interest in Mt. Holly in April 2000;

•	acquiring an 80% interest in Hawesville in April 2001;

•	acquiring the remaining 20% interest in Hawesville in April 2003;

•	acquiring the 90,000 mtpy Grundartangi facility in April 2004;

•	acquiring a 50% joint venture interest in Gramercy, our first alumina refining facility, together with related bauxite mining assets, in October 2004; and

•	an ongoing expansion of Grundartangi’s production capacity to 260,000 mtpy of primary aluminum, which is scheduled for completion in the fourth quarter of 2007.

Recent Developments

Proposed Helguvik Smelter

We intend to use the net proceeds from the sale of our common stock in this offering primarily as partial funding for the construction of a greenfield aluminum smelter near Helguvik, Iceland. We will also need to arrange additional third-party debt for this project, in addition to using current cash flows. This smelter would be located approximately 30 miles from the city of Reykjavik and would be operated through our Nordural Helguvik subsidiary. The site is adjacent to a longstanding U.S. Department of Defense base, which was recently closed, causing the loss of 700 direct jobs and over 1,000 additional related jobs. This site provides a flat location and existing harbor, as well as proximity to the capital and other industry. To date, we have signed a harbor agreement, site agreement and an agreement to grant, as required, the necessary construction licenses and permits and terms regarding principles of taxation, with the Reykjanesbaer Municipal Council, the Gardur Municipal Council and the Reykjanes Harbour Board. In addition, we have signed contracts to purchase electrical energy from both of the major Icelandic geothermal power producers. The contracts are subject to the satisfaction of certain conditions, including approvals by the boards of directors of the power companies, environmental agency approval and the construction of the new facility. The first phase of construction is currently being planned based on the anticipated availability of up to 250 Mega Watts (“MW”) of power in 2010, corresponding to a production capacity of about 150,000 mtpy. An additional 185 MW is expected to become available by 2015 which would allow us to increase the Helguvik project’s capacity to approximately 250,000 mtpy. For additional information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” on page S-26. Successful completion of the Helguvik project is subject to risks as described under “Risk Factors” on page S-9. Proceeds not used for the Helguvik project may also be used for general corporate purposes, including capital expenditures. See “Use of Proceeds” on page S-19.

Grundartangi Expansion Schedule Accelerated

In April 2006, we announced an acceleration in the further expansion of our Grundartangi facility in Iceland from 220,000 mtpy to 260,000 mtpy. The construction of the expansion is expected to be completed in the fourth quarter of 2007. We had previously announced that Orkuveita Reykjavikur (“OR”) had agreed to deliver the power for the additional expansion by late 2008. Landsvirkjun, Iceland’s national power company, has agreed to deliver power for the additional capacity on an interim basis as available until power is available from OR in late 2008. If Landsvirkjun is not able to deliver power on a short-term basis, we will need to enter into alternative arrangements for provision of power. On April 30, 2007, Grundartangi and Glencore entered into a toll conversion agreement for the additional 40,000 mtpy of expansion capacity which commences when the expansion capacity is operational.

Republic of Congo Aluminum Venture Memorandum of Understanding Signed

In February 2007, we signed a Memorandum of Understanding (“MOU”) with the Republic of Congo (“ROC”) in West Africa in connection with the exclusive right granted to us to develop an integrated aluminum business in the ROC consisting of an aluminum smelter, an alumina refinery and a bauxite mine. The project contemplated by the MOU is in the early stages of feasibility study and review and is subject to the results of that study and review, the negotiation of definitive contracts, and the satisfaction of various conditions.

The ROC port area of Pointe-Noire has been identified as a potential site for the aluminum smelter and alumina refinery. The location of the bauxite mine is dependent upon a future assessment and mapping of the ROC bauxite reserves. The project contemplated by the MOU is based on the Government of ROC assisting us to secure the provision of a minimum annual commitment of 500 MW of gas-generated electrical energy to the facility.

For additional information on our recent developments see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” on page S-26.

Risk Factors

An investment in our common stock involves various risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” commencing on page S-9 of this prospectus supplement and the risk factors incorporated by reference, as the same may be updated or supplemented by our future filings with the SEC that are incorporated by reference into this prospectus supplement, before making any investment in our common stock. Some statements contained in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference herein or therein are “forward-looking statements.” You should not place undue reliance on forward-looking statements because they are subject to a variety of risks that may cause material differences between our actual and anticipated results, performance or achievements. See “Forward-Looking Statements” on page S-18.

Other Information

We are a corporation organized under the laws of the State of Delaware in 1981. Our principal executive offices are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940. Our telephone number at that address is (831) 642-9300. You may also obtain additional information about us from our website, which is located at www.centuryaluminum.com. The information included on our website is not, and should not be considered as, a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	7,250,000 shares

Common stock outstanding prior to completion of the offering	32,611,320 shares(1)

Common stock to be outstanding after the offering	39,861,320 shares(1)

Underwriters’ over-allotment option	1,087,500 shares

Common stock to be outstanding after this offering, assuming exercise of the underwriters’ over-allotment option in full	40,948,820 shares(1)

Use of proceeds	We expect to receive approximately $360.1 million in net proceeds (after underwriting discounts and commissions of approximately $18.7 million and offering expenses of approximately $1.9 million from this offering), or approximately $416.3 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds from the sale of our common stock under this prospectus supplement primarily as partial funding for the construction of a greenfield aluminum smelter near Helguvik, Iceland. Successful completion of the Helguvik project is subject to various risks described under “Risk Factors” on page S-9. Proceeds not used for the Helguvik project may also be used for general corporate purposes, including other capital expenditures. From time to time, we evaluate the possibility of acquiring businesses and additional production facilities, and we may use a portion of the proceeds as consideration for such acquisitions. Until we use the net proceeds for these purposes, we expect to use them primarily to reduce debt or invest them in interest-bearing securities, in particular, we intend to repay all or a substantial portion of our Nordural subsidiary’s term loan, subject to obtaining reasonable assurance that we will be able to secure borrowing capacity for the Helguvik project. See “Use of Proceeds” on page S-19.

Nasdaq Global Select Market Symbol	“CENX”

(1)	Based on shares of common stock outstanding as of May 31, 2007. This number excludes approximately 414,000 shares of our common stock issuable upon exercise of outstanding stock options under our stock option plans and approximately 520,000 shares of our common stock reserved for future issuance under our stock option plans and unvested shares of restricted stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected financial data for the three years ended December 31, 2006 are derived from the audited consolidated financial statements of Century Aluminum Company. The financial data for the three months ended March 31, 2007 and 2006 are derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments, which are of a normal and recurring nature, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

Our selected historical results of operations include: the results of operations from Nordural since we acquired it in April 2004; our equity in the earnings of our joint venture investments in Gramercy and St. Ann since we acquired an interest in those companies in October 2004; and the results of operations from our 130,000 mtpy expansion of Grundartangi which became fully operational in the fourth quarter of 2006.

	Three Months
	Ended March 31,		Year Ended December 31,
	2007	2006(1)	2006(2)	2005(3)	2004(4)
	(Unaudited)
	(In thousands, except per share and per pound data)

Net sales	$447,657	$346,946	$1,558,566	$1,132,362	$1,060,747
Gross profit	110,652	76,468	348,522	161,677	185,287
Operating income	97,685	64,349	309,159	126,904	160,371
Net income (loss)	64,249	(141,571)	(40,955)	(116,255)	33,482
Earnings (loss) per share:
Basic:	$1.98	$(4.39)	$(1.26)	$(3.62)	$1.14
Diluted:	$1.87	$(4.39)	$(1.26)	$(3.62)	$1.14
Total assets	$2,247,946	$1,883,066	$2,185,234	$1,677,431	$1,332,553
Total debt(5)	772,602	727,789	772,251	671,901	524,108
Long-term debt(6)	575,176	528,887	559,331	488,505	330,711
Net cash flow from operating activities	98,118	16,039	185,353	134,936	105,828
Other information:
Shipments — Primary aluminum:
Direct shipment pounds (000)	290,057	291,843	1,152,617	1,153,731	1,179,824
Toll shipment pounds (000)(7)	116,968	54,177	346,390	203,967	138,248
Average LME per pound	$1.27	$1.10	$1.166	$0.861	$0.778
Average Midwest premium per pound	$0.032	$0.055	$0.055	$0.056	$0.068
Average realized price per pound:
Direct shipments	$1.15	$1.03	$1.09	$0.86	$0.83
Toll shipments	$0.98	$0.83	$0.88	$0.67	$0.62

(1)	Net income (loss) includes an after-tax charge of $183.5 million, or $5.54 per diluted share for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting.

(2)	Net income (loss) includes an after-tax charge of $241.7 million, or $7.19 per diluted share, for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting and a gain on the sale of surplus land.

(3)	Net income (loss) includes an after-tax charge of $198.2 million, or $6.15 per diluted share, for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting.

(4)	Net income (loss) includes an after-tax charge of $30.4 million, or $1.06 per diluted share, for a loss on early extinguishment of debt. See Note 5 in the Audited Consolidated Financial Statements included herein.

(5)	Total debt includes all long-term debt obligations and any debt classified as short-term obligations, including the current portion of our long-term debt, industrial revenue bonds and 1.75% convertible senior notes. Total debt does not reflect repayment of $70 million of Nordural debt in April 2007 from available cash.

(6)	Long-term debt includes all payment obligations under long-term borrowing arrangements, excluding the current portion of long-term debt. Total debt does not reflect repayment of $70 million of Nordural debt in April 2007 from available cash.

(7)	Grundartangi completed a 130,000 mtpy capacity expansion in the fourth quarter of 2006.

RISK FACTORS

Investment in the common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risks before deciding to purchase our common stock.

The following describes certain of the risks and uncertainties we face that could cause our future results to differ materially from our current results and from those anticipated in our forward-looking statements. These risk factors should be considered together with the other risks and uncertainties described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-25 and elsewhere herein.

Risks Relating to Our Business

The cyclical nature of the aluminum industry causes variability in our earnings and cash flows; our hedging transactions may limit our ability to benefit from increased aluminum prices which are currently near historical highs.

Our operating results depend on the market for primary aluminum, which is a highly cyclical commodity with prices that are affected by global demand and supply factors and other conditions. Historically, aluminum prices have been volatile and we expect such volatility to continue. Currently, aluminum prices are near historical highs. These prices are driven, in part, by global demand for aluminum arising from favorable global economic conditions and strong demand in China. Although we use contractual arrangements to manage our exposure to fluctuations in the commodity price, a decline in primary aluminum prices would reduce our earnings and cash flows. Any significant downturn in prices for primary aluminum would significantly reduce the amount of cash available to meet our current obligations and fund our long-term business strategies and may force the curtailment of all or a portion of our operations at one or more of our smelters.

Conversely, as prices for aluminum increase, certain of our hedging transactions, including our forward sales of primary aluminum and our LME-based alumina and power contracts, limit our ability to take advantage of these increased prices.

We sell molten aluminum to the major customers of Ravenswood and Hawesville; the loss of one of these major customers would increase our production costs at those facilities and could increase our sales and marketing costs.

Approximately 53% of our consolidated net sales for 2006 was derived from sales to Alcan and Southwire. Alcan’s facility is located adjacent to Ravenswood and Southwire’s facility is located adjacent to Hawesville. Due to this proximity, we are able to deliver molten aluminum to these customers, thereby eliminating our casting and shipping costs and our customers’ freight and remelting costs and reducing our sales and marketing costs. Century has contracts with Alcan and Southwire which are due to expire in July 2007 and March 2011, respectively. We may be unable to extend or replace these contracts when they terminate. If we are unable to renew these contracts when they expire, or if either customer significantly reduces its purchases under those contracts, we would incur higher casting and shipping costs and potentially higher sales and marketing costs.

A material change in our relationship with Glencore could affect how we hedge our exposure to metal price risk.

We benefit from our relationship with Glencore, our largest shareholder. We enter into forward sales and hedging contracts with Glencore that help us manage our exposure to fluctuating aluminum prices. Because

Glencore is our sole metal hedge counterparty, a material change in our relationship with Glencore could affect how we hedge our exposure to metal price risk, which could impact our results of operations.

Losses caused by disruptions in the supply of power would reduce the profitability of our operations.

We use large amounts of electricity to produce primary aluminum. Any loss of power which reduces the amperage to our equipment or causes an equipment shutdown would result in a reduction in the volume of molten aluminum produced and may result in the hardening or “freezing” of molten aluminum in the pots where it is produced. Interruptions in the supply of electrical power to our facilities can be caused by a number of circumstances, including unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events. If such a condition were to occur, we may lose production for a prolonged period of time and incur significant losses. We maintain property and business interruption insurance to mitigate losses resulting from catastrophic events, but are required to pay significant amounts under the deductible provisions of those insurance policies. In addition, the coverage under those policies may not be sufficient to cover all losses, or may not cover certain events. Certain of our insurance policies do not cover any losses that may be incurred if our suppliers are unable to provide power during periods of unusually high demand. Certain losses or prolonged interruptions in our operations may trigger a default under our revolving credit facility.

The cost of alumina used at Hawesville may be higher than under our LME-based alumina contracts.

We acquire alumina used at Ravenswood and Mt. Holly at prices based on the LME price for primary aluminum. Gramercy supplies all of the alumina used at Hawesville at prices based on Gramercy’s production costs. Those production costs could be materially higher than the price paid under LME-based contracts during periods when aluminum prices are low and raw material costs used in the production of alumina, such as natural gas, are high.

Changes or disruptions to our current alumina and other raw material supply arrangements could increase our raw material costs.

We depend on a limited number of suppliers for alumina, the principal raw material used to produce primary aluminum. Disruptions to our supply of alumina could occur for a variety of reasons, including disruptions of production at a particular supplier’s alumina refinery. These disruptions may require Century to purchase alumina on the spot market on less favorable terms than under our current agreements.

Gramercy supplies substantially all the alumina used at Hawesville. Our joint venture bauxite mining operation in St. Ann, Jamaica supplies all of the bauxite used in the production of alumina at Gramercy. If there is a significant disruption of St. Ann bauxite shipments in the future, Gramercy could incur additional costs if it is required to use bauxite from other sources. For example, in the fourth quarter of 2006, a disruption in our Gramercy power supply increased our costs as we replaced Gramercy – supplied alumina with more expensive spot market.

Our business also depends upon the adequate supply of other raw materials, including caustic soda, aluminum fluoride, calcined petroleum coke, pitch, and cathodes, at competitive prices. Although there remain multiple sources for these raw materials worldwide, consolidation among certain North American suppliers has reduced the number of available suppliers in this industry. A disruption in our raw materials supply from our existing suppliers due to a labor dispute, shortage of their raw materials or other unforeseen factors may adversely affect our operating results if we are unable to secure alternate supplies of these materials at comparable prices.

Changes in the relative cost and availability of certain raw materials and energy compared to the price of primary aluminum could affect our operating results.

Our operating results vary significantly with changes in the price of primary aluminum and the raw materials used in its production, including alumina, caustic soda, aluminum fluoride, calcined petroleum coke, pitch, and cathodes. Because we sell our products based on the LME price for primary aluminum, we cannot pass on increased costs to our customers. Although we attempt to mitigate the effects of price fluctuations through the use of various fixed-price commitments and financial instruments and by pricing some of our raw materials and energy contracts based on LME prices, these efforts also limit our ability to take advantage of favorable changes in the market prices for primary aluminum or raw materials. In addition, because we have sold forward a certain amount of our production capacity in future years, rising raw material and energy prices would negatively impact our earnings and cash flow.

Electricity represents our single largest operating cost. As a result, the availability of electricity at economic prices is critical to the profitability of our operations. We purchase virtually all of our electricity for our U.S. facilities under fixed-price contracts through 2007. At Mt. Holly, portions of the contracted cost of the electricity supplied to Mt. Holly vary with the supplier’s fuel costs. An increase in these fuel costs would increase the price this facility pays for electricity. Hawesville has unpriced power requirements of approximately 27% of its power requirements from 2008 through 2010. The profitability of Hawesville could be adversely affected if we are unable to obtain power for the unpriced portions of Hawesville’s power requirements at economic rates. We are currently reviewing our options for pricing power in 2008 through 2010 at Hawesville. We are working with a local power company on a proposal that would restructure and extend Hawesville’s existing power supply contract through 2023. If we are not successful at replacing such power requirements, we may be forced to curtail or idle a portion of our production capacity, which would lower our revenues and adversely affect the profitability of our operations. At Ravenswood, power prices have some variability based upon the LME price for primary aluminum and are subject to possible adjustments in the published tariff. For instance, on May 31, 2007, an agreement was reached in a tariff rate case pending before the West Virginia Public Service Commission, or PSC, which, if approved by the PSC, would be effective July 1, 2007 and would increase the special contract rate for Ravenswood by approximately 10%. Other possible future rate cases could lead to a further increase in the price that Ravenswood pays for electricity and thereby decrease profit margins. We need to obtain additional electricity for our expansions in Iceland where we have entered into MOUs or contracts. If we are unable to finalize these, we will need to seek alternative sources of electricity, which could increase our costs.

Unexpected events, including natural disasters, may increase our cost of doing business or disrupt our operations.

Unexpected events, including fires or explosions at our facilities, natural disasters, such as hurricanes, unplanned power outages, supply disruptions, or equipment failures, may increase our cost of doing business or otherwise disrupt our operations.

We are subject to the risk of union disputes.

The bargaining unit employees at Ravenswood and Hawesville and at the Gramercy refinery are represented by the United Steelworkers of America (“USWA”). Century’s USWA labor contracts at Hawesville and Ravenswood and the labor contract at Gramercy expire in March 2010, May 2009, and September 2010, respectively. Our bargaining unit employees at Grundartangi are represented by five unions under a collective bargaining agreement that expires on December 31, 2009.

If we fail to maintain satisfactory relations with any labor union representing our employees, our labor contracts may not prevent a strike or work stoppage at any of these facilities in the future. As a result of a threatened strike in July 2006, we commenced an orderly shut down of one of the four potlines at Ravenswood. Although the notice to strike was rescinded after we reached agreement with the USWA on a new labor contract, our production at Ravenswood was curtailed while we restarted the potline. Any threatened or actual work stoppage in the future could prevent or significantly impair our ability to conduct production operations at our unionized facilities, which could have a material adverse effect on our financial results.

We are subject to a variety of environmental laws that could result in costs or liabilities.

We are obligated to comply with various federal, state and other environmental laws and regulations, including the environmental laws and regulations of the United States, Iceland, the European Union (“EU”) and Jamaica. Environmental laws and regulations may expose us to costs or liabilities relating to our manufacturing operations or property ownership. We incur operating costs and capital expenditures on an ongoing basis to comply with applicable environmental laws and regulations. In addition, we are currently and may in the future be responsible for the cleanup of contamination at some of our current and former facilities or for the amelioration of damage to natural resources.

We, along with others, including current and former owners of a facility on St. Croix in the Virgin Islands, formerly owned by a subsidiary of ours, have been sued for alleged natural resources damages at the facility. In addition, in December 2006, we and the company that purchased the assets of our St. Croix facility in 1995 were sued by the Commissioner of the U.S. Virgin Islands Department of Planning and Natural Resources alleging our failure to take certain actions specified in a Virgin Islands Coastal Zone management permit issued to our subsidiary, Virgin Island Alumina Corporation LLC, in October 1994. Also, in July 2006, Century was named as a defendant together with certain affiliates of Alcan Inc. in a lawsuit brought by Alcoa Inc. seeking to determine responsibility for certain environmental indemnity obligations related to the sale of a cast aluminum plate manufacturing facility located in Vernon, California, which we purchased from Alcoa Inc. in December 1998, and sold to Alcan Rolled Products-Ravenswood LLC in July 1999. Our known liabilities with respect to these and other matters relating to environmental compliance and cleanup, based on current information, are not expected to be material. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, previously unknown environmental conditions or damages to natural resources are discovered or alleged, or if contributions from other responsible parties with respect to sites for which we have cleanup responsibilities are not available, we may be subject to additional liability, which may be material and could affect our liquidity and our operating results. Further, additional environmental matters for which we may be liable may arise in the future at our present sites where no problem is currently known, with respect to sites previously owned or operated by us, by related corporate entities or by our predecessors, or at sites that we may acquire in the future. In addition, overall production costs may become prohibitively expensive and prevent us from effectively competing in price sensitive markets if future capital expenditures and costs for environmental compliance or cleanup are significantly greater than current or projected expenditures and costs.

Acquisitions may present difficulties.

We have a history of making acquisitions and we expect to make acquisitions in the future. We are subject to numerous risks as a result of our acquisitions, including the following:

•	it may be challenging for us to manage our existing business as we integrate acquired operations;

•	we may not achieve the anticipated benefits from our acquisitions; and

•	management of acquisitions will require continued development of financial controls and information systems, which may prove to be expensive, time-consuming, and difficult to maintain.

Accordingly, our past or future acquisitions might not ultimately improve our competitive position and business prospects as anticipated.

International operations expose us to political, regulatory, currency and other related risks.

Grundartangi, in Iceland, was our first facility located outside of the United States. Following completion of the ongoing expansion at that facility, it will represent approximately 33% of our overall primary aluminum production capacity. We also intend to construct a greenfield aluminum smelter near Helguvik, Iceland and are exploring opportunities in other countries. The St. Ann bauxite operations related to the Gramercy plant are located in Jamaica. We are considering the development of greenfield upstream aluminum projects in several foreign countries, including the Republic of Congo and Jamaica. We may in the future consider other investments in other foreign countries. International operations expose us to risks, including unexpected changes in foreign laws and regulations, political and economic instability, challenges in managing foreign operations, increased cost to adapt our systems and practices to those used in foreign countries, export duties, tariffs and other trade barriers, and the burdens of complying with a wide variety of foreign laws. In addition, we may be exposed to fluctuations in currency exchange rates and, as a result, an increase in the value of foreign currencies relative to the U.S. dollar could increase our operating expenses which are denominated and payable in those currencies. For example, Nordural’s revenues are denominated in U.S. dollars, while its labor costs are denominated in Icelandic krona and a portion of its anode costs are denominated in euros. In addition, a majority of our costs in connection with the ongoing expansion of the Grundartangi facility are denominated in currencies other than the U.S. dollar. As we continue to expand the Grundartangi facility, construct the Helguvik facility and explore other opportunities, our currency risk with respect to the Icelandic krona and other foreign currencies will significantly increase.

Our historical financial information may not be comparable to our results for future periods.

Our historical financial information is not necessarily indicative of our future results of operations, financial position and cash flows. For example, certain of our historical financial data do not reflect the effects of:

•	our acquisition of Nordural prior to April 27, 2004;

•	the equity in the earnings of our joint ventures prior to October 1, 2004; and

•	the 130,000 mtpy expansion capacity of Grundartangi that was completed in the fourth quarter of 2006.

Our high level of indebtedness requires significant cash flow to meet our debt service requirements, which reduces cash available for other purposes, such as the payment of dividends, and limits our ability to pursue our growth strategy.

We are highly leveraged. We had an aggregate of approximately $773 million of outstanding indebtedness as of March 31, 2007. In addition, we could borrow additional amounts under our $100 million credit facility, and we expect to incur additional indebtedness to finance the Helguvik project. The level of our indebtedness could have important consequences, including:

•	limiting cash flow available for capital expenditures, acquisitions, dividends, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

•	increasing our vulnerability to adverse economic and industry conditions; and

•	limiting our flexibility in planning for, or reacting to, competitive and other changes in our business and the industry in which we operate.

We will be required to settle in cash up to the principal amount of our $175 million convertible notes (which are convertible by the holder at any time) upon conversion, which could increase our debt service obligations. In addition to our indebtedness, we have liabilities and other obligations which could reduce cash available for other purposes and could limit our ability to pursue our growth strategy. More information about our liquidity and debt service obligations is set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” on page S-37.

We are also exposed to risks of interest rate increases. We had approximately $341 million of debt with variable interest rates at March 31, 2007, of which, at March 31, 2007, approximately $332 million were borrowings under Nordural’s $365 million senior term loan facility. At April 30, 2007, Nordural had borrowings under its senior term loan facility of approximately $262 million. Nordural’s annual debt service requirements will vary, as amounts outstanding under its term loan facility bear interest at a variable rate.

Our ability to pay interest and to repay or refinance our indebtedness, including Nordural’s senior term loan facility, our senior unsecured notes and convertible notes, and to satisfy other commitments, including funding the ongoing Grundartangi expansion, will depend upon our future operating performance, which is subject to general economic, financial, competitive, legislative, regulatory, business and other factors, including market prices for primary aluminum, that are beyond our control. Accordingly, there is no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay debt service obligations or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. There can be no assurance that we would be able to accomplish those actions on satisfactory terms.

Restrictive covenants in our credit facility and the indenture governing our senior notes limit our ability to incur additional debt and pursue our growth strategy.

Our revolving credit facility and the indenture governing our senior unsecured notes each contain various covenants that restrict the way we conduct our business and limit our ability to incur debt, pay dividends and engage in transactions such as acquisitions and investments, which may impair our ability to pursue our growth strategy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations” on page S-39. Any failure to comply with those covenants may constitute a breach under the revolving credit facility or the indenture governing the notes, which may result in the acceleration of all or a substantial portion of our outstanding indebtedness and termination of commitments under our revolving credit facility. If our indebtedness is accelerated, we may be unable to repay the required amounts and our secured lenders could foreclose on any collateral securing our secured debt.

Substantially all of Nordural’s assets are pledged as security under its term loan facility. In addition, the shares of Nordural have been pledged to the lenders as collateral. If Nordural is unable to comply with the covenants in its term loan, the lenders would be able to cause all or part of the amounts outstanding under the loan facility to be immediately due and payable and foreclose on any collateral securing the loan facility. The term loan facility also contains restrictions on Nordural’s ability to pay dividends, including a requirement that Nordural make a repayment of principal in an amount equal to 50% of any dividend paid to shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” on page S-37.

Further metals industry consolidation could provide competitive advantages to our competitors.

The metals industry has experienced consolidation over the past several years and there may be more consolidation transactions in the future. Consolidation by our competitors may enhance their capacity and their access to resources, lower their cost structure and put us at a competitive disadvantage. Continued consolidation may limit our ability to implement our strategic objectives effectively. We cannot reliably predict the impact on us of further consolidation in the aluminum industry.

The Helguvik project is subject to certain conditions and risks. If we do not proceed with this project, we would have broad discretion in deciding how to use the proceeds from this offering which were allocated for the Helguvik project.

We are not obligated to use the proceeds to us from this offering for any particular purpose. Accordingly, we will have considerable discretion in the application of the net proceeds.

We intend to use the net proceeds from this offering primarily as part of the funding for the construction of a greenfield aluminum smelter near Helguvik, Iceland. This project is subject to various Icelandic regulatory and other approvals and conditions. Recently, there has been increasing opposition among some voters in Iceland to the construction of new aluminum smelters and the further development of heavy industry in general. In March 2007, a local referendum in another area of Iceland resulted in the disapproval of a smelter expansion project proposed by another primary aluminum producer for the municipality in which the referendum was held. There can be no assurance that we will receive the necessary approvals to proceed with construction of our Helguvik smelter, on a timely basis or at all. In addition, such approvals as we do receive may be subject to conditions that are unfavorable or make the project impracticable or less attractive from a financial standpoint. Even if we receive necessary approvals on terms that we determine are acceptable, the construction of this project is a complex undertaking. There can be no assurance that we will be able to complete the project within our projected budget and schedule. In addition, unforeseen technical difficulties could increase the cost of the project, delay the project or render the project not feasible. Any delay in the completion of the project or increased costs could have a material negative impact on our financial performance and future prospects. To successfully execute this project, we will also need to arrange additional financing and either enter into tolling arrangements or secure a supply of alumina.

If we do not use the proceeds from this offering to finance a portion of the Helguvik project, we would seek to direct such proceeds to a financially attractive alternative use; however, there is no assurance that we would be able to find financially attractive alternative investments. The net proceeds may be used for corporate purposes that ultimately do not improve our operating results or market value, and you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. See “Use of Proceeds” on page S-19.

If we are unable to procure a reliable source of power, the proposed Helguvik project would not be feasible.

Our proposed greenfield smelter near Helguvik, Iceland will require generation and transmission of geothermally-generated electricity to power the smelter. Our wholly-owned Iceland subsidiary, Nordural Helguvik sf, has entered into agreements with two providers of geothermal power in Iceland for a substantial portion of this power. These two power company agreements are subject to certain conditions, some of which are not expected to be satisfied until the second quarter of 2008. These conditions include approvals by the boards of directors of the power companies, as well as environmental agency approvals. Additionally, Nordural Helguvik is in the process of finalizing with Iceland’s transmission company an agreement to transmit the power to the new smelter. Conclusion of this power-transmission agreement will require consent of the municipalities affected by the transmission of the power. Generation of the electrical power contracted for the Helguvik smelter will require successful development of new geothermal energy sources within designated areas in Iceland. If there are construction delays or technical difficulties in developing these new geothermal fields, power may be delayed or may not be available. Factors which could delay or impede the generation and delivery of electric power are substantially beyond our ability to control, influence or predict.

Reductions in the duty on primary aluminum imports into the European Union decrease our revenues at Grundartangi.

Grundartangi’s tolling revenues include a premium based on the EU import duty for primary aluminum. In May 2007, the EU members reduced the import duty for primary aluminum from six percent to three percent and agreed to review the new duty after three years. This decrease in the EU import duty for primary aluminum negatively impacts Grundartangi’s revenues and further decreases would also have a negative impact on Grundartangi’s revenues.

Risks Associated with Our Common Stock and this Offering

We depend upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon the receipt of dividends from our subsidiaries. Nordural’s senior term loan facility places significant limitations on Nordural’s ability to pay dividends. Subject to the restrictions contained in our revolving credit facility and the indentures governing our senior and convertible notes, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by those subsidiaries. In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay as dividends on their capital stock.

The price of our common stock has fluctuated significantly.

The market price of our common stock has experienced significant volatility from time to time, and this volatility may continue in the future. From January 1, 2006, through June 7, 2007, the intra-day sales price of our common stock on NASDAQ ranged from $26.14 to $58.60 per share. In addition, the securities markets have experienced significant price and volume fluctuations. The market price for our common stock may be affected by a number of factors, including actual or anticipated variations in our quarterly results of operations, expectations about the future price of aluminum, changes in earnings estimates or recommendations by securities analysts, changes in research coverage by securities analysts, any announcement by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments, developments in the aluminum industry, including with respect to our major competitors, and sales of substantial numbers of shares by current holders of our common stock in the public market. In addition, general economic, political and market conditions and other factors unrelated to our operating performance may cause the market price of our common stock to be volatile.

Provisions in our charter documents and state law may make it difficult for others to obtain control of Century Aluminum, even though some stockholders may consider them to be beneficial.

Certain provisions of our restated certificate of incorporation and amended and restated bylaws, as well as provisions of the Delaware General Corporation Law, may have the effect of delaying, deferring or preventing a change in control of Century, including transactions in which our stockholders might otherwise have received a substantial premium for their shares over then-current market prices. For example, these provisions:

•	give authority to our board of directors to issue preferred stock and to determine the price, rights, preferences, privileges and restrictions of the shares of preferred stock without any stockholder vote;

•	provide, under our charter documents, for a board of directors consisting of three classes, each of which serves for a different three-year term;

•	require stockholders to give advance notice prior to submitting proposals for consideration at stockholders’ meetings or to nominate persons for election as directors; and

•	restrict, under our charter documents, certain business combinations between us and any person who beneficially owns 10% or more of our outstanding voting stock.

In addition, several of our officers have entered into employment and severance compensation agreements that provide for cash payments, immediate vesting of stock options and performance shares and acceleration of other benefits under certain circumstances, including a change in control of Century. Our 1996 Stock Incentive Plan, as amended, also provides for acceleration of the ability to exercise stock options and the vesting of performance shares upon a change in control, and our Non-Employee Directors’ Stock Option Plan provides for acceleration of an option holder’s ability to exercise stock options upon a change in control.

Investors in this offering will experience immediate and substantial dilution.

The market price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after the completion of this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $38.92 in net tangible book value per share from the price you paid. In the past, we have issued options to acquire common stock at prices significantly below the public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors.

Possible future sales of our shares by Glencore could adversely affect the market for our stock.

According to its filings with the SEC, Glencore holds approximately 28.6% of our common stock and we understand Glencore has subscribed to approximately that percentage of the shares of our common stock offered by this prospectus supplement (including shares subject to the underwriters’ over-allotment option). Although Glencore has entered into a lockup agreement with the underwriters, as described under “Underwriters” on page S-73, once the lockup period of 90 days has expired, Glencore may sell its shares of our common stock in compliance with applicable laws. Although we can make no prediction as to the effect, if any, that such sales would have on the market price of our common stock, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering and may invest or spend the net proceeds of this offering in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds we receive from this offering. Management’s failure to apply these funds effectively could impair our ability to execute our business plan and the value of your investment. In addition, our stock price may fall if the investment community does not view our use of the proceeds from this offering favorably.

This list of significant risk factors is not necessarily in order of importance.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. We have based these forward-looking statements on current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” “estimates,” “intends,” “should,” “could,” “would,” “will,” “scheduled,” “potential” and similar words. These forward-looking statements are subject to risks, uncertainties and assumptions including, among other things, those outlined in our SEC filings incorporated by reference and those outlined in this document under the captions “Risk Factors” on page S-9 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-25, as well as the following:

•	The cyclical nature of the aluminum industry causes variability in our earnings and cash flows;

•	The loss of a customer to whom we deliver molten aluminum would increase our production costs and potentially our sales and marketing costs;

•	Glencore owns a large percentage of our common stock and has the ability to influence matters requiring shareholder approval;

•	We enter into forward sales and hedging contracts with Glencore that help us manage our exposure to fluctuating aluminum prices. Because Glencore is our sole metal hedge counterparty, a material change in our relationship with Glencore could affect how we hedge our exposure to metal price risk;

•	We could suffer losses due to a temporary or prolonged interruption of the supply of electrical power to one or more of our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events;

•	Due to volatile prices for alumina and electricity, the principal cost components of primary aluminum production, our production costs could be materially impacted if we experience changes to or disruptions in our current alumina or power supply arrangements, production costs at our alumina refining operation increase significantly, or if we are unable to obtain economic replacement contracts for our alumina supply or power as those contracts expire;

•	By expanding our geographic presence and diversifying our operations through the acquisition of bauxite mining, alumina refining and additional aluminum reduction assets, we are exposed to new risks and uncertainties that could adversely affect the overall profitability of our business;

•	Changes in the relative cost of certain raw materials and energy compared to the price of primary aluminum could affect our margins;

•	Most of our employees are unionized and any labor dispute could materially impair our ability to conduct our production operations at our unionized facilities;

•	We are subject to a variety of existing environmental laws that could result in unanticipated costs or liabilities and our planned environmental spending over the next three years may be inadequate to meet our requirements;

•	We may not realize the expected benefits of our growth strategy if we are unable to successfully integrate the businesses we acquire;

•	We cannot guarantee that our subsidiary Nordural will be able to complete its planned expansion of the Grundartangi facility from 220,000 mtpy to 260,000 mtpy in the time forecast or without cost overruns; and

•	Our high level of indebtedness reduces cash available for other purposes and limits our ability to incur additional debt and pursue our growth strategy.

We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date of this prospectus supplement. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risks described herein under the headings “Risk Factors” on page S-9 and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” on page S-25 and in our other SEC filings should be considered when reading any forward-looking statements in this document.

MARKET AND INDUSTRY DATA

We obtained the market data included or incorporated by reference in this prospectus supplement and accompanying prospectus from our own research and from surveys or studies conducted by third parties and cited in industry or general publications, including studies prepared by CRU International Inc., an internationally recognized research firm which collects and analyzes data about the aluminum industry. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

USE OF PROCEEDS

We expect to receive approximately $360.1 million in net proceeds (after underwriting discounts and commissions of approximately $18.7 and offering expenses of approximately $1,875,000 from this offering), or approximately $416.3 million if the underwriters exercise their over-allotment option in full.

We intend to use the net proceeds from the sale of our common stock under this prospectus supplement primarily as partial funding for the construction of a greenfield aluminum smelter near Helguvik, Iceland. Successful completion of the Helguvik project is subject to various risks described herein under “Risk Factors” on page S-9. Proceeds not used for the Helguvik project may also be used for general corporate purposes, including other capital expenditures. From time to time, we evaluate the possibility of acquiring businesses and additional production facilities, and we may use a portion of the proceeds as consideration for such acquisitions. Until we use the net proceeds for these purposes, we expect to use them primarily to reduce debt or invest them in interest-bearing securities, in particular, we intend to repay all or a substantial portion of our Nordural subsidiary’s term loan, subject to obtaining reasonable assurance that we will be able to secure borrowing capacity for the Helguvik project.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market, under the symbol “CENX.” The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported by the Nasdaq Global Select Market.

	2007		2006		2005
Year	High Sales Price	Low Sales Price	High Sales Price	Low Sales Price	High Sales Price	Low Sales Price

First quarter	$49.83	$38.65	$44.50	$26.14	$34.70	$23.69
Second quarter (through June 7, 2007)	$58.60	$46.35	$56.57	$31.28	$32.18	$20.16
Third quarter	—	—	$39.16	$29.60	$27.60	$20.00
Fourth quarter	—	—	$47.34	$30.31	$26.79	$17.82

The closing price of our common stock on June 7, 2007 was $53.07. As of May 31, 2007, we had 32,611,320 shares of our common stock issued and outstanding and approximately 520,000 shares reserved for issuance upon the exercise of options and vesting of restricted stock awards.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses (utilizing the public offering price of $52.50 per share and assuming the underwriters’ option to purchase an additional 1,087,500 shares of our common stock is not exercised).

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	As Adjusted(1)
	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$168,124	$196,723

Short-term debt:
1.75% convertible senior notes	175,000	175,000
Industrial revenue bonds	7,815	7,815
Current portion of long-term debt	14,611	611
Long-term debt:
7.5% senior unsecured notes	250,000	250,000
Nordural’s senior term loan	317,500	—
Other Nordural long-term debt	7,676	7,676

Total Debt	772,602	441,102

Shareholders’ equity:
Common stock	326	399
Additional paid-in capital	437,375	797,402
Accumulated other comprehensive loss	(136,715)	(136,715)
Accumulated deficit	(79,964)	(82,174)

Total shareholders’ equity	221,022	578,912

Total capitalization	$993,624	$1,020,014

(1)	Does not reflect repayment of $70 million of Nordural debt in April 2007 from available cash.

DIVIDEND POLICY

We did not declare dividends in 2006, 2005 or 2004 on our common stock, nor have we declared any dividends in 2007. We do not anticipate paying cash dividends in the foreseeable future.

Our revolving credit facility and the indenture governing our senior notes contain restrictions which limit our ability to pay dividends. Nordural’s term loan facility contains restrictions on Nordural’s ability to pay dividends.

DILUTION

Our net tangible book value as of March 31, 2007 was approximately $68 million, or $2.09 per share. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding as of March 31, 2007.

After giving effect to the sale of 7,250,000 shares of common stock offered by us in this offering based on a per share offering price of $52.50, and deducting the estimated underwriting discount and commissions on shares sold by us and other estimated expenses related to the offering, our net tangible book value would have been approximately $10.75 per share. This amount represents an immediate increase in net tangible book value of $8.66 per share to the existing stockholders and an immediate dilution of $38.92 per share to new investors.

Public offering price per share	$52.50
Net tangible book value per share as of March 31, 2007	$2.09
Increase per share attributable to this offering	$8.66
Net tangible book value per share after this offering	$10.75
Dilution in net tangible book value per share to new investors	$38.92

If the underwriters exercise their over-allotment option in full, our net tangible book value as of March 31, 2007 would have been $11.79 per share, representing an immediate increase to existing stockholders of $9.70 per share and an immediate dilution of $37.91 per share to new investors.

The above information does not reflect approximately 520,000 shares reserved for issuance, as of March 31, 2007, upon the exercise of outstanding stock options and vesting of restricted stock awards.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial data at or for the five years ended December 31, 2006 are derived from the audited consolidated financial statements of Century Aluminum Company. The financial data at or for the three months ended March 31, 2007 and 2006 is derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments, which are of a normal and recurring nature, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

In the second quarter of 2005, we changed our method of inventory costing from the last-in-first-out, or LIFO, method to the first-in-first-out, or FIFO method. The operating results for the years ended December 31, 2004, 2003 and 2002 shown below reflect our results of operations using the FIFO method of costing inventory. Additional information about this change in accounting principle is available in our consolidated financial statements for the year ended December 31, 2005 incorporated by reference herein.

Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

Our results for these quarterly periods for the three months ended March 31, 2006 and 2007 and prior year-end periods are not fully comparable to our results of operations for fiscal year 2006 and may not be indicative of our future financial position or results of operations.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006(1)	2006(2)	2005(3)	2004(4)	2003(5)	2002
	(Unaudited)		(In thousands, except per share and per pound data)

Net sales	$447,657	$346,946	$1,558,566	$1,132,362	$1,060,747	$782,479	$711,338
Gross profit	110,652	76,468	348,522	161,677	185,287	43,370	20,360
Operating income	97,685	64,349	309,159	126,904	160,371	22,537	4,577
Income (loss) before cumulative effect of change in accounting principle	(64,249)	(141,571)	(40,955)	(116,255)	33,482	3,922	(18,443)
Net income (loss)	64,249	(141,571)	(40,955)	(116,255)	33,482	(1,956)	(18,443)
Earnings (loss) per share:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$1.98	$(4.39)	$(1.26)	$(3.62)	$1.14	$0.09	$(0.99)
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.28)	—

Net income (loss) per share	$1.98	$(4.39)	$(1.26)	$(3.62)	$1.14	$(0.19)	$(0.99)

Diluted:
Income (loss) before cumulative effect of change in accounting principle	$1.87	$(4.39)	$(1.26)	$(3.62)	$1.14	$0.09	$(0.99)
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.28)	—

Net income (loss) per share	$1.87	$(4.39)	$(1.26)	$(3.62)	$1.14	$(0.19)	$(0.99)

Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.15
Total assets	$2,247,946	$1,883,066	$2,185,234	$1,677,431	$1,332,553	$804,242	$763,751
Total debt(6)	772,602	727,789	772,251	671,901	524,108	344,125	329,667
Long-term debt(7)	575,176	528,887	559,331	488,505	330,711	336,310	321,852
Other information:
Shipments — Primary aluminum:
Direct shipment pounds (000)	290,057	291,843	1,152,617	1,153,731	1,179,824	1,126,542	1,049,295
Toll shipment pounds (000)(8)	116,968	54,177	346,390	203,967	138,248	—	—
Average LME per pound	$1.269	$1.098	$1.166	$0.861	$0.778	$0.649	$0.612
Average Midwest premium per pound	$0.032	$0.055	$0.055	$0.056	$0.068	$0.037	$0.041
Average realized price per pound:
Direct shipments	$1.15	$1.03	$1.09	$0.86	$0.83	$0.69	$0.68
Toll shipments	$0.98	$0.83	$0.88	$0.67	$0.62	—	—

(1)	Income (loss) before cumulative effect of change in accounting principle and Net income (loss) include an after-tax charge of $183.5 million, or $5.54 per diluted share, for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting.

(2)	Income (loss) before cumulative effect of change in accounting principle and Net income (loss) include an after-tax charge of $241.7 million, or $7.19 per diluted share, for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting and by a gain on the sale of surplus land.

(3)	Income (loss) before cumulative effect of change in accounting principle and Net income (loss) include an after-tax charge of $198.2 million, or $6.15 per diluted share, for mark-to-market losses on forward contracts that do not qualify for cash flow hedge accounting.

(4)	Income (loss) before cumulative effect of change in accounting principle and Net income (loss) include an after-tax charge of $30.4 million, or $1.06 per diluted share, for a loss on early extinguishment of debt. See Note 5 in the Audited Consolidated Financial Statements included herein.

(5)	We adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. As a result, we recorded a one-time, non-cash charge of $5,878, for the cumulative effect of a change in accounting principle.

(6)	Total debt includes all long-term debt obligations and any debt classified as short-term obligations, including the current portion of long-term debt, the industrial revenue bonds (“IRBs”) and the 1.75% convertible senior notes, excluding any outstanding preferred stock. Total debt does not reflect repayment of $70 million of Nordural debt in April 2007 from available cash.

(7)	Long-term debt includes all payment obligations under long-term borrowing arrangements, excluding the current portion of long-term debt. Total debt does not reflect repayment of $70 million of Nordural debt in April 2007 from available cash.

(8)	Grundartangi completed a 130,000 mtpy capacity expansion in the fourth quarter of 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion reflects our historical results of operations, certain portions of which do not include results from:

•	our ownership of Grundartangi until acquired in late April 2004;

•	our ownership interest in the Gramercy assets until acquired in October 2004; and

•	the 130,000 mtpy expansion capacity of Grundartangi that was completed in the fourth quarter of 2006.

Accordingly, the results for fiscal years 2004 and 2005 are not fully comparable to the results of operations for fiscal year 2006. Our historical results are not indicative of our current business. You should read the following discussion in conjunction with our consolidated financial statements, related notes, and other financial information incorporated by reference herein.

Overview

We are a global producer of primary aluminum and the third largest primary aluminum producer in North America. The aluminum industry is cyclical and the price of primary aluminum (which trades as a commodity) is determined primarily by global supply and demand. Through our ownership of Ravenswood, Hawesville and Grundartangi, and our ownership interest in Mt. Holly, we have an annual production capacity of approximately 745,000 mtpy of primary aluminum. We expect our production capacity to increase to 785,000 mtpy by the fourth quarter of 2007 as a result of the ongoing expansion at Grundartangi. The key determinants of our results of operations and cash flow from operations are as follows:

•	Our selling price is based on the LME and U.S. Midwest prices of primary aluminum and fixed price sales contracts.

•	Our facilities operate at or near capacity, and fluctuations in volume, other than through expansions and acquisitions, generally are small.

•	The principal components of cost of goods sold are alumina, electrical power and labor, which in aggregate were in excess of 70% of the 2006 cost of goods sold. Many of these costs are covered by long-term contracts, as described below.

Shipment volumes, average realized price and cost of goods sold per pound shipped are our key performance indicators. Revenue can vary significantly from period to period due to fluctuations in the LME and Midwest price of primary aluminum. Any adverse changes in the conditions that affect shipment volumes or the market price of primary aluminum could have a material adverse effect on our results of operations and cash flows. Revenue is also impacted by our hedging activities. Fluctuations in working capital are influenced by shipments, the LME and Midwest price of primary aluminum and by the timing of cash receipts and disbursements from major customers and suppliers.

Alumina and power are our two major costs of goods sold. Fluctuations in the cost of alumina in our U.S. facilities are expected as the pricing in these contracts is variable and, except for the Gramercy alumina contract, is based on LME prices. Power contracts for our U.S. facilities primarily provide for fixed priced power through 2009, subject to adjustments for fuel costs in Mt. Holly and possible adjustments in tariff rates in Ravenswood. Approximately 27% of Hawesville’s power requirements (126 MW) are unpriced beginning in 2008 through 2010. We have negotiated short-term contracts to cover this requirement through 2007 at approximately market prices prevailing at the time we entered into such contracts. We are currently reviewing our options for pricing the unpriced power in 2008 through 2010. We are working with Big Rivers Electric Corporation and Kenergy Corporation on a proposal that would restructure and extend Hawesville’s existing power supply contract through 2023. We expect power rates for the unpriced power to be significantly higher than the rates paid under our current long-term power contracts. Effective July 28, 2006, the Public Service Commission for the State of West Virginia approved an experimental rate design in conjunction with an increase in the applicable tariff rates. Under the experimental rate, Ravenswood may be excused from or may defer the payment of the increase in the tariff rate if aluminum prices as quoted on the LME fall below pre-determined levels. Power contract pricing for Grundartangi is variable and based on LME prices.

In 2006, we entered into LME-based, long-term alumina contracts for the supply of alumina to Ravenswood and Mt. Holly beginning in January 2007 and expiring at the end of 2009 and 2013, respectively. These contracts were negotiated during a period of tight supply in the alumina market and as a result, the LME pricing in our new alumina contracts is higher than under the contracts they replaced. Labor agreements with the USWA at our Hawesville and Ravenswood facilities were ratified in 2006 and will expire in 2010 and 2009, respectively.

Recent Developments

Proposed Helguvik Smelter

We intend to use the net proceeds from the sale of our common stock in this offering primarily as partial funding for the construction of a greenfield aluminum smelter near Helguvik, Iceland. We will also need to arrange additional third-party debt for this project, in addition to using current cash flows. This smelter would be located approximately 30 miles from the city of Reykjavik and would be operated through our Nordural subsidiary. The site is adjacent to a longstanding U.S. Department of Defense base, which was recently closed, causing the loss of 700 direct jobs and over 1,000 additional related jobs. This site provides a flat location and existing harbor, as well as proximity to the capital and other industry. To date, we have signed a harbor agreement, site agreement and an agreement to grant, as required, the necessary construction licenses and permits and terms regarding principles of taxation, with the Reykjanesbaer Municipal Council, the Gardur Municipal Council and the Reykjanes Harbour Board. In addition, we have signed contracts to purchase electrical energy from both of the major Icelandic geothermal power producers. The contracts are subject to the satisfaction of certain conditions, approvals by the boards of directors of the power companies, environmental agency approval and the construction of the new facility. The first phase of construction is currently being planned based on the anticipated availability of up to 250 MW of power in 2010, corresponding to a production capacity of about 150,000 mtpy. An additional 185 MW is expected to become available by 2015 which would allow us to increase the Helguvik project’s capacity to approximately 250,000 mtpy. Successful completion of the Helguvik project is subject to risks as described under “Risk Factors” on page S-9 above. Proceeds not used for the Helguvik project may also be used for general corporate purposes, including capital expenditures. See “Use of Proceeds” on page S-19.

Grundartangi Expansion Schedule Accelerated

In April 2006, we announced an acceleration in the further expansion of our Grundartangi facility from 220,000 mtpy to 260,000 mtpy. The construction of the expansion is expected to be completed in the fourth quarter of 2007. We had previously announced that OR had agreed to deliver the power for the additional expansion by late 2008. Landsvirkjun, Iceland’s national power company, has agreed to deliver power for the additional capacity on an interim basis as available until power is available from OR in late 2008. If Landsvirkjun is not able to deliver power on a short-term basis, we will need to enter into alternative arrangements for provision of power. On April 30, 2007, Grundartangi and Glencore entered into a toll conversion agreement for the additional 40,000 mtpy of expansion capacity which commences when the expansion capacity is operational.

Republic of the Congo Aluminum Venture Memorandum of Understanding Signed

In February 2007, we signed an MOU with the Republic of Congo (“ROC”) in West Africa in connection with the exclusive right granted to us to develop an integrated aluminum business in the ROC consisting of an aluminum smelter, an alumina refinery and a bauxite mine. The project contemplated by the MOU is in the early stages of feasibility study and review and is subject to the results of that study and review, the negotiation of definitive contracts, and the satisfaction of various conditions.

The ROC port area of Pointe-Noire has been identified as a potential site for the aluminum smelter and alumina refinery. The location of the bauxite mine is dependent upon a future assessment and mapping of the ROC bauxite reserves. The project contemplated by the MOU is based on the Government of ROC assisting us to secure the provision of a minimum annual commitment of 500 MW of gas-generated electrical energy to the facility.

Joint Venture with Minmetals Aluminum Co. Ltd.

In April 2006, we entered into a joint venture agreement with Minmetals Aluminum Co. Ltd. to explore the potential of developing a bauxite mine and associated 1.5 million mtpy alumina refining facility in Jamaica.

The first stage of the project, a pre-feasibility stage, will assess the quality and quantity of bauxite reserves. This stage is expected to take up to 18 months. If this stage is successful, a full feasibility study would follow. The parties estimate that the mine and alumina refinery could be operational within three years following the successful completion of the full feasibility study.

Key Long-Term Contracts

Primary Aluminum Sales Contracts

We routinely enter into market priced contracts for the sale of primary aluminum. A summary of Century’s long-term primary aluminum sales contracts is provided below.

Contract	Customer	Volume	Term	Pricing

Alcan Metal Agreement	Alcan	276 to 324 million pounds per year	Through July 31, 2007	Variable, based on U.S. Midwest market
Glencore Metal Agreement I(1)	Glencore	50,000 mtpy	Through December 31, 2009	Variable, LME-based
Glencore Metal Agreement II(2)	Glencore	20,400 mtpy	Through December 31, 2013	Variable, based on U.S. Midwest market
Southwire Metal Agreement	Southwire	240 million pounds per year (high purity molten aluminum) 60 million pounds per year (standard-grade molten aluminum) 48 million pounds per year (standard-grade molten aluminum)	Through March 31, 2011(3) Through December 31, 2010(3) Through December 31, 2007	Variable, based on U.S. Midwest market Variable, based on U.S. Midwest market Variable, based on U.S. Midwest market

(1)	We account for the Glencore Metal Agreement I as a derivative instrument under SFAS No. 133. We have not designated the Glencore Metal Agreement I as “normal” because it replaced and substituted for a significant portion of a sales contract which did not qualify for this designation. Because the Glencore Metal Agreement I is variably priced, we do not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

(2)	We account for the Glencore Metal Agreement II as a derivative instrument under SFAS No. 133. Under the Glencore Metal Agreement II, pricing is based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

(3)	The Southwire Metal Agreement will automatically renew for additional five-year terms, unless either party provides 12 months’ notice that it has elected not to renew.

Tolling Contracts

Contract	Customer	Volume	Term	Pricing

Billiton Tolling Agreement(1)(4)	BHP Billiton	130,000 mtpy	Through December 2013	LME-based
Glencore Tolling Agreement(2)(3)(4)	Glencore	90,000 mtpy	Through July 2016	LME-based
Glencore Tolling Agreement(4)	Glencore	40,000 mtpy	Through December 2014	LME-based

(1)	In September 2005, Nordural and BHP Billiton amended the Billiton Tolling Agreement to increase the tolling arrangement from 90,000 mtpy to 130,000 mtpy of the annual production capacity at Grundartangi effective upon the completion of the expansion to 220,000 mtpy.

(2)	Nordural entered into a 10-year LME-based alumina tolling agreement with Glencore for 90,000 mtpy of the expansion capacity at Grundartangi. Deliveries under this agreement started in July 2006.

(3)	In December 2005, Glencore assigned 50% of its tolling rights under this agreement for the period 2007 to 2010. Nordural consented to the assignment.

(4)	Grundartangi’s tolling revenues include a premium based on the EU import duty for primary aluminum. In May 2007, the EU members reduced the import duty for primary aluminum from six percent to three percent and agreed to review the new duty after three years. Decreases in the EU import duty have a negative impact on Grundartangi’s revenues.

Key Long-Term Supply Agreements

Alumina Supply Agreements

A summary of our alumina supply agreements is provided below. Nordural toll converts alumina provided by BHP Billiton, Hydro and Glencore.

Facility	Supplier	Term	Pricing

Mt. Holly	Glencore	Through January 31, 2008 (46% of requirements)	Variable, LME-based
Mt. Holly(1)	Trafigura	January 1, 2007 through December 31, 2013	Variable, LME-based
Hawesville	Gramercy Alumina	Through December 31, 2010	Variable, Cost-based
Ravenswood	Glencore	January 1, 2007 through December 31, 2009	Variable, LME-based

(1)	The alumina supply contract with Trafigura will provide Century with 125,000 mtpy in 2007 and 220,000 mtpy in 2008 through 2013.

Electrical Power Supply Agreements

We use significant amounts of electricity in the aluminum production process. A summary of these power supply agreements is provided below.

Facility	Supplier	Term	Pricing

Ravenswood(1)(2)	Appalachian Power Company	Through June 30, 2009	Based on published tariff, with provisions for a reduction in pricing based on the LME price for primary aluminum
Mt. Holly	South Carolina Public Service Authority	Through December 31, 2015	Fixed price, with fuel cost adjustment clause through 2010; subject to a new fixed price schedule after 2010
Hawesville	Kenergy	Through December 31, 2010	Fixed price through 2010 (approximately 73% of Hawesville’s requirement)
Grundartangi(3)	Landsvirkjun	Through 2019	Variable rate based on the LME price for primary aluminum
Grundartangi(4)	Hitaveita Sudurnesja	Through 2026-2028	Variable rate based on the LME price for primary aluminum
Grundartangi(4)	Orkuveita Reykjavikur	Through 2026-2028	Variable rate based on the LME price for primary aluminum

(1)	Appalachian Power supplies all of Ravenswood’s power requirements. After December 31, 2007, Ravenswood may terminate the agreement by providing 12 months notice of termination. Effective July 28, 2006, the Public Service Commission of the State of West Virginia approved an experimental rate design in connection with an increase in the applicable tariff rates. Under the experimental rate, Ravenswood may be excused from or may defer the payment of the increase in the tariff rate if aluminum prices as quoted on the LME fall below pre-determined levels.

(2)	This contract contains LME-based pricing provisions that are considered an embedded derivative. The embedded derivative does not qualify for cash flow hedge treatment and is marked to market quarterly. Gains and losses on the embedded derivative are included in the Net gain (loss) on forward contracts in the Consolidated Statement of Operations.

(3)	In April 2006, we announced an expansion of the Grundartangi facility from 220,000 mtpy to 260,000 mtpy which is expected to be completed in the fourth quarter of 2007. OR has agreed to deliver the power for the additional expansion capacity by late 2008. Landsvirkjun has agreed to deliver power for the additional capacity on an interim basis as available until power is available from OR in late 2008.

(4)	The power agreement for the power requirements for the expansion to 220,000 mtpy is through 2026. The term of the power agreement for the expansion to 260,000 mtpy is until 2028.

Labor Agreements

Our labor costs at Ravenswood and Hawesville are subject to the terms of labor contracts which generally have provisions for annual fixed increases in hourly wages and benefits adjustments. The five labor unions represented at Grundartangi operate under a labor contract that establishes wages and work rules for covered employees. The employees at Mt. Holly are employed by Alcoa and are not unionized. A summary of key labor agreements is provided below.

Facility	Organization	Term

Hawesville	USWA	Through March 31, 2010
Ravenswood	USWA	Through May 31, 2009
Grundartangi	Icelandic labor unions	Through December 31, 2009
Gramercy	USWA	Through September 30, 2010
St. Ann	Jamaican labor unions	Through April 30, 2007(1)

(1)	St. Ann has two labor unions, the University and Allied Workers Union (the “UAWU”) and the Union of Technical and Supervisory Personnel (the “UTASP”). The UAWU labor agreement expired on April 30, 2007. On February 14, 2006, the UTASP agreed to a labor contract that will expre on December 31, 2007. Consistent with Jamaican labor union practice, we expect that negotiations for labor contracts to replace these contracts will commence following expiration of these contracts.

Application of Critical Accounting Policies

Our significant accounting policies are discussed in Note 1 of the Audited Consolidated Financial Statements. The preparation of the financial statements requires that management make subjective estimates, assumptions and judgments in applying these accounting policies. Those judgments are normally based on knowledge and experience about past and current events and on assumptions about future events. Critical accounting estimates require management to make assumptions about matters that are highly uncertain at the time of the estimate and a change in these estimates may have a material impact on the presentation of our financial position or results of operations. Significant judgments and estimates made by our management include expenses and liabilities related to pensions and other postemployment benefits and forward delivery contracts and financial instruments.

Pension and Other Postemployment Benefit Liabilities

We sponsor various pension plans and also participate in a union sponsored multi-employer pension plan for the collective bargaining unit employees at Hawesville. The liabilities and annual income or expense of our pension and other postemployment benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return.

In developing our expected long-term rate of return assumption for pension fund assets, we evaluated input from our actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Projected returns are based on historical returns of broad equity and bond indices. We also considered our historical 10-year compound returns. We anticipate that our pension investments will generate long-term rates of return of 9.0%. Our expected long-term rate of return is based on an assumed asset allocation of 65% equity funds and 35% fixed-income funds.

Discount Rate Selection

It is our policy to select a discount rate for purposes of measuring obligations under the pension and retiree medical plans by matching cash flows separately for each plan to yields on zero coupon bonds. We use the Citigroup Pension Liability Index for determining these yields.

The Citigroup Pension Liability Index was specifically developed to meet the criteria set forth in paragraph 186 of Statement of Financial Accounting Standards (“SFAS”) No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” The published information at the end of each calendar month includes spot rate yields (zero coupon bond yield estimates) in half year increments for use in tailoring a discount rate to a particular plan’s projected benefit cash flows. The Citigroup Pension Liability Index rate represents the discount rate developed from these spot rate yields, based on the pattern and duration of the benefit payments of a typical, large, somewhat mature pension plan.

The individual characteristics of each plan, including projected cash flow patterns and payment durations, have been taken into account, since discount rates are determined on a plan-by-plan basis. We will generally select a discount rate rounded to the nearest 0.25%, unless specific circumstances provide for a more appropriate non-rounded rate to be used. We believe the projected cash flows used to determine the Citigroup Pension Liability Index rate provide a good approximation of the timing and amounts of our defined benefits payments under our plans and no adjustment to the Citigroup Pension Liability Index rate has been made.

Therefore, as of December 31, 2006, Century selected a discount rate of 5.75% for all of the pension and post-employment benefit plans and 5.25% for our workers’ compensation plans.

Although the duration of the Supplemental Executive Retirement Benefits Plan (“SERB”) is slightly shorter than our other pension plans, Century will also use a 5.75% discount rate for this plan, because we do not believe that the difference in duration is significant, and because the obligations of the SERB are small in comparison to the other plans, we believe that the disclosure of a single rate that was used for the majority of the obligations will enhance the reader’s understanding of the employee benefit footnote, rather than a weighted average rate that may complicate any determinations the reader may have.

Lowering the expected long-term rate of return by 0.5% (from 9.0% to 8.5%) would have increased our pension expense for the year ended December 31, 2006 by approximately $0.3 million. Lowering the discount rate assumptions by 0.5% would have increased our pension expense for the year ended December 31, 2006 by approximately $0.4 million.

Century provides postemployment benefit plans that provide health care and life insurance benefits for substantially all retired employees of our U.S. based operations. SFAS No. 106 requires the accrual of the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. We fund these benefits as the retirees submit claims.

Measurement of our postretirement benefit obligations requires the use of several assumptions about factors that will affect the amount and timing of future benefit payments. The assumed health care cost trend rates are the most critical assumptions for measurement of the postretirement benefits obligation. Changes in the health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations.

Century assumes medical inflation is initially 10%, declining to 5% over six years and thereafter. A one-percentage-point change in the assumed health care cost trend rates would have the following effects in 2007:

	One Percentage Point	One Percentage Point
	Increase	Decrease

	(In thousands)

Effect on total service and interest cost components	$3,786	$(2,808)
Effect on accumulated post-retirement benefit obligation	$38,024	$(30,417)

Forward Delivery Contracts and Financial Instruments

Estimating the fair value of certain of our forward financial and physical delivery contracts requires us to make assumptions about future market prices of primary aluminum and the U.S. Midwest premium. We routinely enter into market priced physical and fixed-priced financial contracts for the sale of primary aluminum and the purchase of raw materials in future periods. We apply the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended,” in accounting for these types of contracts. We have fixed price financial contracts for the sale of primary aluminum with settlement dates through 2015, but the LME futures quotes run through 2012. Determining the fair value of these forward contracts requires us to make certain assumptions about future market prices of primary aluminum beyond the quoted future market prices in 2012. In addition, our Glencore Metal Agreement II forward physical sales contract is accounted for as a derivative and contains pricing provisions based on the U.S. Midwest market price of primary aluminum. Because there is no quoted futures market price for the U.S. Midwest premium component of the market price for primary aluminum, it is necessary for us to estimate the U.S. Midwest premium for future periods. For those physical delivery contracts which management believes are probable of future delivery, such contracts are classified as normal purchases and normal sales and are not accounted for as derivatives.

The aluminum-based financial and physical delivery contracts that are derivatives and do not qualify for the normal purchases and normal sales exception, as provided for in current accounting standards, are marked-to-market using the LME spot and forward market for primary aluminum. For derivative contracts extending beyond the quoted LME market periods, we estimate the forward LME market price beyond the quoted periods based upon market price trends in the final months of the quoted LME market. We estimate the U.S. Midwest premium by using third party expectations for future U.S. Midwest premiums, when available. Third-party estimates rarely extend beyond 24 months. For periods beyond the third-party information, we estimate the U.S. Midwest premium by using its 10-year rolling average. Fluctuations in the LME price of primary aluminum and U.S. Midwest premium have a significant impact on gains and losses included in our financial statements from period to period. Unrealized gains and losses are either included in Other comprehensive income (loss) (for cash flow hedges) or Net gain (loss) on forward contracts (for derivative instruments), depending on criteria as provided for in the accounting standards.

The forward natural gas purchase contracts are marked-to-market using the NYMEX spot and forward market for natural gas. Fluctuations in the NYMEX price of natural gas can have an impact on Other comprehensive income in our financial statements from period to period. We have designated these forward contracts as cash flow hedges for forecasted natural gas transactions in accordance with the provisions of SFAS No. 133 (as amended). We assess the effectiveness of these cash flow hedges quarterly. The effective portion of the gains and losses are recorded in Other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

The principal contracts affected by these standards and the resulting effects on the financial statements are described in Note 13 to the Audited Consolidated Financial Statements included herein.

Results of Operations

The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our Statements of Operations. The following table includes the results from Nordural since our acquisition of it in April 2004 and the results from our interest in the Gramercy assets since its acquisition in October 2004.

	Percentage of Net Sales
	Three Months
	Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	(75.3)	(78.0)	(77.6)	(85.7)	(82.5)

Gross profit	24.7	22.0	22.4	14.3	17.5
Selling, general and administrative expenses	(2.9)	(3.5)	(2.5)	(3.1)	(2.4)

Operating income	21.8	18.5	19.9	11.2	15.1
Interest expense	(2.4)	(2.0)	(2.4)	(2.3)	(3.8)
Interest income	0.4	0.1	0.1	0.1	0.1
Loss on early extinguishment of debt	—	—	—	(0.1)	(4.5)
Other income (expense) — net	—	—	0.4	—	(0.1)
Net gain (loss) on forward contracts	0.1	(82.7)	(25.0)	(27.2)	(2.0)

Income (loss) before income taxes and equity in earnings of joint ventures	19.9	(66.0)	(7.0)	(18.3)	4.8
Income tax benefit (expense)	(6.3)	24.3	3.3	7.1	(1.7)

Income (loss) before equity in earnings of joint ventures	13.6	(41.7)	(3.7)	(11.2)	3.1
Equity in earnings of joint ventures	0.8	0.9	1.1	0.9	0.1

Net income (loss)	14.4%	(40.8)%	(2.6)%	(10.3)%	3.2%

The following table sets forth, for the periods indicated, the shipment volumes and the average sales price per pound shipped:

	Primary Aluminum
		Direct (1)			Toll (2)(3)
	Metric Tons	Pounds (000)	$/Pound	Metric Tons	Pounds (000)	$/Pound

2007
First Quarter	131,568	290,057	$1.15	53,055	116,968	$0.98
2006
Fourth Quarter	131,041	288,895	$1.12	50,634	111,630	$0.90
Third Quarter	126,810	279,568	1.07	42,788	94,331	0.86
Second Quarter	132,590	292,311	1.12	39,123	86,252	0.90
First Quarter	132,378	291,843	1.03	24,574	54,177	0.83

Total	522,819	1,152,617	$1.09	157,119	346,390	$0.88

2005
Fourth Quarter	132,712	292,581	$0.88	23,302	51,373	$0.69
Third Quarter	129,555	285,619	0.83	23,435	51,665	0.64
Second Quarter	130,974	288,748	0.86	23,025	50,761	0.67
First Quarter	130,083	286,783	0.88	22,756	50,168	0.67

Total	523,324	1,153,731	$0.86	92,518	203,967	$0.67

2004
Fourth Quarter	133,940	295,287	$0.87	23,468	51,737	$0.64
Third Quarter	132,893	292,978	0.83	23,147	51,030	0.61
Second Quarter	133,726	294,816	0.82	16,094	35,481	0.60
First Quarter	134,601	296,743	0.78	—	—	—

Total	535,160	1,179,824	$0.83	62,709	138,248	$0.62

(1)	Direct shipments do not include toll shipments from Grundartangi.

(2)	Grundartangi expansion capacity start-up began in February 2006. Full expansion production of 220,000 mtpy was reached in the fourth quarter of 2006.

(3)	The table includes the results from our purchase of Nordural since its acquisition in April 2004.

Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006 (Unaudited)

Century’s financial highlights include:

	Three Months Ended March 31,
	2007	2006
	(In thousands, except
	per share data)

Net sales:
Third-party customers	$380,853	$298,473
Related party customers	66,804	48,473

Total	$447,657	$346,946

Gross profit	$110,652	$76,468
Net income (loss)	$64,249	$(141,571)
Earnings (loss) per common share:
Basic	$1.98	$(4.39)
Diluted	$1.87	$(4.39)
Shipments — primary aluminum (millions of pounds)
Direct	290.1	291.8
Toll	117.0	54.2

Total	407.1	346.0

Net Sales	2007	2006	$ Difference	% Difference
	(In millions)

Three months ended March 31,	$447.7	$346.9	$100.8	29.1%

Higher price realizations for primary aluminum in the first quarter of 2007, due to improved LME prices for primary aluminum, contributed $50.2 million to the sales increase. Additional net sales volume contributed $50.6 million to the sales increase. Direct shipments were 1.8 million pounds less than the previous year period. Toll shipments increased 62.8 million pounds from the previous year period due to the Grundartangi expansion capacity that came on-stream during 2006.

Gross Profit	2007	2006	$ Difference	% Difference
	(In millions)

Three months ended March 31,	$110.7	$76.4	$34.3	44.9%

During the three months ended March 31, 2007, improved price realizations, net of increased market-based alumina costs and LME-based power cost increases, improved gross profit by $35.8 million. Increased shipment volume contributed $21.0 million in additional gross profit. Partially offsetting these gains were $22.5 million in net cost increases comprised of: increased costs for maintenance, materials and supplies, $7.6 million; increased power and natural gas costs at our U.S. smelters, $3.8 million; increased costs for Gramercy supplied alumina, $0.9 million; increased post-retirement costs, $2.2 million; increased net amortization and depreciation charges, primarily at Grundartangi, $4.0 million; and other spending increases, $4.0 million.

Selling, General and
Administrative Expenses	2007	2006	$ Difference	% Difference
	(In millions)

Three months ended March 31,	$13.0	$12.1	$0.9	7.4%

The increase in selling, general and administrative expenses for the three months ended March 31, 2007 from the same period in 2006 was primarily due to spending on the proposed Helguvik project that must be expensed.

Interest Expense	2007	2006	$ Difference	% Difference
	(In millions)

Three months ended March 31,	$11.0	$6.8	$4.2	61.8%

The increase in interest expense for the three months ended March 31, 2007 from the same period in 2006 was due to higher loan balances on the Nordural debt and a reduction in capitalized interest associated with reduced spending for the Grundartangi expansion.

Net Gain (Loss) on Forward Contracts	2007	2006	$ Difference	% Difference
	(In millions)

Three months ended March 31,	$0.4	$(286.8)	$287.2	(100.1)%

The gain (loss) on forward contracts reported for the three-month periods ended March 31, 2007 and 2006, respectively, was primarily a result of mark-to-market adjustments associated with our long-term financial sales contracts that do not qualify for cash flow hedge accounting.

Tax Provision	2007	2006	$ Difference	% Difference
	(In millions)

Three months ended March 31,	$28.1	$(84.4)	$(112.5)	(133.3%)

The changes in the income tax provision were primarily a result of the changes in pre-tax income.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net sales:  Net sales for the year ended December 31, 2006 increased $426.2 million or 38% to $1,558.6 million. Higher price realizations for primary aluminum in 2006, due to improved LME prices and U.S. Midwest premiums, contributed $331.5 million of the sales increase. This amount was partially offset by a $1.0 million decrease in direct shipment revenues. Direct shipments were 1.1 million pounds less than the previous year due to the potline shutdown at Ravenswood, offset by production increases at the other U.S. smelters. The additional revenue provided by the increase in Grundartangi tolling shipments for the year ended December 31, 2006 contributed $95.7 million to the 2006 net sales increase.

Gross profit:  For the year ended December 31, 2006, gross profit increased $186.8 million to $348.5 million. Improved price realizations net of increased LME-based alumina costs improved gross profit by $213.6 million. Improved tolling fee realizations net of increased LME-based power costs improved gross profit by $48.2 million. Increased shipment volume, the result of the Grundartangi expansion, contributed $33.3 million in additional gross profit. Offsetting these gains were $108.3 million in net cost increases comprised of: higher power and natural gas costs, $41.2 million; higher raw materials, supplies and maintenance costs, $26.3 million; increased cost for Gramercy alumina, $12.3 million; restart and increased average costs due to the temporary potline shutdown at Ravenswood, $7.3 million; increased net amortization and depreciation charges, $12.7 million; increased pension and other postemployment benefit accruals, $4.6 million; and other increased spending, $3.9 million.

Selling, general and administrative expenses:  Selling, general and administrative expenses for the year ended December 31, 2006 increased $4.6 million to $39.4 million relative to the same period in 2005. The increase is primarily due to the adoption of SFAS No. 123(R), “Share-Based Payments.”

Interest expense, net:  Interest expense for the year ended December 31, 2006 increased $11.0 million to $35.3 million. The increase in interest expense is due to higher Nordural debt loan balances.

Net gain/loss on forward contracts:  For the year ended December 31, 2006, net loss on forward contracts was $389.8 million compared to a net loss on forward contracts of $309.7 million for 2005. The losses reported for the years ended December 31, 2006 and 2005 were primarily a result of mark-to-market losses associated with our long-term financial sales contracts with Glencore that do not qualify for cash flow hedge accounting. Cash settlements of financial metal sales contracts that do not qualify for cash flow hedge treatment accounted for $54.2 million of the net loss, of which $2.6 million loss is due to the non-cash settlements of derivatives associated with the Glencore Metal agreements. The remaining $335.6 million is unrealized losses consisting of: $335.4 million unrealized losses related to our outstanding financial metals sales contracts that do not qualify for treatment as cash flow hedges due for settlement in 2007 through 2015, and $0.2 million unrealized loss due to an embedded derivative in our Ravenswood power contract.

Tax provision:  We recorded an income tax benefit for the year ended December 31, 2006 of $52.0 million, a reduction of $28.7 million from the recorded tax benefit of $80.7 million for the year ended December 31, 2005. The reduction in the tax benefit is due to the reduced loss before income taxes and increased equity in earnings of joint ventures.

Equity in earnings of joint venture:  Equity in earnings from the Gramercy and St. Ann Bauxite Limited (“SABL”) investments improved to $16.1 million for the year ended December 31, 2006 from $10.7 million in 2005. These earnings represent our share of profits from third party bauxite, hydrate and chemical grade alumina sales.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net sales:  Net sales for the year ended December 31, 2005 increased $71.6 million or 7% to $1,132.4 million. Higher price realizations for primary aluminum in 2005, due to an improved LME price and U.S. Midwest premium, contributed an additional $41.7 million in sales. This amount was partially offset by a $21.5 million decrease in direct shipment revenues. Direct shipments were 26.1 million pounds less than the previous year due to a reduced pot count at Hawesville and fewer days in 2005 versus 2004. The additional revenue provided by Grundartangi tolling activities for the year ended December 31, 2005 contributed $51.4 million to the 2005 net sales increase.

Gross profit:  For the year ended December 31, 2005, gross profit decreased $23.6 million to $161.7 million. Improved price realizations net of increased alumina costs improved gross profit by $42.6 million. Increased shipment volume, the result of the Nordural acquisition, contributed $11.6 million in additional gross profit. Offsetting these gains were $77.8 million in net cost increases comprised of: higher raw material costs and replacement of pot cells, $22.9 million; increased cost of Gramercy alumina, $19.5 million; higher power and natural gas costs, $17.6 million; increased net amortization and depreciation charges, $6.2 million; increased pension and other post-employment benefit accruals, $3.3 million; and other increased spending, $8.3 million.

Selling, general and administrative expenses:  Selling, general and administrative expenses for the year ended December 31, 2005 increased $9.9 million to $34.8 million relative to the same period in 2004. Approximately 63%, or $6.2 million of the increase, was a result of increased compensation and pension expense, with the remaining increase associated with increased professional fees and other general expenses. In addition, allowance for bad debts was reduced $0.6 million in 2004, reflecting the settlement of a claim.

Interest expense, net:  Interest expense for the year ended December 31, 2005 declined $14.9 million to $24.3 million. The reduction in interest expense was a direct result of our refinancing activities during the year 2004.

Net gain/loss on forward contracts:  For the year ended December 31, 2005, net loss on forward contracts was $309.7 million as compared to a net loss on forward contracts of $21.5 million for the same period in 2004. The loss reported for the year ended December 31, 2005 was primarily a result of mark-to-market losses associated with our long-term financial sales contracts with Glencore that do not qualify for cash flow hedge accounting. The losses reported for the year ended December 31, 2004 primarily relate to the early termination of a fixed-price forward sales contract with Glencore.

Loss on early extinguishment of debt:  For the year ended December 31, 2005, we recorded a loss of $0.8 million related to the redemption of the remaining $9.9 million of outstanding 11.75% senior secured first mortgage notes. For the year ended December 31, 2004, we recorded a loss of $47.4 million for the cost of tendering for the first mortgage notes.

Tax provision:  We recorded an income tax benefit for the year ended December 31, 2005 of $80.7 million, a change of $98.9 million from the recorded tax expense of $18.2 million for the year ended December 31, 2004. The change in the tax provision is due to changes in the income (loss) before income taxes and the discontinuance of accrual for United States taxes on Nordural’s earnings, resulting from a decision made in 2005 that such earnings would remain invested outside the United States indefinitely. These items were partially offset by changes in equity in earnings of joint ventures.

Equity in earnings of joint venture:  Equity in earnings from the Gramercy and SABL investments, which were acquired on October 1, 2004, was $10.7 million for the year ended December 31, 2005. These earnings represent our share of profits from third party bauxite, hydrate and chemical grade alumina sales.

Liquidity and Capital Resources

Our principal sources of liquidity are cash flow from operations and available borrowings under our revolving credit facility. We believe these sources of cash will be sufficient to meet our near-term working capital needs. We have not determined the sources of funding for our long-term debt repayment requirements; however, we believe that our cash flow from operations, available borrowing under our revolving credit facility and, to the extent necessary and/or economically attractive, future financial market activities will be adequate to address our long-term liquidity requirements. Our principal uses of cash are operating costs, payments of interest on our outstanding debt, the funding of capital expenditures and investments in related businesses, working capital and other general corporate requirements.

As of December 31, 2006, we had $772.3 million of indebtedness outstanding, including $175.0 million of principal under our 1.75% convertible senior notes, $250.0 million of principal under our 7.5% senior notes, $331.0 million of indebtedness under the term loan at Nordural, $7.8 million of principal under our industrial revenue bonds, and $8.5 million indebtedness for various site loans at Nordural. More information concerning the various debt instruments and our borrowing arrangements is available in Note 5 to the Audited Consolidated Financial Statements included herein.

As of March 31, 2007, we had borrowing availability of $97.6 million under our credit facility, subject to customary covenants. We issued letters of credit totaling $2.1 million. We had no other outstanding borrowings under the credit facility as of March 31, 2007. We could issue up to a maximum of $25.0 million in letters of credit under our credit facility. On April 30, 2007, Nordural made a $70 million optional principal payment under its term loan.

Capital Resources

Capital expenditures for the three months ended March 31, 2007 were $31.6 million, $29.2 million of which was for the expansion project at Grundartangi, with the balance principally related to upgrading production equipment, maintaining facilities and complying with environmental requirements. Exclusive of the Grundartangi expansion, we anticipate capital expenditures of approximately $30.0 to $35.0 million in 2007. The Grundartangi expansion will require approximately $95.0 million of capital expenditures in 2007 to complete the expansion to 260,000 mtpy. At March 31, 2007, we had outstanding capital commitments of approximately $57.4 million, primarily related to the Grundartangi expansion project.

We expect to incur approximately $10 million of projected development costs for the Helguvik greenfield project in 2007. Our cost commitments for the Grundartangi expansion may materially change depending on the exchange rate between the U.S. dollar and certain foreign currencies, principally the Euro and the Icelandic krona. Capital expenditures for 2006 were $217.1 million, $193.5 million of which was related to the expansion projects at Grundartangi, with the balance principally related to upgrading production equipment, improving facilities and complying with environmental requirements. In May 2006, we purchased foreign currency options with a notional value of $41.6 million to hedge our foreign currency risk in the Icelandic krona associated with a portion of the capital expenditures from the expansion project. The option contracts, which are designated as cash flow hedges and qualify for hedge accounting under SFAS No. 133, have maturities through November 2007. The critical terms of the contracts match those of the underlying exposure.

As of March 31, 2007, the fair value of the foreign currency options of $2.9 million was recorded in other assets. Accumulated other comprehensive loss included an unrealized gain, net of tax, of $2.3 million related to the foreign currency options.

Historical Cash Flows

Our Statements of Cash Flows for the quarters ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004 are summarized below:

	Three Months
	Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(Dollars in thousands)

Net cash provided by operating activities	$98,118	$16,039	$185,353	$134,936	$105,828
Net cash used in investing activities	(29,013)	(75,402)	(211,938)	(305,339)	(275,286)
Net cash provided by financing activities	2,654	59,123	105,197	143,987	185,422

Increase (decrease) in cash and cash equivalents	$71,759	$(240)	$78,613	$(26,416)	$15,964

Net cash from operating activities in the first three months of 2007 was $98.1 million due to improved market conditions, additional shipment volume from Grundartangi and increases in our working capital.

Our net cash used in investing activities for the three-month period ended March 31, 2007 was $29.0 million, primarily a result of the ongoing expansion of the Grundartangi facility. The remaining net cash used in investing activities consisted of capital expenditures to maintain and improve plant operations and the return of cash placed on deposit for energy purchases. Our net cash used in investing activities for the three-month period ended March 31, 2006 was $75.4 million, primarily a result of the expansion of the Grundartangi facility to 220,000 mpty capacity. The remaining net cash used in investing activities consisted of capital expenditures to maintain and improve plant operations and cash placed on deposit to support future energy purchases.

Net cash provided by financing activities during the first three months of 2007 was $2.7 million. We increased our borrowings under Nordural’s $365.0 million senior term loan facility by $30.0 million, which was offset by principal payments of $29.6 million on Nordural debt. We received proceeds from the issuance of common stock of $2.0 million related to the exercise of stock options and excess tax benefits from share-based compensation of $0.3 million. Net cash provided by financing activities during the first three months of 2006 was $59.1 million. We increased our borrowings under Nordural’s $365.0 million senior term loan facility by $59.0 million. We also received proceeds from the issuance of common stock of $2.4 million related to the exercise of stock options and excess tax benefits from share-based compensation of $0.8 million, which were offset by repayments on our revolving credit facility of $3.0 million and other long-term debt of $0.1 million.

Net cash from operating activities of $185.4 million in 2006 was $50.4 million higher than the same period in 2005. This increase was a direct result of improved price realizations and the added margin contributions from the expansion capacity at Grundartangi.

Net cash from operating activities of $134.9 million in 2005 was $29.1 million higher than the same period in 2004. Exclusive of the $50.3 million cash payment in 2004 for the tender premium plus accrued interest for the refinancing of our first mortgage notes, net cash from operating activities decreased $21.2 million in 2005. This decrease was a direct result of increased cost of goods sold, offset by lower debt service costs related to the 2004 debt refinancing.

Net cash from operating activities of $105.8 million in 2004 was $18.4 million higher than the same period in 2003. Exclusive of the $35.5 million settlement received in 2003 from the termination of a primary aluminum sales contract and entering into the Glencore Metal Agreement I for the years 2005 through 2009 and the $50.3 million cash payment in 2004 for the tender premium plus accrued interest for the refinancing of our first mortgage notes, net cash from operating activities increased $104.2 million in 2004. This increase was a direct result of improved price realizations and the added margin contributions from Nordural which was acquired in April 2004.

Net cash used in investing activities in 2006 was $211.9 million, a decrease of $93.4 million from 2005. Exclusive of the $7.8 million proceeds from the sale of property, plant, and equipment in 2006 and net acquisition cost of $7.0 million for a Southwire contingency payment in April 2005, related to the Hawesville acquisition in 2001, the decrease was $78.6 million. This decrease was due primarily to lower expenditures on the Grundartangi expansion project of $86.6 million, offset by higher purchases of property, plant and equipment and restricted and other cash deposits during the year of $7.8 million.

Net cash used in investing activities in 2005 was $305.3 million, an increase of $30.0 million from 2004. Exclusive of the net acquisition cost of $7.0 million for a Southwire contingency payment in April 2005, related to the Hawesville acquisition in 2001, the net acquisition cost of Nordural in April 2004 was $184.9 million and the net acquisition cost of the Gramercy assets in October 2004 was $13.7 million, net cash used in investing activities increased $221.6 million. Purchases of property, plant and equipment, including the Nordural expansion costs, were $298.1 million in 2005 as compared to the purchases of property, plant and equipment of $75.0 million in 2004.

Net cash used in investing activities in 2004 was $275.3 million, an increase of $196.6 million from 2003. The net acquisition cost of Nordural in April 2004 was $184.9 million and the Gramercy assets in October 2004 was $13.7 million as compared to the net acquisition cost for the additional 20% interest in Hawesville in April 2003 of $59.8 million. Purchases of property, plant and equipment, including the Nordural expansion costs, were $75.0 million in 2004 as compared to purchases of property, plant and equipment of $18.9 million in 2003.

Net cash provided by financing activities during 2006 was $105.2 million, a decrease of $38.8 million from the previous year. During 2006, we borrowed $109.0 million under Nordural’s term loan facility and repaid $8.7 million, consisting of payments of $8.1 million for the repayment of the revolving credit facility and $0.6 million for other miscellaneous debt payments. We received proceeds of $3.5 million from the issuance of common stock and realized a $1.4 million tax benefit from our share-based compensation programs.

Net cash provided by financing activities during 2005 was $144.0 million, a decrease of $41.4 million from the previous year. During 2005, we borrowed $222.9 million under Nordural’s new term loan facility, borrowed $8.1 million under our revolving credit facility, and received proceeds from the issuance of common stock of $1.4 million. The additional borrowings were partially offset by debt repayments of $83.3 million, consisting of payments of $9.9 million for the remaining first mortgage notes tendered in a debt refinancing, $68.5 million for the prior Nordural term loan facility and $4.9 million for other miscellaneous debt payments. Additionally, we paid $5.1 million of financing fees for Nordural’s new term loan facility and the refinancing of our revolving credit facility.

Net cash provided by financing activities during 2004 was $185.4 million; this amount was primarily due to the issuance of $425.9 million of debt, and the issuance of $215.8 million of common stock, which was partially offset by debt repayments of $439.9 million, consisting of $315.1 million for the first mortgage notes tendered in a debt refinancing, $109.8 million for the Nordural term loan facility, $14.0 million for the repayment of a note to Glencore, and $1.0 million for other miscellaneous debt payments. Additionally, we paid $13.1 million of financing fees for the debt issued in the fourth quarter of 2004 and $3.3 million payment of accrued preferred dividends in the second quarter of 2004.

Contractual Obligations

In the normal course of business, we have entered into various contractual obligations that will be settled in cash. These obligations consist primarily of long-term debt obligations and purchase obligations. The expected future cash flows required to meet these obligations, as of December 31, 2006, are shown in the table below. More information is available about these contractual obligations in Note 12 to the Audited Consolidated Financial Statements included herein.

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
	(Dollars in millions)

Long-term debt(1)	$772	$30	$29	$29	$246	$1	$437
Estimated interest payments(2)	299	46	44	42	32	24	111
Purchase obligations(3)	3,084	684	508	470	327	182	913
OPEB obligations(4)	103	7	7	8	10	11	60
Other long-term liabilities(5)	43	6	5	5	5	5	17

Total	$4,301	$773	$593	$554	$620	$223	$1,538

(1)	Long-term debt includes principal repayments on the 7.5% senior notes, 1.75% convertible senior notes, the IRBs and the Nordural debt, but does not reflect the $70.0 million principal repayment on the Nordural debt in April 2007.

(2)	Estimated interest payments on our long-term debt are based on several assumptions, including an assumption that our term loan debt is repaid on established schedules and is not refinanced. Our variable rate debt is based primarily on the Eurodollar rate plus an applicable margin. We assume that the Eurodollar rate will be 5.50% in 2007 and remain steady thereafter. The IRB interest rate is variable and our estimated future payments are based on a rate of 4.20%. In addition, we assume the 7.5% senior notes due 2014 and 1.75% convertible senior notes due 2024 will remain outstanding until their respective due dates.

(3)	Purchase obligations include long-term alumina, electrical power contracts, anode contracts and the Grundartangi expansion project commitments. Grundartangi’s power contracts and our domestic alumina contracts, except for our Gramercy alumina contract, are priced as a percentage of the LME price of primary aluminum. We assumed an LME price consistent with the LME forward market at December 31, 2006, decreasing to the 10-year average LME and remaining steady thereafter for purposes of calculating expected future cash flows for these contracts. Our Gramercy long-term alumina contract has variable cost-based pricing. We used Gramercy Alumina LLC cost forecasts to calculate the expected future cash flows for this contract. The Grundartangi anode contract and some Grundartangi expansion contract commitments are denominated in euros. We assumed a $1.30/Euro conversion rate to estimate the obligations under these contracts.

(4)	Includes the estimated benefit payments for our OPEB obligations through 2015, which are unfunded.

(5)	Other long-term liabilities include our expected SERB benefit payments, workers’ compensation benefit payments and asset retirement obligations. Expected benefit payments for the SERB plans, which are unfunded, are included for 2007 through 2015. Asset retirement obligations are estimated disposal costs for the existing spent potliner.

Related Party Transactions

For a discussion of our related party transactions, see Note 15 to the Audited Consolidated Financial Statements included herein and “Certain Relationships and Related Transactions” on page S-51.

Environmental Expenditures and Other Contingencies

We have incurred and in the future will continue to incur capital expenditures and operating expenses for matters relating to environmental control, remediation, monitoring and compliance.

The aggregate environmental related accrued liabilities were $0.8 million, $0.6 million and $0.5 million at March 31, 2007, December 31, 2006 and December 31, 2005, respectively. We believe that compliance with current environmental laws and regulations is not likely to have a material adverse effect on our financial condition, results of operations or liquidity; however, environmental laws and regulations may change, and we may become subject to more stringent environmental laws and regulations in the future.

We have planned environmental capital expenditures of approximately $2.0 million for 2007. In addition, we expect to incur operating expenses relating to environmental matters of approximately $10 to $15 million each year during 2007, 2008 and 2009. These amounts do not include any projected capital expenditures or operating expenses for our joint venture interest in the Gramercy assets. As part of our general capital expenditure plan, we also expect to incur capital expenditures for other capital projects that may, in addition to improving operations, reduce certain environmental impacts. See Note 12 to the Audited Consolidated Financial Statements included herein.

Century and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and Iceland. We have substantially concluded all material U.S. federal income tax matters for years through 1999. Federal income tax returns for 2000 through 2002 are currently under examination by the Internal Revenue Service (IRS). In connection with these examinations, the IRS has raised issues and proposed tax deficiencies. We have filed an administrative appeal with the IRS and it is likely that this examination will conclude in 2007. Returns beginning in 2003 are subject to examination. Material state and local income tax matters have been concluded for years through 2002. West Virginia income tax returns for 2003 through 2005 are currently under examination and the majority of other state returns beginning in 2003 are subject to examination. We are not currently under examination for our Icelandic filed tax returns and income tax matters have been concluded for years through 2001.

We are a defendant in several actions relating to various aspects of our business. While it is impossible to predict the ultimate disposition of any litigation, we do not believe that any of these lawsuits, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity.

Recently Adopted Accounting Standards

FIN 48.  We adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), on January 1, 2007. As a result of adoption, we recognized a charge of approximately $7.9 million to the January 1, 2007 retained earnings balance. As of the adoption date, we had gross tax-affected unrecognized tax benefits of $21.8 million of which, if recognized, $18.3 million would affect the effective tax rate.

Century’s policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. We recognized approximately $5 million for the payment of interest at January 1, 2007 which is included as a component of the $21.8 million unrecognized tax benefit noted above. During the three months ended March 31, 2007, Century recognized approximately $0.7 million in potential interest associated with uncertain tax positions.

SFAS 158.  In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment to SFAS No. 87, 88, 106, and 132(R).” This statement required us to recognize the funded status of a defined benefit and other postretirement plan obligations in our financial statements and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. In addition, the statement requires additional disclosure about certain effects on net periodic benefit cost that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

We have adopted SFAS No. 158 as of December 31, 2006. The impacts of the new pronouncement are discussed in Note 7 to our Audited Consolidated Financial Statements included herein.

SFAS 123(R).  In December 2004, the FASB issued SFAS No. 123(R), “Share Based Payment.” This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement focuses primarily on accounting for transactions in which a company obtains services in share-based payment transactions. This Statement requires us to recognize the grant date fair value of an award of equity-based instruments to employees and the cost to be recognized over the period in which the employees are required to provide service. The Statement is effective for fiscal year 2006 and thereafter.

We have adopted SFAS No. 123(R) effective January 1, 2006. We have elected to use the Modified Prospective Application Method. Under this method, we will recognize the fair value of employee stock-based compensation awards as compensation cost beginning January 1, 2006. SFAS No. 123(R) will apply to new awards granted subsequent to our adoption and for any portion of previous awards that had not vested as of January 1, 2006. The compensation cost recognized from the unvested awards will be based on the original grant-date fair value used to calculate our pro forma financial disclosure under SFAS No. 123. The impacts of the new pronouncement are discussed in Note 9 to our Audited Consolidated Financial Statements included herein.

Recently Issued Accounting Standards

SFAS No. 157.  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This pronouncement applies to other existing accounting pronouncements that require or permit fair value measurements. The pronouncement does not require any new fair value measurements. SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and the interim periods within those years. We are currently assessing the new pronouncement and have not yet determined the impact of adopting SFAS No. 157 on our financial position and results of operations.

SFAS No. 159.  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The Statement would permit us to measure certain financial instruments and other items at their fair value. The objective of the Statement is to mitigate the volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This fair value option would allow us to choose to measure eligible items at fair value at a specified election date.

The Statement is effective for us as of January 1, 2008. We are currently assessing the Statement and have not yet determined what, if any, impact the adoption of SFAS No. 159 will have on our financial position or results of operations.

BUSINESS

Overview

We are a global producer of primary aluminum and the third largest primary aluminum producer in North America. Aluminum is an internationally traded commodity, and its price is effectively determined on the London Metal Exchange, or LME. Our primary aluminum facilities produce standard-grade and value-added primary aluminum products. We produced approximately 680,000 metric tons of primary aluminum in 2006 and recorded net sales of approximately $1.6 billion. In 2006 we more than doubled the capacity at our Grundartangi facility in Iceland from 90,000 mtpy, at the time of our acquisition of the facility to 220,000 mtpy. Following such expansion, our total primary aluminum production capacity is currently 745,000 mtpy. With the ongoing further expansion of our Grundartangi facility from 220,000 mtpy to 260,000 mtpy, our production capacity is scheduled to increase to 785,000 mtpy in the fourth quarter of 2007. In addition to our primary aluminum assets, we have 50 percent joint venture interests in an alumina refinery, located in Gramercy, Louisiana, and a related bauxite mining operation in Jamaica. The Gramercy refinery supplies substantially all of the alumina used for the production of primary aluminum at our Hawesville, Kentucky, primary aluminum facility.

Our strategic objectives are to: (a) increase our primary aluminum business in Iceland by expanding our existing capacity and by building additional greenfield capacity; (b) diversify our geographic presence and expand our primary aluminum business by investing in or acquiring additional capacity in other favorable regions that offer attractive returns and lower our per unit production costs; and (c) pursue additional upstream opportunities in bauxite mining and alumina refining.

Our Primary Aluminum Facilities:

			Total Capacity
Facility	Location	Operational	(mtpy)	Ownership

Grundartangi(1)	Iceland	1998	220,000	100%
Hawesville(2)	Kentucky, USA	1970	244,000	100%
Ravenswood	West Virginia, USA	1957	170,000	100%
Mt. Holly(3)	South Carolina, USA	1980	224,000	49.7%

(1)	Grundartangi’s production capacity is scheduled to increase to 260,000 mtpy in the fourth quarter of 2007 upon completion of the expansion.

(2)	The facility completed a 49,000 metric ton expansion in 1999, increasing its capacity to 244,000 mtpy of primary aluminum.

(3)	Alcoa holds the remaining 50.3% ownership interest and is the operator. Century’s share of Mt. Holly’s capacity is approximately 111,000 mtpy.

Our Bauxite and Alumina Facilities:

			Total Capacity
Facility	Location	Type	(mtpy)	Ownership

Gramercy	Louisiana, USA	Alumina Refinery	1.2 million	50%
St. Ann(1)	Jamaica	Bauxite	4.5 million	50%

(1)	The Government of Jamaica has granted St. Ann rights to mine 4.5 million dry metric tons of bauxite on specified lands annually through September 30, 2030.

The Aluminum Industry

The primary aluminum industry has been experiencing a period of strong prices. Industry analysts generally believe these market conditions are based primarily on favorable global supply and demand fundamentals. Spot aluminum prices, as quoted on the LME, averaged $2,800 per metric ton in the first quarter of 2007 and remain well above historical long-term averages. Significant continuing demand growth in China and the generally favorable conditions in the global economy are believed by industry analysts to be the primary drivers of the robust market conditions.

In 2006, according to industry sources, global demand for primary aluminum increased approximately 8.0% while global supply grew by about 6.0%, resulting in a deficit of approximately 500,000 metric tons. In the first quarter of 2007, global supply exceeded demand by over 100,000 metric tons, in part due to restarts of idled capacity, principally in China, the United States and in Europe. Current capacity utilization rates indicate that producers are operating at or near full capacity utilization globally. In addition, industry experts believe there is little viable idled capacity left to be restarted. Aluminum inventories remain relatively lean on a historical basis, with producer and LME stocks representing 35 to 40 days of Western World consumption.

Recent Developments

Information regarding our recent developments appears under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” on page S-26.

Competition

The market for primary aluminum is global, and demand for aluminum varies widely from region to region. We compete with U.S. and international companies in the aluminum industry primarily in the areas of price, quality and service. In addition, aluminum competes with materials such as steel, copper, plastic and glass, which may be substituted for aluminum in certain applications.

Our Hawesville and Ravenswood plants are each located adjacent to their largest customer which allows them to deliver metal in molten form, at a cost savings to both parties, providing a competitive advantage over other potential suppliers. Our Hawesville plant also has a competitive advantage due to its ability to produce the high purity aluminum needed by its largest customer for the manufacture of electrical transmission lines.

Customer Base

In 2006, we derived approximately 84% of our consolidated sales from the following four major customers: Southwire, Alcan, Glencore and BHP Billiton. Additional information about the revenues and percentage of sales to these major customers is available in Note 17 of the Audited Consolidated Financial Statements included herein. A loss of any of these customers could have a material adverse effect on our results of operations. We currently have long-term primary aluminum sales or tolling contracts with Southwire, Glencore and BHP Billiton (the Alcan Metal Agreement expires in July 2007). For additional information about these contracts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Long-Term Contracts — Primary Aluminum Sales Contracts” on page S-27.

Financial Information About Segments and Geographic Areas

We operate in one reportable segment, primary aluminum. Additional information about our primary aluminum segment and certain geographic information is available in Note 17 to the Audited Consolidated Financial Statements included herein. For a description of certain risks attendant to our foreign operations, see “Risk Factors” on page S-9.

Energy, Key Supplies and Raw Materials

We consume the following key supplies and raw materials in the primary aluminum reduction process:

• electricity	• carbon	• silicon carbide
• alumina	• cathode blocks	• caustic soda
• aluminum fluoride	• liquid pitch	• calcined petroleum coke
• natural gas

Electrical power, alumina, and labor are the principal components of cost of goods sold. These components together represented over 70 percent of our 2006 cost of goods sold. We have long-term contracts to ensure the future availability of many of these cost components. For additional information about these contracts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Long-Term Supply Agreements” on page S-28. For a description of certain risks attendant to our raw material supplies and labor, see “Risk Factors” on page S-9.

Pricing

Our operating results are sensitive to changes in the price of primary aluminum and the raw materials used in our production. As a result, we try to mitigate the effects of fluctuations in primary aluminum and raw material prices through the use of various fixed-price commitments and financial instruments.

We offer a number of pricing alternatives to our customers which, combined with our metals risk management activities, are designed to achieve a certain level of price stability on our primary aluminum sales. Generally, we price our products at an indexed or “market” price, in which the customer pays an agreed-upon premium over the LME price or other market indices.

Grundartangi derives substantially all of its revenues from tolling arrangements whereby it converts alumina provided by its customers into primary aluminum for a fee based on the LME price for primary aluminum. Grundartangi’s revenues are subject to market price risk for the LME price of primary aluminum; however, because it produces primary aluminum under a tolling arrangement, Grundartangi is not exposed to fluctuations in the price for alumina, the principal raw material used in the production of primary aluminum. Grundartangi’s tolling revenues include a premium based on the exemption available to Icelandic aluminum producers from the EU import duty for primary aluminum. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” on page S-26. Decreases in the EU import duty negatively impact Grundartangi’s revenue. In addition, under its current power contract, Grundartangi purchases power at a rate which is a percentage of the LME price for primary aluminum. By linking its most significant production cost to the LME price for primary aluminum, Grundartangi is partially hedged against downswings in the market for primary aluminum; however, this hedge also limits Grundartangi’s upside as the LME price increases.

Primary Aluminum Facilities

Grundartangi

The Grundartangi facility located in Grundartangi, Iceland, is owned and operated by our subsidiary, Nordural ehf. Grundartangi is our most modern and lowest cost facility. Operations at Grundartangi began in 1998 and production capacity was expanded in 2001 and again in 2006. The facility has an annual production capacity of 220,000 mtpy, which is scheduled to increase by 40,000 mtpy to 260,000 mtpy upon completion of the expansion expected in the fourth quarter of 2007.

Grundartangi operates under various long-term agreements with the Government of Iceland, local municipalities, and Faxafloahafnir sf (which operates the harbor at Grundartangi and is jointly owned by several municipalities). These agreements include: (i) an investment agreement which establishes Nordural’s tax status and the Government’s obligations to grant certain permits; (ii) a reduction plant site agreement by which Nordural leases the property through 2020, subject to renewal at its option; and (iii) a harbor agreement by which Nordural is granted access to the port at Grundartangi. In connection with its expansion, Nordural has entered into amendments to the investment agreement and the reduction plant site agreements with the Government of Iceland.

Expansion Project.  In late 2006, we completed the expansion of the Grundartangi facility from an annual production capacity of 90,000 mtpy to 220,000 mtpy at a total cost of approximately $482 million. A further expansion to 260,000 mtpy of annual production capacity began in 2006 and is projected to be completed in the fourth quarter of 2007 at an estimated total cost of approximately $132 million. We expect to fund the remaining costs of the expansion with operating cash flow generated by Grundartangi’s operations.

Tolling Agreements.  Nordural has a long-term alumina tolling contract with a subsidiary of BHP Billiton which expires December 31, 2013. Under this contract, which is for approximately 130,000 metric tons of Grundartangi’s annual capacity, Nordural receives an LME-based fee for the conversion of alumina, supplied by BHP Billiton, into primary aluminum. Grundartangi’s tolling revenues include a premium based on the exemption available to Icelandic aluminum producers from the EU import duty for primary aluminum. Nordural has entered into a 10-year alumina tolling contract with Glencore for 90,000 metric tons of annual capacity that expires in 2016. Deliveries under this agreement started in July 2006. Nordural receives an LME-based fee under the Glencore contract. In 2005, Glencore assigned 45,000 mtpy of its tolling rights under this agreement to Hydro Aluminum AS (“Hydro”) for the period 2007 to 2010. Nordural consented to the assignment. On April 30, 2007, Nordural and Glencore entered into a toll conversion agreement for the additional 40,000 mtpy of expansion capacity which commences when the expansion capacity is operational.

Power.  Landsvirkjun, a power company owned by the Republic of Iceland, provides power for 90,000 mtpy of the Grundartangi facility’s production capacity under a long-term contract due to expire in 2019. The power delivered by Landsvirkjun is priced at a rate based on the LME price for primary aluminum and is from hydroelectric and geothermal sources. Hitaveita Sudurnesja hf. (“HS”) and Orkuveita Reykjavikur (“OR”) supply the power required for Grundartangi’s remaining 130,000 mtpy of production capacity. The price paid by Nordural for power delivered by HS and OR is also LME-based. OR has agreed to deliver additional power, on a long-term basis, which will allow a further expansion of Grundartangi’s production capacity to 260,000 mtpy. Delivery of power from OR under the additional agreement is scheduled to start in late 2008. Nordural has made a short-term agreement with Landsvirkjun which will allow startup of the further expansion to 260,000 mtpy in the fourth quarter of 2007, subject to availability. If Landsvirkjun is not able to deliver power on a short-term basis, we will need to enter into alternative arrangements for provision of power. The power agreement is subject to the satisfaction of certain conditions.

Employees.  Our employees at Grundartangi are represented by five labor unions that operate under a labor contract that establishes wages and work rules for covered employees for the period through December 31, 2009.

Hawesville

Hawesville is owned by our subsidiary, Century Kentucky, Inc. Hawesville is located adjacent to the Ohio River near Hawesville, Kentucky and began operations in 1970. Hawesville has five reduction potlines with an annual production capacity of 244,000 metric tons.

Hawesville’s original four potlines have an annual production capacity of approximately 195,000 metric tons and are specially configured and operated to produce high purity primary aluminum. The average purity level of primary aluminum produced by these potlines is 99.9%, compared to standard-purity aluminum which is approximately 99.7%. High purity primary aluminum is sold at a premium to standard-purity aluminum. The high purity primary aluminum provides the conductivity required by Hawesville’s largest customer, Southwire, for its electrical wire and cable products as well as for certain aerospace applications. A fifth potline added in 1999 has an annual capacity of approximately 49,000 metric tons of standard-purity aluminum.

Metal Sales Agreement.  Hawesville has a long-term aluminum sales contract with Southwire (the “Southwire Metal Agreement”). The Southwire Metal Agreement expires March 31, 2011, subject to automatic renewal for additional five-year terms, unless either party provides 12 months’ notice that it has elected not to renew. The price for the molten aluminum delivered to Southwire is variable and is determined by reference to the U.S. Midwest Market Price. Under the contract, Hawesville supplies 240 million pounds (approximately 109,000 metric tons) of high-purity molten aluminum annually to Southwire’s adjacent wire and cable manufacturing facility. Under this contract, Southwire will also purchase 60 million pounds (approximately 27,000 metric tons) of standard-grade molten aluminum each year through December 2010. Southwire has an option to purchase an equal amount of standard-grade molten aluminum in 2011. In addition, Southwire will purchase an additional 48 million pounds (approximately 22,000 metric tons) of standard-grade molten aluminum during 2007.

Alumina.  Hawesville purchases alumina under a supply agreement with Gramercy Alumina LLC (“GAL”). GAL is a joint venture company of which Century owns 50%, and which owns and operates the Gramercy alumina refinery. The alumina supply agreement runs through December 31, 2010 and the contract pricing varies based on GAL’s cost of production.

Power.  Hawesville purchases all of its power from Kenergy Corp. (“Kenergy”), a local retail electric cooperative, under a power supply contract that expires December 31, 2010. Kenergy acquires most of the power it provides to Hawesville from a subsidiary of LG&E Energy Corp., with delivery guaranteed by LG&E. In 2007, Hawesville has unpriced power requirements of approximately 14 MW or about three percent of its power requirements. All unpriced power will be priced at market prices. Hawesville has unpriced power requirements of 126 MW or 27% of its power requirements from 2008 through 2010. We are currently reviewing our options for pricing the unpriced power in 2008 through 2010. In addition, we are working with Big Rivers Electric Corporation (“Big Rivers”) and Kenergy on a proposal that would restructure and extend the existing power supply contract from 2008 through 2023.

Employees.  The bargaining unit employees at Hawesville are represented by the USWA. Century’s collective bargaining agreement, which covers all of the represented hourly employees at Hawesville, expires March 31, 2010.

Ravenswood

The Ravenswood facility (“Ravenswood”) is owned and operated by our subsidiary, Century Aluminum of West Virginia, Inc. (“Century of West Virginia”). Built in 1957, Ravenswood operates four potlines with an annual production capacity of 170,000 metric tons. The facility is located adjacent to the Ohio River near Ravenswood, West Virginia.

Metal Sales Agreements.  Ravenswood produces molten aluminum that is delivered to Alcan’s adjacent fabricating facility and standard-grade ingot that we sell in the marketplace. We have a contract with Alcan under which Alcan purchases 23 to 27 million pounds (approximately 10,500 to 12,250 metric tons) per month of molten aluminum produced at Ravenswood through July 31, 2007 (the “Alcan Metal Agreement”). The price for primary aluminum delivered under the Alcan Metal Agreement is variable and determined by reference to the U.S. Midwest Market Price. This contract requires us to deliver molten aluminum, which reduces our casting and shipping costs. Ravenswood also sells 10,200 mtpy of primary aluminum under a contract with Glencore (the “Glencore Metal Agreement II”) through December 31, 2013. Under the Glencore Metal Agreement II, Glencore purchases 20,400 mtpy of the primary aluminum produced at the Ravenswood and Mt. Holly facilities, at a price determined by reference to the U.S. Midwest Market Price, subject to an agreed cap and floor as applied to the U.S. Midwest Premium.

Alumina.  Glencore supplies the alumina used at Ravenswood under a contract that expires on December 31, 2009. The contract pricing varies based on the LME price for primary aluminum.

Power.  Appalachian Power Company supplies all of Ravenswood’s power requirements. Power delivered under the supply agreement is at prices set forth in published tariffs. Effective July 28, 2006, the Public Service Commission for the State of West Virginia, or PSC, approved an experimental rate design in connection with an increase in the applicable tariff rates. Power prices have some variability based upon the LME price for primary aluminum and are subject to possible adjustments in the published tariff. Under the experimental rate, Ravenswood may also be excused from or may defer the payment of the increase in the tariff rate if aluminum prices as quoted on the LME fall below pre-determined levels. On May 31, 2007, an agreement was reached in the tariff rate case pending before the PSC on proposed adjustments to the tariff rate paid by Ravenswood. If approved by the PSC, the agreement would be effective July 1, 2007 and would increase by approximately 10% the special contract rate established in July 2006 for Ravenswood as a result of pollution control additions and higher than anticipated increases in fuel purchased power and capacity charges. After December 31, 2007, Ravenswood may terminate the agreement by providing 12 months’ notice of termination.

Employees.  The bargaining unit employees at Ravenswood are represented by the USWA. The collective bargaining agreement that covers all of the represented hourly employees at Ravenswood expires May 31, 2009.

Mt. Holly

Mt. Holly, located in Mt. Holly, South Carolina, was built in 1980 and is the most recently constructed aluminum reduction facility in the United States. The facility consists of two potlines with a total annual production capacity of 224,000 metric tons and casting equipment used to cast molten aluminum into standard-grade ingot, extrusion billet and other value-added primary aluminum products. Value-added primary aluminum products are sold at a premium to standard-grade primary aluminum. Our 49.7% interest represents approximately 111,000 metric tons of the facility’s annual production capacity.

Our interest in Mt. Holly is held through our subsidiary, Berkeley Aluminum, Inc. (“Berkeley”). Under the Mt. Holly ownership structure, we hold an undivided 49.7% interest in the property, plant and equipment comprising the aluminum reduction operations at Mt. Holly and an equivalent share in the general partnership responsible for the operation and maintenance of the facility. Alcoa owns the remaining 50.3% interest in Mt. Holly and an equivalent share of the operating partnership. Under the terms of the operating partnership, Alcoa is responsible for operating and maintaining the facility. Each owner supplies its own alumina for conversion to primary aluminum and is responsible for its proportionate share of operational and maintenance costs.

Metal Sales Agreements.  We have a contract to sell to Glencore 50,000 metric tons of primary aluminum produced at Mt. Holly each year through December 31, 2009 (the “Glencore Metal Agreement I”). The Glencore Metal Agreement I provides for variable pricing determined by reference to the quoted LME price of primary aluminum. We also sell an additional 10,200 mtpy of primary aluminum under the Glencore Metal Agreement II at Mt. Holly. More information on the Glencore Metal Agreement II is available under “Primary Aluminum Sales Contracts” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page S-27.

Alumina.  Glencore supplies approximately 46% of our alumina requirements for Mt. Holly under a contract which expires January 31, 2008. As of January 1, 2007, under an agreement that extends through 2013, Trafigura AG provides us with 54% of Mt. Holly’s alumina requirements for 2007 and will provide all of Mt. Holly’s alumina requirements when our agreement with Glencore expires in 2008. The price for alumina under our contracts with Trafigura and Glencore is variable and based on the LME price for primary aluminum.

Power.  Mt. Holly purchases all of its power requirements from the South Carolina Public Service Authority (“SCPSA”) under a contract that runs through 2015. Power delivered through 2010 will be priced at rates fixed under currently published schedules, subject to adjustments to cover SCPSA’s fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

Employees.  The employees at Mt. Holly are employed by Alcoa and are not unionized.

Joint Venture Facilities

On October 1, 2004, we assumed 50% ownership of a joint venture in an alumina refinery in Gramercy, Louisiana and related bauxite mining assets in Jamaica (collectively, the “Gramercy assets”).

Gramercy Alumina LLC

The alumina refinery in Gramercy, owned by GAL, began operations in 1959 and consists of a production facility, a powerhouse for steam and electricity production, a deep water dock and a barge loading facility. Extensive portions of the Gramercy plant were rebuilt and modernized between 2000 and 2002.

Alumina Operations.  The Gramercy plant has an annual capacity rate of 1.2 million metric tons. Gramercy’s production consists of approximately 80% smelter grade alumina and 20% alumina hydrate or chemical grade alumina. GAL sells approximately 50% of its smelter grade alumina to Hawesville at prices based on Gramercy’s production costs under an alumina supply contract due to expire on December 31, 2010. All of the chemical grade alumina production is currently sold under existing short-term and long-term contracts with approximately 20 third party purchasers.

Supply Agreements.  Bauxite is the principal raw material used in the production of alumina, and natural gas is the principal energy source. The Gramercy plant purchases all of its bauxite requirements from SABL under a contract that expires at the end of 2010. The Gramercy plant purchases its natural gas requirements at market prices under short-term agreements with local suppliers.

St. Ann Bauxite Limited

SABL, which owns the bauxite mining operations, is 50% owned by Century. The bauxite mining operations are comprised of: (i) a concession from the Government of Jamaica (“GOJ”) to mine bauxite in Jamaica (the “mining rights”) and (ii) a 49% interest in a Jamaican partnership that owns certain mining assets in Jamaica (the “mining assets”). The GOJ owns the remaining 51% interest in the partnership. The mining assets consist primarily of rail facilities, other mobile equipment, dryers, and loading and dock facilities.

Bauxite Mining Rights.  Under the terms of the mining rights, SABL manages the operations of the partnership, pays operating costs and is entitled to all of its bauxite production. The GOJ receives: (i) a royalty based on the amount of bauxite mined, (ii) an annual “asset usage fee” for the use of the GOJ’s 51% interest in the mining assets and (iii) certain fees for lands owned by the GOJ that are covered by the mining rights. SABL also pays to the GOJ customary income taxes and certain other fees pursuant to an agreement with the GOJ that establishes a fiscal regime for SABL. A production levy normally applicable to bauxite mined in Jamaica has been waived for SABL through December 2007. If the levy is subsequently assessed on bauxite produced by SABL, the Establishment Agreement provides that certain payments to the GOJ will be reduced and SABL and the GOJ will negotiate amendments to SABL’s fiscal regime in order to mitigate the effects of the levy.

Under the terms of the mining rights, SABL mines the land covered by the mining rights and the GOJ retains surface rights and ownership of the land. The GOJ granted the mining rights and entered into other agreements with SABL for the purpose of ensuring the St. Ann facility is able to provide the Gramercy plant with sufficient reserves to meet its annual alumina requirements and existing or contemplated future obligations under third party contracts.

Under the mining rights, the GOJ has granted SABL the rights to mine 4.5 million dry metric tons of bauxite on specified lands annually through September 30, 2030. The GOJ will provide additional land if the land covered by the mining rights does not contain sufficient quantities of commercially exploitable bauxite. SABL is responsible for reclamation of the land that it mines. As of December 31, 2006, SABL’s reclamation obligations amounted to approximately $8.5 million.

Customers.  Approximately 50 percent of the bauxite from St. Ann is refined into alumina at the Gramercy refinery and the remainder is sold to a third party alumina refinery in Texas. SABL and GAL have a contract under which SABL will supply the Gramercy plant’s bauxite requirements through December 2010. The price for bauxite under the contract is fixed through 2008.

SABL has various short-term agreements with third parties for the supply of fuel oil, diesel fuel, container leasing and other locally provided services.

Environmental Matters

We are subject to various environmental laws and regulations. We have spent, and expect to spend, significant amounts for compliance with those laws and regulations. In addition, some of our past manufacturing activities have resulted in environmental consequences which require remedial measures. Under certain environmental laws which may impose liability regardless of fault, we may be liable for the costs of remediation of contaminated property, including our current and formerly owned or operated properties or adjacent areas, or for the amelioration of damage to natural resources. We believe, based on currently available information, that our current environmental liabilities are not likely to have a material adverse effect on

Century. However, we cannot predict the requirements of future environmental laws and future requirements at current or formerly owned or operated properties or adjacent areas. Such future requirements may result in unanticipated costs or liabilities which may have a material adverse effect on our financial condition, results of operations or liquidity. More information concerning our environmental contingencies can be found in Note 12 to the Audited Consolidated Financial Statements included herein and under “Risk Factors” on page S-9.

Intellectual Property

We own or have rights to use a number of patents or patent applications relating to various aspects of our operations. We do not consider our business to be materially dependent on any of these patents or patent applications.

Employees

We employed a work force of approximately 1,850, consisting of 1,530 hourly employees and 320 salaried employees as of December 31, 2006; a work force of approximately 1,750, consisting of 1,460 hourly employees and 290 salaried employees as of December 31, 2005; and a work force of approximately 1,625, consisting of 1,313 hourly employees and 312 salaried employees as of December 31, 2004.

Legal Proceedings

We have pending against us or may be subject to various lawsuits, claims and proceedings related primarily to employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes the ultimate disposition will not have a material adverse effect on our financial condition, results of operations, or liquidity. For a description of certain environmental matters to which we are subject, see Note 12 to the Audited Consolidated Financial Statements included herein and “Risk Factors” on page S-9.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 20, 2007, the board of directors adopted an expanded and updated written policy and written procedures for the review, approval and monitoring of transactions involving Century and its subsidiaries and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees and their immediate family members, and stockholders owning five percent or greater of our outstanding stock and their family members. A copy of our related person transaction policy is available in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.”

Our related person transaction policy is administered by the Audit Committee and applies to all related person transactions entered into after its adoption. This policy applies, subject to certain specific exclusions, to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which Century or any of its subsidiaries was or is to be a participant and where any related person had or will have a direct or indirect interest. Transactions involving less than $50,000 are not subject to review and approval under the policy. In addition, the policy defines certain ordinary course transactions with Glencore that are not material and not subject to review and approval under the policy, although those transactions are otherwise reviewed and approved by our Audit Committee on a quarterly basis. Pursuant to the policy, the Audit Committee will review all covered related person transactions. Based on its consideration of all relevant facts and circumstances, along with considering whether the transaction is on terms that are fair and reasonable to Century and whether such a transaction is in the business interests of Century, the Audit Committee will decide whether or not to approve or ratify such transaction. If a related person transaction is submitted to the Audit Committee after the commencement of the transaction, the Audit Committee will evaluate all options available, including the ratification, rescission or termination of such transaction.

For a discussion of our related party transactions, see Note 15 to the Audited Consolidated Financial Statements included herein.

Approval of Transactions with Glencore in 2006

Prior to our initial public offering in April 1996, we were an indirect, wholly-owned subsidiary of Glencore. As of April 16, 2007, Glencore, our largest stockholder, owned 28.6% of our outstanding common stock. Glencore is an important business partner, as a customer, a supplier of alumina to our facilities, and as a counterparty to our hedges. During 2006, all transactions with Glencore were approved by the Audit Committee or by a special committee comprised solely of independent directors.

Mr. Craig A. Davis, the Chairman of our Board, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.

Mr. Willy R. Strothotte, a director, is Chairman of the board of directors of Glencore International AG and served as its Chief Executive Officer from 1993 through 2001.

Purchases from Glencore

In 2006, we purchased alumina and primary aluminum from Glencore on both a spot and long-term contract basis. Such purchases, which we believe were made at market prices, totaled $185.5 million in 2006. During 2006, we purchased from Glencore all of our alumina requirements for our Ravenswood production facility and for our 49.7% interest in the Mt. Holly production facility under separate supply agreements. The supply agreements for Ravenswood and for 54% of our alumina requirements for Mt. Holly expired December 31, 2006. The supply agreement for the remaining 46% of our requirements for Mt. Holly runs through January 31, 2008. We entered into an alumina supply agreement with Glencore that will supply all of our alumina requirements for Ravenswood from January 1, 2007 until December 31, 2009.

Sales to Glencore

We sold primary aluminum to Glencore in 2006 on both a spot and long-term contract basis, at market prices. For the year ended December 31, 2006, net sales to Glencore amounted to $259.5 million, including gains and losses realized on the settlement of cash flow hedges. Sales of primary aluminum to Glencore amounted to 16.7% of our total revenues in 2006.

We have a long-term contract to sell Glencore approximately 50,000 metric tons of primary aluminum produced at Mt. Holly each year through December 31, 2009 at a variable price determined by reference to the price for primary aluminum on the LME. We have a long-term contract to sell Glencore 20,400 mtpy of primary aluminum produced at Ravenswood and Mt. Holly through December 31, 2013 at a variable price based on the LME, adjusted by a negotiated U.S. Midwest market premium with a cap and floor as applied to the current U.S. Midwest premium.

As of December 31, 2006, we had outstanding forward financial sales contracts with Glencore for 864,100 metric tons of primary aluminum, of which 128,500 metric tons were designated as cash flow hedges. These cash flow hedges are scheduled for settlement at various dates through 2008. In November 2004 and June 2005, we entered into forward financial sales contracts with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively. These sales contracts, which are for a minimum of 300,600 and 460,200 metric tons of primary aluminum, respectively, over the entire term of the contracts, contain clauses that trigger additional shipment volume when the market price for a contract month is above the contract ceiling price. These contracts will be settled monthly, and if the market price exceeds the ceiling price for all contract months through each contract’s term, the maximum remaining additional shipment volume under each set of contracts would be 275,400 and 460,200 metric tons, respectively.

Other Transactions with Glencore

We are party to a 10-year LME-based alumina tolling agreement with Glencore for 90,000 metric tons of capacity at Grundartangi. In December 2005, Glencore assigned 50% of its tolling rights under this agreement to Hydro Aluminum AS for the period 2007 to 2010. Deliveries under that agreement commenced in July 2006.

MANAGEMENT

The following tables set forth information about our directors and named executive officers.

Directors

Our certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in size as is practicable. Each class holds office until the third annual meeting for election of directors following the election of such class. The terms of office for our directors named below are as follows:

•	2008: Class III Directors, including Messrs. Davis, Fishman and Thompson;

•	2009: Class I Directors, including Messrs. Kruger, Strothotte and Berntzen; and

•	2010: Class II Directors, including Messrs. Fontaine, O’Brien and Jones.

		Business Experience and Principal
		Occupation Employment	Director
Name	Age	During Past 5 Years; Other Directorships	Since

John C. Fontaine	75	Our Lead Director since 2005; Of Counsel, law firm of Hughes Hubbard & Reed LLP since January 2000 and Partner from July 1997 to December 1999; President of Knight-Ridder, Inc. from 1995 to 1997; Chairman of the Board of Trustees of the National Gallery of Art since September 2006 and a Trustee since 2003.	1996
John P. O’Brien	65	Managing Director of Inglewood Associates Inc. since 1990; Chairman of Allied Construction Products since March 1993; Director of Preformed Line Products Company since May 2004; Director of Oglebay Norton Company since April 2003; Director of International Total Services, Inc. from August 1999 to January 2003; Director of American Italian Pasta Company from 1997 to 2002; Chairman and Chief Executive Officer of Jeffrey Mining Products L.P. from 1995 to 1999; Member of the Board of Trustees of Saint Luke’s Foundation of Cleveland, Ohio.	2000
Peter C. Jones	59	Director of Mizuho Corporate Bank (Canada) since December 2006; Director of IAMGOLD Corporation since May 2006; President and Chief Operating Officer of Inco Ltd. from April 2001 to November 2006; Chairman of Goro Nickel SAS from 2003 to February 2007; President Commissioner PT International Nickel Indonesia Tbk. from 1999 to December 31, 2006; and Director of Inco Ltd. from June 2002 to October 2006.	2007
Craig A. Davis	66	Chairman of the Board since August 1995; our Chief Executive Officer from August 1995 to December 2002 and from October 2003 to December 2005; Director of Glencore International AG since 1993 and Executive of Glencore from 1990 to 1996.	1995

		Business Experience and Principal
		Occupation Employment	Director
Name	Age	During Past 5 Years; Other Directorships	Since

Robert E. Fishman, PhD	55	Executive Vice President of Calpine Corporation since 2001; President of PB Power, Inc. from 1998 to 2001.	2002
Jack E. Thompson	57	Director of Rinker Group Ltd. since May 2006; Director of Tidewater Inc. since 2005; Director of Phelps Dodge Corp. from January 2003 to March 2007; Director of Stillwater Mining Co. from 2002 to June 2006; Vice Chairman of Barrick Gold Corporation from 2001 to April 2005; Chairman of the Board and Chief Executive Officer of Homestake Mining Company from 1998 to 2001; director of Resource Capital Funds III & IV LLC since 2002; member of the Industry Advisory Counsil for the College of Engineering at the University of Arizona since 2002.	2005
Logan W. Kruger	56	Our President and Chief Executive Officer since December 2005; President, Asia/Pacific for Inco Limited, from September 2005 to November 2005; Executive Vice-President, Technical Services for Inco Ltd. from September 2003 to September 2005; Commissioner of PT International Nickel Indonesia Tbk from 2004 to November 2005; Chief Executive Officer of Anglo American Chile Ltda., from July 2002 to September 2003; and President and Chief Executive Officer, Hudson Bay Mining & Smelting Co., Ltd., from September 1996 until June 2002.	2005
Willy R. Strothotte	63	Chairman of the Board of Glencore International AG since 1994 and Chief Executive Officer from 1993 to December 2001; Director of Minara Resources Ltd. since 2000; Chairman of the Board of Xstrata AG (formerly Südelektra Holding AG) since 1990; Director of KKR Financial Corporation since 2007.	1996
Jarl Berntzen	40	Partner — Head of Mergers and Acquisitions, ThinkEquity Partners LLC since March 2007, and Managing Director from March 2006; Senior Vice President, Barrington Associates, LLC from April 2005 to February 2006; Founder, Berntzen Capital Management, LLC from March 2003 to April 2005; Managing Director of Providence Capital, Inc. from September 2002 to March 2003; Vice President, Mergers and Acquisitions of Goldman, Sachs & Co. from 1998 to 2001.	2006

Board and Committee Meetings; Directors’ Compensation

Our Board of Directors presently consists of 9 directors. The Board, which is responsible for supervision of the overall affairs of Century, establishes corporate policies, sets strategic direction, and oversees management, which is responsible for the day-to-day operations of Century. The Board met seven times during 2006.

To assist it in carrying out its duties, the Board has established various standing committees. Each standing committee of the Board and its members are listed in the table below. The Board designates the members of each committee and the committee chair annually, based on the recommendations of the Governance and Nominating Committee. The Board has adopted written charters for each of its committees, which are available in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.”

The table below identifies the current members of each standing committee of our Board.

Governance and
Name	Audit		Compensation		Nominating

Jarl Berntzen	X				X
Robert E. Fishman	X				X
John C. Fontaine			X	*	X
Peter C. Jones	X		X
John P. O’Brien	X	*	X
Jack E. Thompson			X		X	*

*	Chair

Audit Committee

The Audit Committee:

•	oversees the financial reporting process for which management is responsible;

•	approves the engagement of the independent auditors for audit and non-audit services;

•	monitors the independence of the independent auditors;

•	reviews and approves all audit and non-audit services and fees;

•	reviews the scope and results of the audit with the independent auditors;

•	reviews the scope and results of internal audit procedures with our internal auditors;

•	evaluates and discusses with the independent auditors and management the effectiveness of our system of internal accounting controls; and

•	makes inquiries into other matters within the scope of its duties.

During 2006, the members of the Audit Committee were Messrs. Berntzen, Fishman, O’Brien and Thompson. Each member of the Audit Committee is “independent,” as required under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the Board has determined that John P. O’Brien is an “audit committee financial expert” within the meaning set forth in regulations of the SEC. In 2006, the Audit Committee held four meetings. Effective March 20, 2007, Mr. Thompson was succeeded on the Audit Committee by Mr. Jones, who was elected as a director on March 20, 2007.

Compensation Committee

We have a Compensation Committee which is a standing committee of our Board of Directors. The Compensation Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our 1996 Stock Incentive Plan (“1996 Plan”), as amended. Each member of the Compensation Committee is “independent” as required under applicable NASDAQ listing standards. During 2006, the members of the Compensation Committee were Messrs. Fontaine, O’Brien and Thompson. The Committee held eight meetings in 2006. Effective March 20, 2007, Mr. Jones, who was appointed as a director, was also designated a member of the Compensation Committee for 2007.

The Compensation Committee recognizes the benefit of reviewing and modifying as appropriate Century’s compensation and benefit programs, and the principles and philosophies on which these programs are based. The Compensation Committee also from time to time reviews the historical application and implementation of our compensation and benefit programs. Examples of recent Compensation Committee Actions include:

•	Adopting a formal written charter (a copy of this charter is posted in the Investor section of our website, www.centuryaluminum.com, under the tab “Corporate Governance”);

•	Formalizing its historical practice of using compensation tally sheets for the named executive officers;

•	Reviewing the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the different components of our executive compensation programs; and

•	Hiring an external independent compensation consultant to review the Compensation Committee’s past procedures and compensation decisions.

Directors’ Compensation

Directors who are full-time salaried employees of Century are not compensated for their service on the Board or on any Board committee. The Board’s general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board when appropriate. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

Meeting Fees and Retainers.  In August 2006, the Compensation Committee approved changes to the compensation for non-employee directors. Effective July 1, 2006, non-employee directors (other than the Chairman) receive an annual retainer of $35,000 for their services. The Chairman of the Board of Directors receives an annual retainer of $100,000. The Lead Director receives an additional $25,000 annual retainer, the Chairman of the Audit Committee receives an additional $10,000 annual retainer and the Chairman of each of the Compensation Committee and the Governance and Nominating Committee receives an additional $5,000 annual retainer. In addition, each non-employee director receives a fee of $2,000 for each Board or Board committee meeting attended. The Chairman of the Audit Committee receives an additional $1,000 per Audit Committee meeting attended.

Stock Options.  Each non-employee director receives a one-time grant of options to purchase 10,000 shares of Century common stock. The options vest one-third on the grant date, and an additional one-third vest on each of the first and second anniversaries of the grant date. In addition, each non-employee director continuing in office after the Annual Meeting of Stockholders each year receives an annual grant of options that vest one-fourth on each of the three, six, nine and 12 month anniversaries of the date of grant. The options are granted on the business day following the Annual Meeting and are priced at the average of the high and low price of Century’s common stock on that date.

During 2006, non-employee directors each received options to purchase 3,000 shares.

Expense Reimbursement.  All directors are reimbursed for their travel and other expenses incurred in attending Board and Board committee meetings.

The following table sets forth the compensation paid to each director in 2006.

2006 Director Compensation

	Fees Earned or		All Other
Name(a)	Paid in Cash(b)	Option Awards(d)	Compensation(g)	Total(h)

Jarl Berntzen	$41,750	$197,223	—	$238,973
Craig A. Davis	$304,000	$50,875	$2,297,570	$2,652,445
Robert E. Fishman	$70,000	$50,875	—	$120,875
John C. Fontaine	$95,000	$50,875	—	$145,875
John P. O’Brien	$87,500	$50,875	—	$138,375
Willy R. Strothotte	—	$50,875	—	$50,875
Jack E. Thompson	$86,500	$50,875	—	$137,375
Roman A. Bninski	$24,500	—	—	$24,500
Stuart M. Schreiber	$22,500	—	$333,209	$355,709

Column (a) —	This column lists all non-employee directors who served on the Board during 2006. Mr. Kruger did not receive compensation for serving as a member of the Board. Messrs. Bninski and Schreiber did not stand for re-election when their terms expired in June 2006.

Column (b) —	The amounts in this column reflect the retainer and meeting fees paid to each non-employee director during 2006 (other than Mr. Strothotte, who waived his right to receive cash compensation). For the period from January 1, 2006 to June 30, 2006, Mr. Davis received $250,000 for his services as Chairman of the Board. For the remainder of 2006, Mr. Davis received a retainer of $50,000, which represents the pro rated portion of the annual retainer paid to the Chairman of the Board. Mr. Davis received meeting fees, travel and other expense reimbursement and other compensation generally paid to our non-employee directors beginning July 1, 2006.

Column (d) —	Amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes during 2006 in accordance with Statement of Financial Accounting Standards 123R, or FAS 123R, for equity award expenses, disregarding assumptions for the forfeiture of awards. See Note 9 of our Audited Consolidated Financial Statements included herein for the assumptions used in the valuation of these awards and related disclosures. Presented below are the grant date fair value of each option award granted in 2006 (computed in accordance with FAS 123R and using the Black-Scholes option pricing model to calculate fair value) and the aggregate number of vested and unvested stock options and stock awards held by each continuing director (other than Mr. Kruger) as of December 31, 2006:

		Number of	Number of Stock
	Grant Date Fair	Options	Awards
	Value of 2006	Outstanding	Outstanding
Name	Option Awards	as of 12/31/06	as of 12/31/06

Jarl Berntzen	$287,360	13,000	—
Craig A. Davis	$67,833	3,000	29,778	(1)
Robert E. Fishman	$67,833	4,500	—
John C. Fontaine	$67,833	16,000	—
John P. O’Brien	$67,833	14,000	—
Willy R. Strothotte	$67,833	22,500	—
Jack E. Thompson	$67,833	9,334	—

(1)	Represents the value of performance share units for the 2005-2007 performance program period which were granted to Mr. Davis when he served as our Chief Executive Officer. Our Compensation Committee will determine vesting for the 2005-2007 performance period in 2008.

Column (g) —	For Mr. Davis, all other compensation includes $1,360,597 attributed to the cash value realized from the vesting of performance-based share awards, $930,000 from payments under our retirement plans, and $6,973 representing the value of a retirement gift presented by us to Mr. Davis. Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement as our Chief Executive Officer, Mr. Davis’ performance-based share awards could continue to vest during our 2004-2006 and 2005-2007 performance program periods on an approximately two-thirds and one-third basis, respectively. As such, amounts included in this column include stock-based compensation that was awarded to Mr. Davis when he served as Chief Executive Officer. For Mr. Schreiber, all other compensation is comprised of (i) $4,000 in payments made to Mr. Schreiber while he served as a director in his role as a consultant to the Compensation Committee, (ii) $25,002 in consulting fees paid to Mr. Schreiber pursuant to his consulting arrangement following his service as a director, and (iii) $304,207 in executive search and placement fees paid to Integis, a corporation owned by Mr. Schreiber.

Executive Officers

		Position and Duration; Business Experience and
Name	Age	Principal Occupation Employment During Past 5 Years

Logan W. Kruger	56	President and Chief Executive Officer since December 2005. Prior to joining Century, Mr. Kruger served as President, Asia/Pacific for Inco Limited, from September 2005 to November 2005; Executive Vice-President, Technical Services for Inco Ltd. from September 2003 to September 2005; Chief Executive Officer of Anglo American Chile Ltd., from July 2002 through September 2003; and President and Chief Executive Officer, Hudson Bay Mining & Smelting Co., Limited, from September 1996 until June 2002.
Michael A. Bless	41	Executive Vice President and Chief Financial Officer since January 2006. Prior to joining Century, Mr. Bless served as managing director of M. Safra & Co., Inc., from February 2005 to January 2006 and Executive Vice President and Chief Financial Officer of Maxtor Corporation from August 2004 to October 2004. From August 1997 through January 2004, Mr. Bless served in a number of senior executive positions with Rockwell Automation, Inc. (formerly known as Rockwell International Corporation), a leading industrial automation hardware, software and services company, including as Senior Vice President and Chief Financial Officer from June 2001 to January 2004.
Wayne R. Hale(1)	51	Executive Vice President and Chief Operating Officer since February 28, 2007. Prior to joining Century, Mr. Hale served as Senior Vice President of Sual-Holding from April 2004 to February 2007; held various senior management positions with Kennecott Utah Copper Corporation from April 2000 to April 2004, including as Chief Operating Officer from April 2002 to April 2004; and served as President, Primary Products Division for Kaiser Aluminum & Chemical Corporation from December 1997 through 2000.

		Position and Duration; Business Experience and
Name	Age	Principal Occupation Employment During Past 5 Years

Robert R. Nielsen	62	Executive Vice President, General Counsel and Secretary since May 2006. Prior to joining Century, Mr. Nielsen served as Executive Vice President, General Counsel and Secretary for Tanimura and Antle, Inc. from July 2005 to April 2006, Vice President, General Counsel and Secretary for Tanimura & Antle, Inc. from March 1993 to June 2005 and Director of Dulcinea Farms, LLC from 2004 to 2005.
Steve Schneider	52	Senior Vice President, Chief Accounting Officer and Controller since June 2006, Vice President and Corporate Controller since April 2002; Corporate Controller for more than five years.
Giulio Casello	47	Senior Vice President of Business Development since September 2005. Prior to joining Century, Mr. Casello served in a number of senior positions with Alcoa World Alumina Australia from 1986 to 2005, including as Director of Western Australian Operations from January 2003 to September 2005; General Manager of Alcoa World Chemicals from April 2001 to December 2002; and Kwinana Alumina Refinery Location Manager from April 1999 to April 2001.
Peter C. McGuire	59	Vice President and Associate General Counsel since April 2002; Associate General Counsel for more than five years.
Michelle M. Lair	31	Vice President and Treasurer since February 2007, Treasurer since June 2006, Assistant Treasurer since November 2005; Corporate Financial Analyst for more than five years.

(1)	On February 28, 2007, we announced that Wayne R. Hale had been appointed to succeed E. Jack Gates as Executive Vice President and Chief Operating Officer, effective March 1, 2007. Mr. Gates will continue as an employee of the Company through June 30, 2007 and will then serve as a consultant to the Company through December 31, 2007.

Management Compensation

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for fiscal 2006 for services rendered to us in all capacities in 2006. The table also includes Mr. Beckley, who retired from Century effective March 31, 2006, due to his having served as our Executive Vice President and Chief Financial Officer from January 1, 2006 to January 22, 2006, and Mr. Kitchen, who retired from Century effective April 30, 2006, based on his compensation earned for the fiscal year ended December 31, 2006.

Based on the fair value of equity awards granted to named executive officers in 2006 (exclusive of one-time initial employment related equity awards and changes in pension value) and the base salary of the named executive officers, “Salary” ranged between approximately 23.5% and 49.6%, and “Bonus” ranged between approximately 0% and 36.2%, respectively, of the total compensation package of the named executive officers. Because the table below reflects less than the full fiscal year salary for individuals who were not our employees for the full fiscal year and because the value of certain equity awards included below includes accrued share-based compensation expense from previous years as calculated under FAS 123(R), these percentages may not be able to be derived using the amounts reflected in the table below.

2006 Summary Compensation Table

										Change in
										Pension Value
									Non-	and
									Equity	Nonqualified	All
Name and Principal					Stock		Option		Incentive	Deferred	Other
Position	Year	Salary		Bonus	Awards(2)		Awards(2)		Plan Comp	Compensation	Comp(11)		Total

Logan W. Kruger	2006	$750,000		$562,500	$783,332	(3)	$428,479	(8)	—	$3,755,628	$65,035	(12)	$6,344,974
President and CEO
Michael A. Bless	2006	$352,397	(1)	$262,500	$278,012	(4)	$378,100	(9)	—	$68,615	$425,698	(13)	$1,765,322
Executive Vice President & CFO
E. Jack Gates	2006	$360,000		$252,000	$323,659		—		—	$164,153	$12,530		$1,112,342
Executive Vice President & COO (Former)
Robert R. Nielsen	2006	$233,333	(1)	$164,500	$251,188	(5)	$449,549	(10)	—	$177,084	$720		$1,276,374
Executive Vice President, General Counsel & Secretary
Steve Schneider	2006	$230,000		$175,000	$156,299		—		—	$27,131	$11,170	(14)	$599,600
Senior Vice President & CAO
David W. Beckley	2006	$148,251	(1)	—	$284,808	(6)	—		—	$60,740	$7,040		$500,839
Executive Vice President & CFO (Former)
Gerald J. Kitchen	2006	$200,168	(1)	$100,000	$292,222	(7)	—		—	$16,069	$256,620	(15)	$865,079
Executive Vice President, General Counsel, Chief Administrative Officer, and Secretary (Former)

(1)	The amounts reflected are prorated for the portion of 2006 the executive was employed by us. Messrs. Beckley and Kitchen were full-time employees through March 31, 2007 and April 30, 2007, respectively, while Messrs. Bless and Nielsen commenced their employment on January 23, 2006 and May 1, 2006, respectively.

(2)	The values reflected represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 9 to the Audited Consolidated Financial Statements included herein.

(3)	The value reflected includes the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 50,000 service-based performance shares awarded to Mr. Kruger on December 14, 2005, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Kruger’s restricted shares vested one-half on January 1, 2007 and will vest one-half on January 1, 2008. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(4)	The value reflected includes the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 20,000 service-based performance shares awarded to Mr. Bless on January 23, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Bless’s restricted shares vested one-third on January 22, 2007, and the balance will vest equally on each of January 22, 2008 and January 22, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(5)	The value reflected includes the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 15,000 service-based performance shares awarded to Mr. Nielsen on May 1, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Nielsen’s restricted shares vest one-third on each of May 1, 2007, May 1, 2008 and May 1, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the restricted shares from the date of grant and will become payable upon vesting.

(6)	Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement, Mr. Beckley remained a participant in our 2004-2006 and 2005-2007 performance program periods on an approximately two-thirds and one-third basis, respectively.

(7)	Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement, Mr. Kitchen remained a participant in our 2004-2006 and 2005-2007 performance program periods on an approximately two-thirds and one-third basis, respectively.

(8)	The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 100,000 options to purchase our common stock awarded to Mr. Kruger on December 14, 2005, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Kruger’s options vested one-third on December 14, 2006, and the balance will vest equally on each of December 14, 2007 and December 14, 2008.

(9)	The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 30,000 options to purchase our common stock awarded to Mr. Bless on January 23, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Bless’s options vested one-third on January 23, 2006 and the balance will vest equally on each of January 23, 2007 and January 22, 2008.

(10)	The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 20,000 options to purchase our common stock awarded to Mr. Nielsen on May 1, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Nielsen’s options vested one-third on May 1, 2006 and the balance will vest equally on each of May 1, 2007 and April 30, 2008.

(11)	All other compensation is comprised of (i) matching contributions under our 401(k) Plan for each of the named executive officers (other than for Messrs. Bless and Nielsen, who did not participate in the plan) and (ii) Company-paid life insurance premiums in 2006.

(12)	For Mr. Kruger, all other compensation also includes reimbursement payments of $55,300 relating to temporary housing costs, other relocation expenses and gross-ups for taxes thereon, incurred in connection with his relocation.

(13)	For Mr. Bless, all other compensation also includes reimbursement payments of $424,783 relating to temporary housing costs, other relocation expenses and gross-ups for taxes thereon, incurred in connection with his relocation.

(14)	For Mr. Schneider, all other compensation also includes reimbursement payments for our executive medical wellness program.

(15)	For Mr. Kitchen, all other compensation also includes $243,751 in compensation paid pursuant to his Consulting Agreement, which was effective at the time of his retirement, and $7,160 representing the value of a retirement gift presented by us to Mr. Kitchen. A copy of Mr. Kitchen’s Consulting Agreement was filed as Exhibit 10.12 to our Quarterly Report on Form 10-Q for the period ended June 30, 2005.

Grants of Plan Based Awards

The following table sets forth information regarding the estimated future payouts under our 1996 Plan to our named executive officers.

2006 Grants of Plan Based Awards Table

						All Other		All Other				Grant Date
						Stock		Option		Exercise or	Grant	Fair Value
		Estimated Future Payouts Under Equity Incentive Plan Awards				Awards: # of		Awards: # of		Base Price	Date Stock	of Stock
		Threshold	Target	Maximum		Shares of		Underlying		of Option	Closing	and Option
Name	Grant Date	(#)	(#)	(#)		Stock		Options		Awards(7)	Price	Award(8)

Logan W. Kruger	June 9, 2006	—	8,044	40,222	(1)(2)	—		—		—	—	$224,991
	June 9, 2006	—	16,595	41,486	(1)(3)	—		—		—	—	$450,007
	June 9, 2006	—	15,087	25,145	(4)	—		—		—	—	$674,992
Michael A. Bless	June 9, 2006	—	3,575	20,111	(1)(2)	—		—		—	—	$99,993
	June 9, 2006	—	7,375	20,743	(1)(3)	—		—		—	—	$199,988
	June 9, 2006	—	6,705	12,573	(4)	—		—		—	—	$299,982
	January 23, 2006	—	—	—		20,000	(5)	—		—	—	$598,400
	January 23, 2006	—	—	—		—		30,000	(5)	$29.92	$29.75	$554,400
E. Jack Gates	June 9, 2006	—	6,437	12,070	(4)	—		—		—	—	$287,991
Robert R. Nielsen	June 9, 2006	—	3,128	18,770	(1)(2)	—		—		—	—	$87,490
	June 9, 2006	—	6,453	19,360	(1)(3)	—		—		—	—	$174,986
	June 9, 2006	—	5,867	11,734	(4)	—		—		—	—	$262,490
	May 1, 2006	—	—	—		15,000	(6)	—		—	—	$714,150
	April 28, 2006	—	—	—		—		25,000	(6)	$47.61	$47.61	$749,500
						—
Steve Schneider	June 9, 2006	—	3,911	8,382	(4)	—		—		—	—	$174,978
David W. Beckley	—	—	—	—		—		—		—	—	—
Gerald J. Kitchen	—	—	—	—		—		—		—	—	—

(1)	When an employee first becomes a participant and therefore eligible for performance share awards, they also become eligible to participate in awards for prior performance program periods on a rolling basis, based on the percentage of the relevant performance program period during which they served. These awards for prior years are determined based on the same price per share for Century common stock used for other award participants for the relevant performance program period. Messrs. Kruger, Bless and Nielsen first became a participant and eligible for performance share awards on June 9, 2006.

(2)	The amounts shown represent the number of performance share units awarded to the named executive officer for the 2004-2006 performance program period. On March 19, 2007, our Compensation Committee approved a 65% vesting of the performance share units for the 2004-2006 performance program period, resulting in the awards of 5,229, 2,324, 5,578, 2,033, 2,475, 3,951 and 3,793, respectively, of shares of our common stock to Messrs. Kruger, Bless, Gates, Nielsen, Schneider, Kitchen and Beckley.

(3)	The amounts shown represent the number of performance share units awarded to the named executive officer for the 2005-2007 performance program period which performance program period will be considered by our Compensation Committee in 2008.

(4)	The amounts shown represent the number of performance share units awarded to the named executive officer for the 2006-2008 performance program period which performance program period will be considered by our Compensation Committee in 2009.

(5)	Upon his employment with Century, Mr. Bless received 20,000 service-based performance shares, and options to purchase 30,000 shares of our common stock with a grant price equal to $29.915, which was the average of the high and low sales price for our common stock on NASDAQ on the grant date.

(6)	Upon his employment with Century, Mr. Nielsen received 15,000 service-based performance shares, and options to purchase 25,000 shares of our common stock with a grant price equal to $47.61, which was the average of the high and low sales price for our common stock on NASDAQ on the grant date.

(7)	Our 1996 Plan provides that options are granted at not less than the “fair market value” of the shares subject to such option, which is defined in the Plan as the average of the high and low sales price for shares of our common stock on the grant date. Mr. Nielsen’s employment agreement provides that the exercise price for his options will equal the closing price of our common stock on April 28, 2006, the last trading day immediately before his employment start date. The average of the high and low sales price for shares of our common stock on April 28, 2006 was $46.72.

(8)	The values reflected represent the grant date fair value of the awards determined in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for our named executive officers as of December 31, 2006.

2006 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
				Equity						Equity
				Incentive						Incentive		Equity Incentive
				Plan						Plan Awards:		Plan Awards:
				Awards:					Market	Number of		Market or
				Number of			Number of		Value	Unearned		Payout Value of
	Number of	Number of		Securities			Shares or		of Shares or	Shares,		Unearned
	Securities	Securities		Underlying			Units of		Units of	Units, or		Shares, Units or
	Underlying	Underlying		Unexercised	Option		Stock That		Stock That	Other Rights		Other Rights
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Have Not	That Have		That Have Not
	Options (#)	Options (#)		Options	Price	Expiration	Vested		Vested	Not Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(7)	(#)		($)(7)

Logan W. Kruger	33,333	66,667	(1)	—	$23.98	12/14/2015	50,000	(4)	$2,232,500	8,044	(8)	$359,165
										16,595	(9)	$740,967
										15,087	(10)	$673,635
Michael A. Bless	9,999	20,001	(2)	—	$29.92	1/23/2016	20,000	(5)	$893,000	3,575	(8)	$159,624
										7,375	(9)	$329,294
										6,705	(10)	$299,378
E. Jack Gates	—	—		—	—		—		$—	8,581	(8)	$383,142
										9,588	(9)	$428,104
										6,437	(10)	$287,412
Robert R. Nielsen	8,333	16,667	(3)	—	$47.61	5/1/2016	15,000	(6)	$669,750	3,128	(8)	$139,665
										6,453	(9)	$288,126
										5,867	(10)	$261,962
Steve Schneider	—	—		—	—		—		—	3,808	(8)	$170,027
										4,204	(9)	$187,709
										3,911	(10)	$174,626
David W. Beckley	—	—		—	—		—		—	5,835	(8)	$260,533
										3,553	(9)	$158,619
Gerald J. Kitchen	—	—		—	—		—		—	6,095	(8)	$272,142
										3,804	(9)	$169,842

(1)	The options vest equally on each of December 14, 2007 and December 14, 2008.

(2)	The options vest equally on each of January 23, 2007 and January 22, 2008.

(3)	The options vest equally on each of May 1, 2007 and April 30, 2008.

(4)	The service-based performance shares vested one-half on January 1, 2007 and will vest one-half on January 1, 2008.

(5)	The service-based performance shares vested one-third on January 22, 2007, and will vest one-third on each of January 22, 2008 and January 22, 2009.

(6)	The service-based performance shares vest one-third on each of May 1, 2007, May 1, 2008 and May 1, 2009.

(7)	Based on the closing market price for shares of our common stock of $44.65 on December 29, 2006, the last trading day for the fiscal year ended December 31, 2006.

(8)	The amounts shown represent the number of performance share units awarded to the named executive officer for the 2004-2006 performance program period. On March 19, 2007, our Compensation Committee approved a 65% vesting of the performance share units for the 2004-2006 performance program period, resulting in the awards of 5,229, 2,324, 5,578, 2,033, 2,475, 3,951 and 3,793, respectively, of shares of our common stock to Messrs. Kruger, Bless, Gates, Nielsen, Schneider, Kitchen and Beckley.

(9)	The amounts shown represent the number of performance share units awarded to the named executive officer for the 2005-2007 performance program period which performance program period will be considered by our Compensation Committee in 2008.

(10)	The amounts shown represent the number of performance share units awarded to the named executive officer for the 2006-2008 performance program period which performance program period will be considered by our Compensation Committee in 2009.

Pension Benefits

We maintain both the Qualified Plan and the Supplemental Retirement Income Benefit Plan (“SERP”) as retirement plans for our U.S. based salaried employees. The Qualified Plan provides lifetime annual benefits starting at age 62 equal to 12 multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. We determine final average monthly compensation under the qualified plans as the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants’ pension rights vest after a five-year period of service, or earlier if the participant has reached the age of 62. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available. The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Code.

The SERP provides selected senior executives with supplemental benefits in addition to those benefits they are entitled to receive under the Qualified Plan.

The following table sets forth the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Qualified Plan and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

2006 Pension Benefits Table

					Payments
			Present		During
		Number of	Value of		Last
		Years	Accumulated		Fiscal
Name	Plan	Credited	Benefit(1)		Year

Logan W. Kruger	Non-Contributory Defined Pension Plan	1	$205,470		—
	Supplemental Retirement Income Benefit Plan (SERP)	1	$5,996,628	(2)	—
Michael A. Bless	Non-Contributory Defined Pension Plan	1	$68,615		—
	Supplemental Retirement Income Benefit Plan (SERP)	1	—		—
E. Jack Gates(3)	Non-Contributory Defined Pension Plan	6	$205,435		—
	Supplemental Retirement Income Benefit Plan (SERP)	6	$250,163		—
Robert R. Nielsen(3)	Non-Contributory Defined Pension Plan	1	$177,084		—
	Supplemental Retirement Income Benefit Plan (SERP)	1	—		—
Steve Schneider	Non-Contributory Defined Pension Plan	6	$125,871		—
	Supplemental Retirement Income Benefit Plan (SERP)	—	—		—
David W. Beckley	Non-Contributory Defined Pension Plan	11	$2,189,656		$125,000
	Supplemental Retirement Income Benefit Plan (SERP)	11	$1,221,327		$70,000
Gerald J. Kitchen	Non-Contributory Defined Pension Plan	11	$2,050,462		$110,000
	Supplemental Retirement Income Benefit Plan (SERP)	11	$1,582,558		$85,000

(1)	Includes amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

(2)	When determining present value, vesting is ignored. However, Mr. Kruger’s right to participate in the Enhanced SERP benefit begins on the fifth anniversary of his employment date and vests 20 percent each year thereafter. In the absence of a change-in-control of Century, only if Mr. Kruger remains employed by Century for a period of 10 years would he fully vest in his Enhanced SERP benefit. If vesting were considered for the Enhanced SERP benefit only, the present value of his benefit under the SERP would be approximately $2,275,000.

(3)	As of December 31, 2006, of our named executive officers employed by us on that date, only Messrs. Gates and Nielsen were eligible to retire and begin receiving a benefit under our retirement plans.

Employment Agreements

Historically it has been our practice to enter into employment agreements with officers at the executive vice president level and above. The terms of these agreements, including base salary, initial equity grants, minimum guaranteed bonuses, participation in Century benefit plans and other benefits, are approved by the Compensation Committee. The amounts and types of such compensation are negotiated terms with each officer. When reviewing and negotiating these terms, the Compensation Committee is provided with market data by its compensation consultants and considers practices of peer companies and, if applicable, compensation earned and/or forfeited by the officer at a previous employer. In 2006, the Compensation Committee approved employment agreements with Messrs. Bless and Nielsen in connection with the commencement of their employment with Century.

Our employment agreement with Logan W. Kruger, our President and Chief Executive Officer, is made as of December 13, 2005, and extends through December 31, 2008; however beginning on January 1, 2008, and on each January 1 thereafter, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement, the period of employment is automatically extended for successive three-year periods. Under the terms of his employment agreement, Mr. Kruger will receive a minimum base salary of $750,000 per year, which amount is subject to increase from time to time at the discretion of the Compensation Committee. Mr. Kruger is also eligible to receive an annual performance-based cash bonus under our incentive compensation plan, subject to the discretion of the Compensation Committee. Mr. Kruger’s agreement provided that his annual cash bonus for 2006 would be no less than $325,000. Under the terms of his agreement, Mr. Kruger is also eligible to receive stock option grants and performance share awards under the 1996 Plan and to participate in the SERP.

We also had an employment agreement with Mr. E. Jack Gates, effective October 14, 2003, as amended December 8, 2005, that provided for a term of employment through December 31, 2006. Under the terms of his employment agreement, Mr. Gates received a minimum base salary of $342,500 per year, which could be increased from time to time at the discretion of the Compensation Committee. Mr. Gates was also eligible to receive an annual performance-based cash bonus under Century’s incentive compensation plan, subject to the discretion of the Compensation Committee, and was eligible to receive stock option grants and performance share awards under the 1996 Plan and to participate in the SERP. Effective March 1, 2007, Wayne R. Hale succeeded Mr. Gates as our Executive Vice President and Chief Operating Officer. At that time, we entered into a letter agreement with Mr. Gates which provided that Mr. Gates would continue as an employee through June 30, 2007, when he will retire. Following his retirement, Mr. Gates has agreed to serve as our consultant through December 31, 2007. Mr. Gates will be paid a minimum of $70,000 during the consulting term, which will compensate Mr. Gates for providing consulting services for up to an aggregate of 35 days. Mr. Gates will be paid an additional $2,000 for each day during the consulting term he provides consulting services in excess of 35 days.

We entered into an employment agreement with Michael A. Bless, effective January 23, 2006, the date Mr. Bless succeeded Mr. Beckley as Executive Vice President and Chief Financial Officer. On May 1, 2006, we entered into an employment agreement with Robert R. Nielsen, the day Mr. Nielsen succeeded Mr. Kitchen as Executive Vice President, General Counsel and Secretary. Our employment agreements with Messrs. Bless and Nielsen extend through December 31, 2008; however beginning on January 1, 2008, and on each January 1 thereafter, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement, the period of employment is automatically extended for successive three-year periods. These agreements provide that the base salaries paid to Messrs. Bless and Nielsen shall not be reduced below $375,000 and $350,000 per year, respectively, and shall be subject to increase from time to time at the discretion of the Compensation Committee. Mr. Bless and Mr. Nielsen will each be eligible to receive an annual performance-based cash bonus under our incentive compensation plan, subject to the discretion of the Compensation Committee. The agreements provide that the 2006 annual cash bonuses for Messrs. Bless and Nielsen would be no less than $187,500 and $122,500, respectively. In addition, Messrs. Bless and Nielsen received options to purchase 30,000 and 25,000 shares, respectively, of our common stock and one-time grants of 20,000 and 15,000, respectively, service-based performance shares. Messrs. Bless and Nielsen are also eligible for stock option grants and performance share awards under the 1996 Plan and participation in the SERP.

Our employment agreements with Messrs. Kruger, Bless, Gates and Nielsen each provide that upon termination of employment for any reason other than voluntary resignation, death or “for cause”, the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year’s salary plus bonus). If the executive is terminated as a result of the executive’s disability, the payments due to the executive will be reduced by any payments he receives under our disability plans. Also, any termination payments under the employment agreements may not be duplicated under the severance compensation agreements. Prior to their retirement, our employment agreements with Messrs. Beckley and Kitchen contained similar terms.

Post-Termination Compensation and Benefits

Savings Plan

We maintain our Century Aluminum 401(k) Plan. This savings plan is a tax qualified retirement savings plan pursuant to which our U.S. based salaried employees, including our named executive officers, are able to contribute a percentage, up to the limits prescribed by the Internal Revenue Service, of their annual compensation on a pre-tax basis. In 2006, we matched 60% of the first 6% of pay that is contributed to the savings plan. Prior to January 1, 2007, all matching contributions vested after 2 years of service with Century. Beginning January 1, 2007, we will match 100% of the first 3% of pay that is contributed to the savings plan and 50% of the next 2% of pay contributed, and all matching contributions will be fully vested on contribution.

Retirement Plans

We also maintain a non-contributory defined benefit pension plan for our U.S. based salaried employees who meet certain eligibility requirements, which we refer to as our Qualified Plan. We also have adopted a Supplemental Retirement Income Benefit Plan, or “SERP.” The SERP is a supplemental plan that provides selected senior executive officers with enhanced benefits to those provided under our Qualified Plan. Those supplemental benefits include an unfunded additional amount equal to the amount that would normally be paid under our Qualified Plan if there were no limitations under Sections 415 and 401(a)(17) of the Code. Final average monthly compensation for purposes of calculating the supplemental benefit will be based on the greater of (a) projected final annual compensation, assuming specified annual increases until retirement age, or (b) the average of the highest three years’ annual compensation over the last 10 years of employment. Messrs. Kruger, Bless, Gates, and Nielsen were eligible to participate in these benefits in 2006.

The SERP also permits selected senior executives to achieve estimated levels of retirement income when, due to the executive’s age and potential years of service at normal retirement age, benefits under our existing qualified and nonqualified defined benefit pension plans are projected to be less than a specified percentage of the executive’s estimated final average annual compensation (the “Enhanced SERP”). Mr. Kruger is the only named executive officer currently eligible to participate in the Enhanced SERP, and his eligibility is subject to certain vesting requirements. Mr. Kruger’s right to participate in the Enhanced SERP benefit begins on the fifth anniversary of his employment date and vests 20 percent each year thereafter. If Mr. Kruger remains employed by Century for a period of 10 years he will be fully vested in his Enhanced SERP benefit. When fully vested, Mr. Kruger’s Enhanced SERP benefit will be approximately 50% of his final average compensation.

Other Post-Termination Benefits

Selected senior executive officers may also receive benefits triggered by death, disability or termination without cause. Century has designed these benefits to be competitive with industry standards to attract and retain talented executive and management level personnel.

It is Century’s policy that accelerated benefits for executive officers should not be triggered in circumstances where the executive is terminated for cause or resigns voluntarily.

Change in Control

Our policy is to provide change in control protection to our named executive officers based on competitive practice in the industry. Change in control provisions are contained in various named executive officer employment agreements, long-term compensation agreements, retirement plans and severance protection agreements. Our industry has been subject to consolidation and reorganizations in recent times. Change in control protection provides a method to attract and retain executives who are unlikely to be retained by the acquiring entity upon a change in control. In addition, change in control protections are designed to maximize stockholder value by creating incentives for named executive officers to explore strategic transactions and work to bring such transactions to fruition if appropriate.

Corporate Governance

We are subject to corporate governance laws, rules and regulations of the State of Delaware, NASDAQ and the SEC; we believe that we are in compliance with such laws, rules and regulations. Except as described in this prospectus supplement and the accompanying prospectus, there are no potential conflicts of interest between any duties to Century by any director or executive officer and their private interests or other duties. The business address for each of our directors and executive officers named above is c/o Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 16, 2007 by: (i) each of our current directors, (ii) each executive officer named in the Summary Compensation Table above, and (iii) all of our directors and executive officers as a group. No director or executive officer beneficially owned more than 1% of our outstanding common stock. All of our directors and executive officers as a group beneficially owned 1.1% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)
			Restricted	Exercisable
Name	Common Stock		Shares(2)	Stock Options(3)

David W. Beckley	11,551		8,526	—
Jarl Berntzen	—		—	9,666
Michael A. Bless	6,607		14,080	19,998
Craig A. Davis	106,244	(4)	29,778	3,000
Robert E. Fishman	—		—	4,500
John C. Fontaine	250	(5)	—	16,250
E. Jack Gates	23,524		16,025	—
Peter C. Jones	—		—	3,333
Gerald J. Kitchen	15,179		8,600	—
Logan W. Kruger	10,228		31,682	13,333
Robert R. Nielsen	2,140		12,320	8,333
John P. O’Brien	5,000		—	14,000
Steve Schneider	1,490		8,155	—
Willy R. Strothotte	—	(4)	—	22,500
Jack E. Thompson	3,500		—	9,334
All directors and executive officers as a group (19 persons)	189,121	(4)	146,505	157,348

(1)	Each individual has sole voting and investment power, except as otherwise indicated.

(2)	Includes the target level of shares of common stock issuable upon vesting of performance shares awarded to certain executive officers under our 1996 Plan. Vesting is based upon achievement of specified performance targets. Award recipients do not have voting or investment power with respect to performance shares until vesting. Dividend equivalents accrue and are paid upon vesting of the performance shares.

(3)	Represents shares that are subject to options that are presently exercisable or exercisable within 60 days of April 16, 2007.

(4)	Excludes 9,320,089 shares beneficially owned by Glencore, for which Mr. Strothotte serves as Chairman and Mr. Davis serves as a director.

(5)	Mr. Fontaine owns 250 shares jointly with his wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 16, 2007 (except as otherwise noted) by each person known by us to be the beneficial owner of five percent or more of the outstanding shares of our common stock. The SEC requires any person who acquires beneficial ownership of five percent or more of the outstanding shares of our common stock to publicly disclose such ownership and certain other information. The percent of class shown below is based on the 32,585,080 shares of common stock outstanding as of April 16, 2007.

We understand that Glencore has subscribed to a significant portion of this offering which is approximately proportional to its present ownership interest in us.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership(1)		Percent of Class

Glencore International AG(2)	9,320,089	(2)	28.6
Guardian Life Insurance Company of America(3)	3,121,437	(3)	9.6
Prudential Financial, Inc(4)	1,863,899	(4)	5.7
Citadel Limited Partnership(5)	1,816,395	(5)	5.6

(1)	Each entity has sole voting and investment power, except as otherwise indicated.

(2)	Based on information set forth in a Schedule 13D filing dated May 25, 2004, Glencore International AG beneficially owns such shares through its subsidiary, Glencore AG. The principal business address of each of Glencore International AG and Glencore AG is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3)	Based on information set forth in a Schedule 13G filed on February 9, 2007, by Guardian Life Insurance Company (“Guardian”), Guardian Investor Services LLC (“GIS”), and RS Investment Management Co. LLC (“RIMC”) (collectively, the “Guardian Reporting Persons”). Guardian is an insurance company and the parent company of GIS and RIMC. GIS is a registered investment adviser, a registered broker-dealer, and the parent company of RIMC, a registered investment adviser. The Guardian Reporting Persons each share voting and investment power over 3,121,437 shares. The business address of the Guardian Reporting Persons is 7 Hanover Square, New York, New York 10004.

(4)	Based on information set forth in a Schedule 13G filed on February 9, 2007, Prudential Financial, Inc. (“Prudential”) shares voting and investment power with respect to 1,713,797 shares. The shares reported by Prudential are held for Prudential’s benefit or for the benefit of its clients. The principal business address of Prudential is 751 Board Street, Newark, New Jersey 07102. 1,790,102 shares reported as beneficially owned by Prudential are reported as beneficially owned by Jennison Associates LLC (“Jennison”), a wholly-owned subsidiary of Prudential, in a Schedule 13G filed by Jennison on February 13, 2007. Jennison, which shares investment power with respect to all 1,790,102 shares, beneficially owns such shares in its capacity as an investment advisor. The business address of Jennison is 466 Lexington Avenue, New York, New York 10017.

(5)	Based on information set forth in a Schedule 13G filed on March 6, 2007, Citadel Limited Partnership shares voting and investment power with respect to all of the reported shares with Citadel Derivatives Group LLC, Citadel Equity Fund Ltd., Citadel Investment Group, L.L.C. and Kenneth Griffin (collectively, the “Citadel Reporting Persons”). The business address for the Citadel Reporting Persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain United States federal income tax consequences of the ownership and disposition of our common stock to a “non-U.S. holder” (as defined below) that is not the beneficial owner of, and is not deemed to own, more than 5% of our common stock.

This discussion is based on current provisions of the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion assumes that non-U.S. holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular tax status or circumstances. For example, United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pass-through entities, trusts, estates, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. In addition, this discussion does not address tax consequences to a holder of the use of a functional currency other than the United States dollar. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or any taxes other than income taxes. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

For the purpose of this discussion, a non-U.S. holder is any individual, corporation, estate or trust that is a beneficial holder of our common stock and that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) which has made an election to be treated as a United States person.

If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their tax advisors.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual may be subject to special rules and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

Investors considering the purchase of common stock should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

Dividends

Distributions on our common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

Dividends paid to a non-U.S. holder of common stock generally will be subject to United States withholding tax at a 30% rate or at a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. In that case, the 30% withholding tax described above will not apply, provided the non-U.S. Holder complies with applicable certification and disclosure requirements. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any dividend income that is effectively connected with the conduct of a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or at an applicable lower treaty rate).

A non-U.S. holder may obtain a refund from the IRS to the extent that the amounts withheld as described above exceed that holder’s tax liability if an appropriate claim for refund is timely filed with the IRS.

Special certification requirements and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	we are or have been a “U.S. real property holding corporation” (as defined in the Code), at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. The determination of whether we are a U.S. real property holding corporation depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and foreign real property interests.

We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

If the first exception applies, generally the non-United States holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States person. If a non-United States Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). Additionally, non-U.S. holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United

States may be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. Subject to certain exceptions, a similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Additional information reporting and backup withholding may apply in the case of dispositions of our common stock by non-United States brokers effected through certain brokers or a United States office of a broker. Such information reporting and backup withholding can be avoided by providing the certification described above to such paying agent.

The backup withholding rate currently is 28%. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares

Credit Suisse Securities (USA) LLC	3,060,000
Morgan Stanley & Co. Incorporated	2,040,000
Kaupthing Bank hf.	825,000
Landsbanki Islands hf.	825,000
Kaupthing Securities, Inc.	500,000

Total	7,250,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.54 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We are also offering shares of common stock in Iceland represented by global depositary receipts, or depositary receipts, with one depositary receipt representing one share of common stock. Any shares of our common stock represented by depositary receipts offered and sold in Iceland will be offered and sold solely by the Icelandic Co-Managers of this offering, Kaupthing Bank hf. and Landsbanki Islands hf., to institutional investors.

Kaupthing Bank hf. and Landsbanki Islands hf. are not SEC-registered broker-dealers, and therefore shall not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations, including the rules of the National Association of Securities Dealers.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,087,500 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us, and the proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,087,500 shares of common stock:

		Total
	Per Share	No Exercise	Full Exercise

Public offering price	$52.5000	$380,625,000	$437,718,750
Underwriting discounts and commissions	$2.5725	$18,650,625	$21,448,219
Proceeds, before expenses, to Century Aluminum	$49.9275	$361,974,375	$416,270,531

The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $1,875,000 which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We have agreed, together with each of our directors, executive officers and Glencore, that without the prior written consent of the representatives on behalf of the underwriters, none of us will, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•	the cashless exercise of outstanding options that will expire during the 90-day restricted period described above that does not involve the sale or transfer of shares other than to us and provided that the shares received upon such exercise remain subject to the restrictions above;

•	the transfer of shares of our common stock as bona fide gifts or to a trust, provided that the transferred shares remain subject to the restrictions above and the seller is not required to file a Form 4 under the Exchange Act;

•	sales or other dispositions of shares of common stock to us to discharge tax withholding obligations resulting from the vesting of performance options during the term of the period ending 90 days after the date of this prospectus supplement; provided that the aggregate number of shares withheld by us for all persons subject to these restrictions does not exceed 100,000 shares of common stock;

•	the grant or award of stock options, performance shares or other stock-based compensation under our 1996 Plan or Non-Employee Directors Stock Plan as in effect on the date of this prospectus supplement; or

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security or upon the vesting of performance shares or restricted stock outstanding on the date of this prospectus supplement.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, for a period of 30 calendar days starting on the first day of trading. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Credit Suisse Securities (USA) LLC, as the stabilizing agent, or its agents, will engage in any such activities on behalf of the underwriters.

Kaupthing Bank hf. and Landsbanki Islands hf. will engage in market-making activities in Iceland with respect to the depositary receipts. From time to time, each underwriter has provided, and continues to provide, investment banking services to us. An affiliate of Credit Suisse Securities (USA) LLC is a lender under our revolving credit facility and the credit facility for our Icelandic subsidiaries. Kaupthing Bank hf. and Landsbanki Islands hf. are lenders and agents under the credit facility for our Icelandic subsidiaries, provide us with customary commercial banking services and have provided us with listing advisory services in connection with our offering of depositary receipts in Iceland. Landsbanki Islands hf. is acting as our certified advisor in connection with the listing of the depositary receipts on the First North Iceland market.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Each of the underwriters has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, or “FSMA”) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (“EEA”) (except for Iceland) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) our common stock may be offered to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common stock shall result in a requirement for the publication by Century Aluminum or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus supplement and the accompanying prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase any of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out herein.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under “Resale Restrictions”; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the common stock offered through this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) express an unqualified opinion on the financial statement schedule, (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for more information about the operation of the public reference room. The SEC maintains a web site (http://www.sec.gov) that contains reports, statements and other information regarding registrants that file electronically. After listing on First North Iceland, we anticipate that our SEC reports will also be available through the First North Iceland news system (http://omxgroup.com/firstnorth/market_news/). You may also obtain additional information about us, including copies of our certificate of incorporation and bylaws, from our web site, which is located at www.centuryaluminum.com. Our website provides access to filings made by us through the SEC’s EDGAR filing system, including our annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K, respectively, and ownership reports filed on Forms 3, 4 and 5 after December 16, 2002 by our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is a part, under the Securities Act with respect to the securities. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information in such documents that is deemed, in accordance with SEC rules, not to have been filed). These documents contain important information about us, our business and our finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including those portions of our Proxy Statement on Schedule 14A relating to our 2007 Annual Meeting of Stockholders, which was filed on April 23, 2007 incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Our Current Reports on Form 8-K dated: May 31, 2007; April 30, 2007; April 30, 2007 (amending our Current Report on Form 8-K dated August 8, 2006); March 20, 2007 (as amended by our Current Report on Form 8-K filed on April 13, 2007); March 1, 2007; and February 28, 2007;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on March 4, 1996.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of any offering of securities made hereunder (other than information in such documents that is deemed, in accordance with SEC rules, not to have been filed) will also be considered to be incorporated by reference, and will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus supplement or in the accompanying prospectus.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that we have incorporated by reference in this prospectus supplement and accompanying prospectus but have not delivered with this prospectus supplement and accompanying prospectus. You may request a copy of these filings, by writing or telephoning us at:

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Attention: Corporate Secretary
(831) 642-9300

F-i

MANAGEMENT’S ANNUAL REPORT ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting for the company. This system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, a system of internal controls over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Further, because of changes in conditions, effectiveness of internal controls over financial reporting may vary over time. Our system of internal controls contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

As required by Section 404 of the Sarbanes-Oxley Act, management conducted an evaluation of the effectiveness of the system of internal controls over financial reporting for the year ended December 31, 2006. Management’s evaluation was based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this evaluation, management concluded that our system of internal controls over financial reporting was effective as of December 31, 2006. Management’s assessment of the effectiveness of our internal control over financial reporting has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report under the heading “Report of Independent Registered Public Accounting Firm.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Century Aluminum Company:

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that Century Aluminum Company and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2006 of the Company and our report dated February 28, 2007 expressed an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/  DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Century Aluminum Company:

We have audited the accompanying consolidated balance sheets of Century Aluminum Company and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Century Aluminum Company and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Note 7 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/  DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 28, 2007

CENTURY ALUMINUM COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Dollars in thousands, except share data)

ASSETS
ASSETS:
Cash and cash equivalents	$96,365	$17,752
Restricted cash	2,011	2,028
Accounts receivable — net	113,371	83,016
Due from affiliates	37,542	18,638
Inventories	145,410	111,436
Prepaid and other current assets	19,830	23,918
Deferred taxes — current portion	103,110	37,705

Total current assets	517,639	294,493
Property, plant and equipment — net	1,218,777	1,070,158
Intangible asset — net	61,594	74,643
Goodwill	94,844	94,844
Other assets	292,380	143,293

TOTAL	$2,185,234	$1,677,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$64,849	$61,919
Due to affiliates	282,282	158,682
Accrued and other current liabilities	75,143	53,715
Long term debt — current portion	30,105	581
Accrued employee benefits costs — current portion	11,083	9,333
Convertible senior notes	175,000	175,000
Industrial revenue bonds	7,815	7,815

Total current liabilities	646,277	467,045

Senior unsecured notes payable	250,000	250,000
Nordural debt	309,331	230,436
Revolving credit facility	—	8,069
Accrued pension benefits costs — less current portion	19,239	10,350
Accrued postretirement benefits costs — less current portion	206,415	96,660
Due to affiliates — less current portion	554,864	337,416
Other liabilities	27,811	28,010
Deferred taxes	41,587	16,890

Total noncurrent liabilities	1,409,247	977,831

CONTINGENCIES AND COMMITMENTS (NOTE 12)
SHAREHOLDERS’ EQUITY:
Common stock (one cent par value, 100,000,000 shares authorized; 32,457,670 and 32,188,165 shares issued and outstanding at December 31, 2006 and 2005, respectively)	325	322
Additional paid-in capital	432,270	419,009
Accumulated other comprehensive loss	(166,572)	(91,418)
Accumulated deficit	(136,313)	(95,358)

Total shareholders’ equity	129,710	232,555

TOTAL	$2,185,234	$1,677,431

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

NET SALES:
Third-party customers	$1,299,035	$961,335	$897,538
Related parties	259,531	171,027	163,209

	1,558,566	1,132,362	1,060,747
Cost of goods sold	1,210,044	970,685	875,460

Gross profit	348,522	161,677	185,287
Selling, general and administrative expenses	39,363	34,773	24,916

Operating income	309,159	126,904	160,371
Interest expense — third party	(37,002)	(25,668)	(39,946)
Interest expense — related party	—	—	(380)
Interest income	1,705	1,367	1,086
Net loss on forward contracts	(389,839)	(309,698)	(21,521)
Loss on early extinguishment of debt	—	(835)	(47,448)
Other income (expense) — net	6,898	275	(1,305)

Income (loss) before income taxes and equity in earnings of joint ventures	(109,079)	(207,655)	50,857
Income tax benefit (expense)	52,041	80,697	(18,196)

Income (loss) before equity in earnings of joint ventures	(57,038)	(126,958)	32,661
Equity in earnings of joint ventures	16,083	10,703	821

Net income (loss)	(40,955)	(116,255)	33,482
Preferred dividends	—	—	(769)

Net income (loss) applicable to common shareholders	$(40,955)	$(116,255)	$32,713

EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$(1.26)	$(3.62)	$1.14

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
		Convertible		Additional	Other	Retained	Total
	Comprehensive	Preferred	Common	Paid-In	Comprehensive	Earnings	Shareholders’
	Income (Loss)	Stock	Stock	Capital	Income (Loss)	(Deficit)	Equity
	(Dollars in thousands)

Balance, December 31, 2003		$25,000	$211	$173,138	$(5,222)	$(9,258)	$183,869
Comprehensive income (loss) — 2004
Net income — 2004	$33,482					33,482	33,482
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $29,380 in tax	(51,554)
Net amount reclassified to income, net of $(2,196) in tax	3,950
Minimum pension liability adjustment, net of $(360) in tax	640

Other comprehensive loss	(46,964)				(46,964)		(46,964)

Total comprehensive loss	$(13,482)

Dividends on common stock						(42)	(42)
Dividends on preferred stock						(3,269)	(3,269)
Preferred stock conversion		(25,000)	14	24,986
Issuance of common stock — equity offering			90	208,121			208,211
Issuance of common stock — compensation plans			5	9,208			9,213

Balance, December 31, 2004		$—	$320	$415,453	$(52,186)	$20,913	$384,500
Comprehensive income (loss) — 2005
Net loss — 2005	$(116,255)					(116,255)	(116,255)
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $36,420 in tax	(64,710)
Net amount reclassified to income, net of $(14,655) in tax	25,365
Minimum pension liability adjustment, net of $63 in tax	113

Other comprehensive loss	(39,232)				(39,232)		(39,232)

Total comprehensive loss	$(155,487)

Dividends on common stock						(16)	(16)
Issuance of common stock — compensation plans			2	3,556			3,558

Balance, December 31, 2005		$—	$322	$419,009	$(91,418)	$(95,358)	$232,555
Comprehensive income (loss) — 2006
Net loss — 2006	$(40,955)					(40,955)	(40,955)
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $57,556 tax	(85,309)
Net amount reclassified to income, net of $(48,734) tax	83,186
Minimum pension liability adjustment, net of $1,631 in tax	(2,532)

Other comprehensive loss	(4,655)				(4,655)		(4,655)

Total comprehensive loss	$(45,610)

Adjustment to initially apply SFAS No. 158, net of $46,161 tax					(70,499)		(70,499)
Share-based compensation expense				5,582			5,582
Issuance of common stock — compensation plans			3	7,679			7,682

Balance, December 31, 2006		$—	$325	$432,270	$(166,572)	$(136,313)	$129,710

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(40,955)	$(116,255)	$33,482
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net loss on forward contracts	333,081	306,756	2,405
Depreciation and amortization	69,220	56,533	50,254
Deferred income taxes	(126,342)	(59,834)	11,818
Pension and other post retirement benefits	14,561	12,381	8,040
Workers’ compensation	987	(1,572)	820
Stock-based compensation	5,582	—	—
Excess tax benefits from share-based compensation	(1,394)	—	—
(Gain) loss on disposal of assets	(6,851)	(32)	761
Non-cash loss on early extinguishment of debt	—	253	9,659
Change in operating assets and liabilities:
Accounts receivable — net	(30,355)	(3,440)	(19,440)
Due from affiliates	(18,904)	(4,267)	(3,623)
Inventories	(28,524)	(152)	(16,023)
Prepaids and other current assets	89	(10,092)	(3,590)
Accounts payable, trade	9,608	8,528	2,602
Due to affiliates	9,701	920	16,179
Accrued and other current liabilities	18,965	(32,664)	13,614
Other — net	(23,116)	(22,127)	(1,130)

Net cash provided by operating activities	185,353	134,936	105,828

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(23,602)	(18,027)	(15,240)
Nordural expansion	(193,511)	(280,086)	(59,784)
Business acquisitions, net of cash acquired	—	(7,000)	(198,584)
Restricted and other cash deposits	(2,583)	(350)	(1,678)
Proceeds from sale of property, plant, and equipment	7,759	124	—

Net cash used in investing activities	(211,937)	(305,339)	(275,286)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	109,000	222,937	425,883
Repayment of long-term debt — third party	(581)	(83,279)	(425,881)
Repayment of long-term debt — related party	—	—	(14,000)
Net borrowings (repayments) under revolving credit facility	(8,069)	8,069	—
Excess tax benefits from share-based compensation	1,394	—	—
Financing fees	—	(5,132)	(13,062)
Issuance of common stock	3,453	1,408	215,793
Dividends	—	(16)	(3,311)

Net cash provided by financing activities	105,197	143,987	185,422

CHANGE IN CASH AND CASH EQUIVALENTS	78,613	(26,416)	15,964
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	17,752	44,168	28,204

CASH AND CASH EQUIVALENTS, END OF YEAR	$96,365	$17,752	$44,168

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands, except Per Share Amounts)

1.	Summary of Significant Accounting Policies

Organization and Basis of Presentation — Century Aluminum Company (“Century,” “we”, “us”, “our” or “ours”) is a holding company, whose principal subsidiaries are Century Aluminum of West Virginia, Inc. (“Century of West Virginia”), Berkeley Aluminum, Inc. (“Berkeley”), Century Kentucky, Inc. (“Century Kentucky”) and Nordural ehf (“Nordural”). Century of West Virginia operates a primary aluminum reduction facility in Ravenswood, West Virginia (“Ravenswood”). Berkeley holds a 49.7% interest in a partnership which operates a primary aluminum reduction facility in Mt. Holly, South Carolina (“Mt. Holly”) and a 49.7% undivided interest in the property, plant, and equipment comprising Mt. Holly. The remaining interest in the partnership and the remaining undivided interest in Mt. Holly are owned by Alumax of South Carolina, Inc., a subsidiary of ALCOA (“ASC”). ASC manages and operates Mt. Holly pursuant to an Owners Agreement, prohibiting the disposal of the interest held by any of the owners without the consent of the other owners and providing for certain rights of first refusal. Pursuant to the Owners Agreement, each owner furnishes their own alumina, for conversion to aluminum, and is responsible for their pro rata share of the operating and conversion costs.

Prior to April 1996, we were an indirect, wholly-owned subsidiary of Glencore International AG (“Glencore” and, together with its subsidiaries, the “Glencore Group”). In April 1996, we completed an initial public offering of our common stock. At December 31, 2006, Glencore owned 28.7% of Century’s outstanding common stock. Century and Glencore enter into various transactions such as the purchase and sale of primary aluminum, purchase of alumina, tolling agreements and forward primary aluminum financial sales contracts.

Our historical results of operations included in the accompanying consolidated financial statements may not be indicative of the results of operations to be expected in the future.

Principles of Consolidation — The consolidated financial statements include the accounts of Century Aluminum Company and our subsidiaries, after elimination of all significant intercompany transactions and accounts. Berkeley’s interest in the Mt. Holly partnership and our interest in the Gramercy and St. Ann Bauxite joint ventures are accounted for under the equity method. Our equity in the earnings of St. Ann Bauxite is recorded net of Jamaican taxes.

Revenue — Revenue is recognized when title and risk of loss pass to customers in accordance with contract terms. In some instances, we invoice our customers prior to physical shipment of goods. In such instances, revenue is recognized only when the customer has specifically requested such treatment and has made a fixed commitment to purchase the product. The goods must be complete, ready for shipment and physically separated from other inventory with risk of ownership passing to the customer. We must retain no performance obligations and a delivery schedule must be obtained. Sales returns and allowances are treated as a reduction of sales and are provided for based on historical experience and current estimates.

Cash and Cash Equivalents — Cash equivalents are comprised of cash and short-term investments having maturities of less than 90 days at the time of purchase. The carrying amount of cash equivalents approximates fair value.

Accounts Receivable — The accounts receivable are net of an allowance for uncollectible accounts of $1,000 at December 31, 2006 and 2005.

Inventories — The majority of our inventories, including alumina and aluminum inventories, are stated at the lower of cost (using the first-in, first-out (“FIFO”) method) or market. The remaining inventories (principally operating and other supplies) are valued at the lower of average cost or market.

Property, Plant and Equipment — Property, plant and equipment is stated at cost. Additions, renewals and improvements are capitalized. Asset and accumulated depreciation accounts are relieved for dispositions with

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting gains or losses included in other income (expense). Maintenance and repairs are expensed as incurred. We capitalize interest for the construction of qualifying assets. Depreciation of plant and equipment is provided for by the straight-line method over the following estimated useful lives:

Buildings and improvements	14 to 45 years
Machinery and equipment	5 to 22 years

We periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a separately identifiable, long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Goodwill and Intangible Asset — We recognized $94,844 of goodwill as a result of the acquisition of Nordural in 2004. We test our goodwill annually for impairment in the second quarter of the fiscal year and other times whenever events or circumstances indicate that the carrying amount of goodwill may exceed its fair value. If the carrying value of goodwill exceeds its fair value, an impairment loss will be recognized. No impairment loss was recorded in 2006 or 2005. The fair value is estimated using market comparable information.

Our intangible asset consists of the power contract acquired in connection with our acquisition of the Hawesville facility (“Hawesville”). The contract value is being amortized over its term (10 years) using a method that results in annual amortization equal to the percentage of a given year’s expected gross annual benefit to the total as applied to the total recorded value of the power contract. As of December 31, 2006 and 2005, the gross carrying amount of the intangible asset was $155,986 with accumulated amortization of $94,392 and $81,343, respectively. In April 2005, we made a $7,000 post-closing payment to Southwire related to the acquisition of Hawesville. This post-closing payment obligation was allocated to the acquired fixed assets and intangible asset based the allocation percentages used in the original acquisition. The gross carrying amount of the intangible asset increased $2,394 as a result of this payment.

For the years ended December 31, 2006, 2005 and 2004, amortization expense for the intangible asset totaled $13,049, $14,561, and $12,327, respectively. The estimated aggregate amortization expense for the intangible asset for the remainder of the contract term is as follows:

	For the Year Ending December 31,
	2007	2008	2009	2010

Estimated Amortization Expense	$13,991	$15,076	$16,149	$16,378

The intangible asset is reviewed for impairment in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” whenever events or circumstances indicate that its net carrying amount may not be recoverable.

Other Assets — At December 31, 2006 and 2005, other assets consist primarily of Century’s investment in the Mt. Holly partnership, the investment in the Gramercy and St. Ann Bauxite joint ventures, deferred financing costs, deferred tax assets, deferred pension assets, and cash surrender value of life insurance policies. Our equity share of the undistributed earnings (loss) increases (decreases) the investment in the joint venture. Deferred financing costs are amortized on a straight-line basis over the life of the related financing.

We account for our 49.7% interest in the Mt. Holly partnership using the equity method of accounting. Additionally, our 49.7% undivided interest in certain property, plant and equipment of Mt. Holly is held outside of the partnership and the undivided interest in these assets of the facility is accounted for in accordance with the EITF Issue No. 00-01, “Investor Balance Sheet and Income Statement Display under the

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity Method for Investments in Certain Partnerships and Other Ventures.” Accordingly, the undivided interest in these assets and the related depreciation are being accounted for on a proportionate gross basis.

Income Taxes — We account for income taxes using the liability method, whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In evaluating our ability to realize deferred tax assets, we use judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Based on the weight of evidence, both negative and positive, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established.

During the second quarter of 2005, we determined that certain Nordural earnings would remain invested outside the United States indefinitely.

Tax reserves have been established which we believe to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves.

Postemployment Benefits — We provide certain postemployment benefits to former and inactive employees and their dependents during the period following employment, but before retirement. These benefits include salary continuance, supplemental unemployment and disability healthcare. Postemployment benefits are accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” The statement requires recognition of the estimated future cost of providing postemployment benefits on an accrual basis over the active service life of the employee.

Forward Contracts and Financial Instruments — We routinely enter into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods. We also enter into fixed price financial sales contracts to be settled in cash to manage our exposure to changing primary aluminum prices. We have also entered into financial purchase contracts for natural gas to be settled in cash to manage our exposure to changing natural gas prices. In addition in 2006, we entered into option contracts to purchase Icelandic krona to manage our exposure to fluctuations in the krona exchange rate for future cash flows associated with capital expenditures for our Phase V expansion project at Nordural.

All aluminum-based financial and physical delivery contracts are marked-to-market using the LME spot and forward market for primary aluminum. Because there is no quoted futures market price for the U.S. Midwest premium component of the market price for primary aluminum, it is necessary for management to estimate the U.S. Midwest premium. The forward natural gas purchase contracts are marked-to-market using the NYMEX spot and forward market for natural gas. Fluctuations in the NYMEX price of natural gas can have an impact on our other comprehensive income included in our financial statements from period to period.

Certain financial sales contracts for primary aluminum, our foreign currency option contracts and all financial purchase contracts for natural gas have been designated as cash flow hedges in accordance with the provisions of SFAS No. 133 (as amended). We assess the effectiveness of these cash flow hedges quarterly. To the extent such cash flow hedges are effective, unrealized gains and losses on the financial sales contracts are deferred in the balance sheet as accumulated other comprehensive income until the hedged transaction occurs when the realized gain or loss is recognized as revenue or cost of goods sold, as applicable, in the Statement of Operations. Any ineffective portion of the gain or loss is reported in earnings immediately.

Our power supply agreement at Ravenswood contains LME-based pricing provisions that are considered an embedded derivative. The embedded derivative does not qualify for cash flow hedge treatment and is

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

marked to market quarterly. Gains and losses on the embedded derivative are recorded in net gain (loss) on forward contracts on the Consolidated Statement of Operations.

The financial and physical delivery contracts for primary aluminum that are not designated cash flow hedges or do not qualify for cash flow hedge treatment, as provided for in current accounting standards, are marked-to-market quarterly. Fluctuations in the LME price of primary aluminum have a significant impact on gains and losses included in our financial statements from period to period. Unrealized and realized gains and losses are included in net gain (loss) on forward contracts.

The effectiveness of our cash flow hedges for primary aluminum and natural gas are measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in value of the hedged item. If high correlation ceases to exist, then gains or losses will be recorded in net gain (loss) on forward contracts. To date, high correlation has always been achieved. Our cash flow hedges for foreign currency are option contracts that provide “one-sided” protection from Icelandic krona appreciation. If the krona appreciates to any level below the strike price, the option will be exercised, creating a perfectly effective hedge. If the krona depreciates to any level above the strike price, the option will expire unexercised and the Company will buy krona at an equivalent or better price than allowed by the option strike price. During 2006, 2005 and 2004, we did not recognize any gains or losses for ineffective portions of our cash flow hedges. As of December 31, 2006 and 2005, we had recorded in other comprehensive income deferred losses of $90,728 and $88,458, respectively, on our cash flow hedges, net of tax.

Financial Instruments — Our receivables, payables, debt related to industrial revenue bonds (“IRBs”), Nordural debt and forward financial contracts are carried at amounts that approximate fair value. At December 31, 2006, our 7.5% senior unsecured notes due 2014 and 1.75% convertible senior notes due 2024 had carrying amounts of $250,000 and $175,000, respectively. At December 31, 2006, the estimated fair value of the 7.5% senior unsecured notes due 2014 and 1.75% convertible senior notes due 2024 were $252,500 and $277,900, respectively.

Concentration of Credit Risk — Financial instruments, which potentially expose Century to concentrations of credit risk, consist principally of cash investments and trade receivables. We place our cash investments with highly rated financial institutions. At times, such investments may be in excess of the FDIC insurance limit. Our limited customer base increases our concentrations of credit risk with respect to trade receivables. We routinely assess the financial strength of our customers.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation — We adopted SFAS No. 123(R), “Share-Based Payment” effective January 1, 2006. As such, through December 31, 2005, we accounted for stock based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees.” No compensation cost was recognized for the stock option portions of the plan prior to January 1, 2006 because the exercise prices of the stock options granted were equal to the market value of our stock on the date of grant. Had compensation cost for the Stock Incentive Plan, see Note 9, been determined using the fair value

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

method provided under SFAS No. 123, our net income (loss) and earnings (loss) per share would have changed to the pro forma amounts indicated below:

		2005	2004

Net income (loss) applicable to common shareholders	As Reported	$(116,255)	$32,713
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		2,840	1,767
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(3,570)	(2,148)

Pro forma net income (loss)		$(116,985)	$32,332

Basic income (loss) per share	As Reported	$(3.62)	$1.14
	Pro Forma	$(3.64)	$1.13
Diluted income (loss) per share	As Reported	$(3.62)	$1.14
	Pro Forma	$(3.64)	$1.12

The fair value of our stock option grants and service-based share awards is estimated on the date of grant using the Black-Scholes option-pricing model. Information about our assumptions used to value the grants in 2006, 2005 and 2004 is available in Note 9.

Recently Adopted Accounting Standards — In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment to SFAS No. 87, 88, 106, and 132(R).” This statement requires an employer to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The statement requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. In addition, the statement requires additional disclosure about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. We adopted SFAS No. 158 as of December 31, 2006. The incremental effect on our financial statements as a result of the adoption of SFAS No. 158 is disclosed in our Pension and Other Postretirement Benefits note (Note 7).

We adopted SFAS No. 123(R) effective January 1, 2006. We elected to use the Modified Prospective Application Method. Under this method, we recognized the fair value of employee stock-based compensation awards as compensation cost beginning January 1, 2006. SFAS No. 123(R) was applied to new awards granted subsequent to our adoption and for any portion of previous awards that had not vested as of January 1, 2006. The compensation cost recognized from the unvested awards will be based on the original grant-date fair value used to calculate our pro forma financial disclosure under SFAS No. 123. Our financial statements have not been restated for share-based payment expense for periods prior to January 1, 2006.

Recently Issued Accounting Standard — In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition.

The Interpretation was issued to provide consistent criteria to recognize, derecognize, and measure benefits related to income taxes. SFAS No. 109 contains no specific guidance on how to address uncertainty in

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting for income tax assets and liabilities. Disclosure provisions of the Interpretation will provide more information about the uncertainty in income taxes and liabilities.

The Interpretation will be effective for our 2007 fiscal year. We are currently assessing the Interpretation and have not yet determined the impact of adopting FIN No. 48 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This pronouncement applies to other existing accounting pronouncements that require or permit fair value measurements. The pronouncement does not require any new fair value measurements. SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and the interim periods within those years. We are currently assessing the new pronouncement and have not yet determined the impact of adopting SFAS No. 157 on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The Statement would permit us to choose to measure certain financial instruments and other items at their fair value. The objective of the Statement is to mitigate the volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This fair value option would allow us to choose to measure eligible items at fair value at a specified election date.

The Statement is effective for us as of January 1, 2008. We are currently assessing the Statement and have not yet determined what, if any, impact the adoption of SFAS No. 159 will have on our financial position or results of operations.

Foreign Currency — Our Nordural subsidiary uses the U.S. Dollar as its functional currency. Certain operating and construction expenses are denominated and payable in foreign currencies. Nordural’s labor costs are denominated in Icelandic krona and a portion of its anode costs are denominated in euros. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise and result in transaction gains and losses which are reflected in other income (expense) in the Consolidated Statement of Operations.

2.	Acquisitions

The Gramercy Acquisition

In October 2004, Century and Xstrata (successor by merger with Falconbridge) completed the joint purchase of the Gramercy, Louisiana alumina refinery (“Gramercy”) owned by Kaiser Aluminum and Chemical Corporation (“Kaiser”) and Kaiser’s 49% interest in a Jamaican bauxite mining partnership (“St. Ann Bauxite”). The purchase price was $23.0 million, subject to working capital adjustments. Century and Xstrata each paid one-half of the purchase price. All of the bauxite mined by the partnership is used for the production of alumina at the Gramercy refinery and at a third party refinery in Texas. The Gramercy refinery chemically refines bauxite into alumina, the principal raw material in the production of primary aluminum. Hawesville purchases virtually all of its alumina requirements from Gramercy. We use the equity method of accounting for our investment in Gramercy and St. Ann Bauxite.

Nordural Acquisition

In April 2004, we completed the acquisition of Nordural. Nordural is an Icelandic company that owns and operates a primary aluminum reduction facility located in Grundartangi, Iceland. The results of operations of Nordural are included in our Statement of Operations beginning April 28, 2004.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We accounted for the acquisition as a purchase using the accounting standards established in SFAS No. 141, “Business Combinations.” We recognized $94,844 of goodwill in the transaction. None of the goodwill is expected to be deductible for Icelandic tax purposes; however, all of the goodwill is expected to be deductible for U.S. tax purposes.

The following tables represent the unaudited pro forma results of operations for the year ended December 31, 2004 assuming the acquisition occurred on January 1, 2004. The unaudited pro forma amounts may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the period indicated.

Year Ended
December 31,
2004
(Unaudited)

Net sales	$1,099,122
Income before cumulative effect of change in accounting principle	40,298
Net income	40,298
Net income available to common shareholders	39,529
Earnings per share:
Basic	$1.25
Diluted	$1.25

3.	Inventories

Inventories, at December 31, consist of the following:

	2006	2005

Raw materials	$61,749	$47,352
Work-in-process	20,528	11,461
Finished goods	5,435	5,446
Operating and other supplies	57,698	47,177

Inventories	$145,410	$111,436

4.	Property, Plant and Equipment

Property, plant and equipment, at December 31, consist of the following:

	2006	2005

Land and improvements	$13,061	$13,652
Buildings and improvements	247,128	122,356
Machinery and equipment	1,201,371	856,577
Construction in progress	93,588	358,674

	1,555,148	1,351,259
Less accumulated depreciation	(336,371)	(281,101)

Property, plant and equipment — net	$1,218,777	$1,070,158

For the years ended December 31, 2006, 2005 and 2004, we recorded depreciation expense of $56,171, $41,972 and $37,927, respectively.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 and 2005, the cost of property, plant and equipment includes $158,911 and $157,162, respectively, and accumulated depreciation includes $72,300 and $64,932, respectively, representing our undivided interest in the property, plant and equipment comprising Mt. Holly.

5.	Debt

	December 31,
	2006	2005

Debt classified as current liabilities:
1.75% convertible senior notes due 2024, interest payable semiannually(1)(2)(5)(6)	$175,000	$175,000
Hancock County industrial revenue bonds due 2028, interest payable quarterly (variable interest rates (not to exceed 12%))(1)	7,815	7,815
Current portion of long-term debt	30,105	581

Debt classified as non-current liabilities::
7.5% senior unsecured notes payable due 2014, interest payable semiannually(5)(6)(7)	250,000	250,000
Nordural’s senior term loan facility maturing in 2010, variable interest rate, principal and interest payments due semiannually through 2010(3)(4)	301,500	222,000
Nordural’s various loans, with interest rates ranging from 2.70% to 6.75% due through 2020, less current portion	7,831	8,436
Borrowings under revolving credit facility	—	8,069

Total Debt	$772,251	$671,901

(1)	The IRBs are classified as current liabilities because they are remarketed weekly and could be required to be repaid upon demand if there is a failed remarketing. The convertible notes are classified as current because they are convertible at any time by the holder. The IRB interest rate at December 31, 2006 was 4.21%.

(2)	The convertible notes are convertible at any time by the holder at an initial conversion rate of 32.7430 shares of Century common stock per one thousand dollars of principal amount of convertible notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of Century common stock. Upon conversion of a convertible note, the holder of such convertible note shall receive cash equal to the principal amount of the convertible note and, at our election, either cash or Century common stock, or a combination thereof, for the convertible notes conversion value in excess of such principal amount, if any.

(3)	Nordural’s senior term loan interest rate at December 31, 2006 was 6.90%. The $365.0 million loan facility contains customary covenants, including limitations on additional indebtedness, investments, capital expenditures (other than related to the expansion project), dividends, and hedging agreements. Nordural is also subject to various financial covenants, including a net worth covenant and certain maintenance covenants, including minimum interest coverage and debt service coverage beginning as of December 31, 2006. Nordural is required to make the following minimum repayments of principal on the facility: $15.5 million on February 28, 2007 and $14.0 million on each of August 31, 2007, February 29, 2008, August 31, 2008, February 28, 2009, August 31, 2009, and all remaining outstanding principal amount on February 28, 2010.

(4)	Nordural’s obligations under the term loan facility are secured by a pledge of all of Nordural’s shares pursuant to a share pledge agreement with the lenders. In addition, substantially all of Nordural’s assets are pledged as security under the loan facility.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	The obligations of Century pursuant to the notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our existing domestic restricted subsidiaries.

(6)	The indentures governing these obligations contain customary covenants, including limitations on our ability to incur additional indebtedness, pay dividends, sell assets or stock of certain subsidiaries and purchase or redeem capital stock.

(7)	On or after August 15, 2009, we may redeem any of the senior notes, in whole or in part, at an initial redemption price equal to 103.75% of the principal amount, plus accrued and unpaid interest. The redemption price will decline each year after 2009 and will be 100% of the principal amount, plus accrued and unpaid interest, beginning on August 15, 2012.

We have a $100,000 senior secured revolving credit facility (“Credit Facility”) with a syndicate of banks that will mature September 19, 2010. Our obligations under the Credit Facility are unconditionally guaranteed by our domestic subsidiaries (other than Century Aluminum Holdings, Inc., Century Louisiana, Inc., and Nordural US LLC) and secured by a first priority security interest in all accounts receivable and inventory belonging to Century and our subsidiary borrowers. The availability of funds under the Credit Facility is subject to a $15,000 reserve and limited by a specified borrowing base consisting of certain eligible accounts receivable and inventory. Borrowings under the Credit Facility are, at our option, at the LIBOR rate or bank base rate, plus or minus in each case an applicable margin. The Credit Facility is subject to customary covenants, including limitations on capital expenditures, additional indebtedness, affiliate transactions, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments. We could issue up to a maximum of $25,000 in letters of credit under the Credit Facility. In 2006, we issued two letters of credit totaling $800. Other than the letters of credit, we had no other outstanding borrowings under the Credit Facility as of December 31, 2006. As of December 31, 2006, we had a borrowing availability of $99,025 under the Credit Facility. We pay a commitment fee for the unused portion of the line.

Principal Payments on Long Term Debt

Principal payments on our long term debt in the next five years and thereafter are as follows:

	Total	2007	2008	2009	2010	2011	Thereafter

7.5% senior notes due August 2014	$250,000	$—	$—	$—	$—	$—	$250,000
Nordural debt	339,436	30,105	28,631	28,658	246,186	716	5,140

Total	$589,436	$30,105	$28,631	$28,658	$246,186	$716	$255,140

6.	Composition of certain balance sheet accounts at December 31

Components of Other Assets:	2006	2005

Deferred tax assets — noncurrent	$203,452	$56,053
Other assets (primarily investments in joint ventures)	75,950	71,640
Capitalized financing fees	12,978	15,600

	$292,380	$143,293

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of Accrued and Other Current Liabilities:	2006	2005

Accrued and other current liabilities	$32,105	$31,685
Income taxes payable	34,679	13,671
Accrued bond interest	8,359	8,359

	$75,143	$53,715

Components of Accumulated Other Comprehensive Loss:	2006	2005

Unrealized loss on financial instruments, net of $58,452 and $49,776 tax benefit	$(90,728)	$(88,458)
Pension and other postretirement benefit plan liabilities, net of $48,864 tax benefit(1)	(75,844)	—
Minimum pension liability adjustment, net of $1,665 tax benefit	—	(2,960)

	$(166,572)	$(91,418)

(1)	This amount includes pension and other postretirement benefit liabilities of Century, as well as those of our interest in the joint ventures in Gramercy Alumina LLC and St. Ann Bauxite Ltd, and our interest in the Mt. Holly Aluminum Company. The pension and other postretirement benefit liabilities of our interest in the joint ventures in Gramercy Alumina LLC and St. Ann Bauxite Ltd, and our interest in the Mt. Holly Aluminum Company were $2,362, net of $1,522 tax benefit at December 31, 2006.

7.	Pension and Other Postretirement Benefits

SFAS No. 158

We adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” in our 2006 financial statements. SFAS No. 158 requires us to record on our balance sheet previously unrecognized obligations of our pension and other postretirement plans as of December 31, 2006. The following table shows the adjustments that were recorded upon adoption of SFAS No. 158. Pension and other postretirement benefit liabilities of our joint ventures and our interest in the Mt. Holly Aluminum Company are not included in these tables.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Incremental Effect of Applying SFAS No. 158 on certain line items in the Consolidated Balance Sheet:

		Adjustment for		SFAS No. 158
	Before Application	Additional Minimum	Before SFAS No. 158	Adoption	After Application
	of SFAS No. 158	Liability (“AML”)	with AML Adjustment	Adjustments	of SFAS No. 158

Other assets(1)	$258,988	$1,631	$260,619	$31,761	$292,380

Total assets	2,153,473		2,153,473	31,761	2,185,234

Accrued employee benefit cost — current	9,552	—	9,552	1,531	11,083

Total current liabilities	644,746		644,746	1,531	646,277

Accrued pension benefit costs — noncurrent	10,456	4,163	14,619	4,620	19,239

Accrued postretirement benefit costs — noncurrent	110,306	—	110,306	96,109	206,415

Total noncurrent liabilities	1,304,355	4,163	1,308,518	100,729	1,409,247

Accumulated other comprehensive income	(93,541)	(2,532)	(96,073)	(70,499)	(166,572)

Total shareholders’ equity	202,741	(2,532)	200,209	(70,499)	129,710

(1)	The change in Other assets due to SFAS No. 158 adoption adjustments includes an increase in deferred tax assets of $46,161 and a decrease in pension assets of $14,400.

Pension Benefits

We maintain noncontributory defined benefit pension plans for all of our domestic hourly and salaried employees. For the domestic salaried employees, plan benefits are based primarily on years of service and average compensation during the later years of employment. For hourly employees at Ravenswood, plan benefits are based primarily on a formula that provides a specific benefit for each year of service. Our funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations and to meet the minimum funding requirements of ERISA. Plan assets consist principally of U.S. equity securities, growth funds and fixed income accounts. In addition, we provide supplemental executive retirement benefits (“SERB”) for certain executive officers. We use a measurement date of December 31st to determine the pension and OPEB benefit liabilities.

The hourly employees at Hawesville are part of a United Steelworkers of America (“USWA”) sponsored multi-employer plan. Our contributions to the plan are determined at a fixed rate per hour worked. During the years ended December 31, 2006, 2005 and 2004, we contributed $1,585, $1,531 and $1,454, respectively, to the plan, and had no outstanding liability at year end.

Other Postretirement Benefits (OPEB)

In addition to providing pension benefits, we provide certain healthcare and life insurance benefits for substantially all domestic retired employees. We account for these plans in accordance with SFAS No. 106,

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS No. 106 requires companies to accrue the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. We fund these benefits as the retirees submit claims.

Obligations and Funded Status

The change in benefit obligations and change in plan assets as of December 31 are as follows:

	Pension		OPEB
	2006	2005	2006	2005

Change in benefit obligation
Benefit obligation at beginning of year	$91,208	$80,293	$178,450	$147,936
Service cost	3,710	4,015	6,140	5,032
Interest cost	5,190	4,676	10,394	8,878
Plan changes	1,093	1,893	(4,840)	—
Losses	3,104	3,612	28,396	21,828
Benefits paid	(4,981)	(3,281)	(5,579)	(5,224)

Benefit obligation at end of year	$99,324	$91,208	$212,961	$178,450

Change in plan assets
Fair value of plan assets at beginning of year	$77,742	$67,190	$—	$—
Actual return (loss) on plan assets	7,923	3,492	—	—
Employer contributions	1,169	10,341	5,579	5,224
Benefits paid	(4,981)	(3,281)	(5,579)	(5,224)

Fair value of assets at end of year	$81,853	$77,742	$—	$—

Funded status of plans
Funded status	$(17,471)	$(13,466)	$(212,961)	$(178,450)
Unrecognized actuarial loss	19,095	18,237	105,206	81,363
Unrecognized prior service cost (benefit)	4,089	3,540	(7,566)	(4,544)

Net asset (liability) recognized	$5,713	$8,311	$(115,321)	$(101,631)

Amounts Recognized in the Statement of Financial Position
BEFORE ADOPTION OF SFAS NO. 158:
Prepaid benefit cost	$17,402	$19,130	$—	$—
Accrued benefit liability	(12,413)	(11,543)	(115,321)	$(101,631)
Accumulated other comprehensive loss	724	724	—	—

Net amount recognized	$5,713	$8,311	$(115,321)	$(101,631)

AFTER ADOPTION OF SFAS NO. 158:
Non-current assets	$3,002	$—	$—	$—
Current liabilities	(1,234)	—	(6,546)	—
Non-current liabilities	(19,239)	—	(206,415)	—

Net amount recognized	$(17,471)	$—	$(212,961)	$—

Amounts Recognized in accumulated other comprehensive loss (pre-tax):
Net unrecognized actuarial loss	$19,095	$—	$105,206	$—
Unrecognized prior service cost (benefit)	4,089	—	(7,566)	—

	$23,184	$—	$97,640	$—

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our pension plans’ projected benefit obligation, accumulated benefit obligation, and fair value of plan assets as of December 31 are as follows:

			Accumulated		Fair Value of
	Projected Benefit Obligation		Benefit Obligation		Plan Assets
	2006	2005	2006	2005	2006	2005

Hourly pension plan	$47,780	$46,227	$47,334	$45,768	$50,782	$48,464
Salaried pension plan	35,692	32,140	30,348	26,609	31,071	29,278
Supplemental executive benefits pension plan (“SERB”)	15,852	12,841	15,852	11,544	—	—

There are no plan assets in the SERB due to the nature of the plan.

Components of Net periodic benefit cost and other amounts recognized in other comprehensive income:

Net Periodic Benefit Cost:

	Year Ended December 31,
	Pension			OPEB
	2006	2005	2004	2006	2005	2004

Service cost	$3,710	$4,015	$3,369	$6,140	$5,032	$4,082
Interest cost	5,190	4,676	4,261	10,394	8,878	7,336
Expected return on plan assets	(6,800)	(5,899)	(4,750)	—	—	—
Amortization of prior service costs	544	2,962	499	(1,818)	(879)	(337)
Amortization of net loss	1,144	634	668	4,555	3,715	1,830

Net periodic benefit cost	$3,788	$6,388	$4,047	$19,271	$16,746	$12,911

The estimated net unrecognized actuarial loss and unrecognized prior service cost (benefit) for our defined benefit pension plans expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during 2007 are $905 and $727, respectively. The estimated net unrecognized actuarial loss and unrecognized prior service cost (benefit) for our OPEB plans expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during 2007 is $5,751 and $(2,162), respectively.

Weighted average assumptions were used to determine benefit obligations at December 31:

	Pension Benefits		OPEB
	2006	2005	2006	2005

Discount rate	5.75%	5.50%	5.75%	5.50%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%
Measurement date	12/31/2006	12/31/2005	12/31/2006	12/31/2005

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted average assumptions were used to determine net periodic benefit cost for the years ended December 31:

	Pension			OPEB
	2006	2005	2004	2006	2005	2004

Measurement date	12/31/2005	12/31/2004	12/31/2003	12/31/2005	12/31/2004	12/31/2003
Fiscal year end	12/31/2006	12/31/2005	12/31/2004	12/31/2006	12/31/2005	12/31/2004
Discount rate	5.50%	5.75%	6.25%	5.50%	5.75%	6.25%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Expected return on plan assets	9.00%	9.00%	9.00%	—	—	—

In developing the long-term rate of return assumption for pension fund assets, we evaluated input from our actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Projected returns are based on historical returns of broad equity and bond indices. We also considered our historical 10-year compound returns. We anticipate that our investments will generate long-term rates of return of 9.0%, based on target asset allocations discussed below.

Effect of Medicare Part D

Century’s prescription drug programs are assumed to be actuarially equivalent and eligible for Medicare Part D subsidy as written into law on December 8, 2003. The approach used to measure this impact is based on our understanding of FASB Staff Position (“FSP’) 106-2 published May 19, 2004. The impact was recognized during 2004 on a prospective basis. The effect of the Medicare Part D subsidy reduced the accumulated projected benefit obligation as of December 31, 2006 by $24,403, a decrease of approximately 10.3%.

For measurement purposes, medical cost inflation is initially estimated to be 10%, declining to 5% over six years and thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations. A one-percentage-point change in the assumed health care cost trend rates would have had the following effects in 2006:

	One Percent	One Percent
	Increase	Decrease

Effect on total of service and interest cost components	$3,786	$(2,808)
Effect on accumulated postretirement benefit obligation	$38,024	$(30,417)

Century 401(k) Plans

We sponsor a tax-deferred savings plan under which eligible domestic employees may elect to contribute specified percentages of their compensation with Century. In 2006, 2005 and 2004, we provided matching contributions of 60% of the first 6% of a participant’s annual compensation contributed to the savings plan. One half of our contribution is invested in the common stock of Century and the other half of our contribution is invested based on employee election. Our contributions to the savings plan were $558, $560, and $602 for the years ended December 31, 2006, 2005 and 2004, respectively. Shares of common stock of Century may be sold at any time. Employees are considered fully vested in the plan upon completion of two years of service. A year of service is defined as a plan year in which the employee works at least 1,000 hours.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

Our pension plans’ weighted average asset allocations at December 31, 2006 and 2005, by asset category are as follows:

	Pension Plan Assets
	December 31,
	2006	2005

Equity securities	66%	65%
Debt securities	34%	35%

	100%	100%

We seek a balanced return on plan assets through a diversified investment strategy. Our weighted average target allocation for plan assets is 65% equity securities and funds and 35% fixed income funds.

Our other postretirement benefit plans are unfunded. We fund these benefits as the retirees submit claims.

Pension and OPEB Cash Flows

Contributions

We expect to make approximately $1,200 in benefit payments for our unfunded SERB plan for 2007. While no mandatory pension plan contributions are required at this time, we may decide to make a voluntary contribution to the plans during the year. We expect to provide approximately $6,500 for benefit payments for our other postretirement benefit plans for the year ending December 31, 2007.

Estimated Future Benefit Payments

The following table provides the estimated future benefit payments for the pension and other postretirement benefit plans.

		OPEB
	Pension Benefits	Benefits

2007	$5,501	$6,546
2008	5,710	7,400
2009	5,965	8,429
2010	6,096	9,550
2011	6,223	10,509
2012 — 2016	33,718	60,649

8.	Shareholders’ Equity

Preferred Stock — Under our Restated Certificate of Incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, with a par value of one cent per share, in one or more series. The authorized, but unissued preferred shares may be issued with such dividend rates, conversion privileges, voting rights, redemption prices and liquidation preferences as the Board of Directors may determine, without action by shareholders. At December 31, 2006 and 2005, we had no outstanding Preferred Stock.

Common Stock — Under our Restated Certificate of Incorporation, the Board of Directors is authorized to issue up to 100 million shares of common stock.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Stock Based Compensation

1996 Stock Incentive Plan — We award performance-based and service-based (time vested) stock awards and grant qualified incentive and nonqualified stock options to our salaried officers, non-employee directors, and other key employees from our 1996 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan has 5,000,000 shares authorized for issuance with approximately 2,700,000 shares remaining in reserve at December 31, 2006. Granted stock options have a term of 10 years and typically vest one-third on the grant date and additional one-third on the first and second anniversary dates of the grant. Our non-employee director’s annual option grants vest one-fourth each calendar quarter. In addition to the stock options, we grant service-based stock awards that typically vest over a period of three years from the date of grant provided that the recipient is still our employee at the time of vesting.

As of December 31, 2006, options to purchase 385,703 shares of common stock were outstanding and approximately 91,500 service-based stock awards have been authorized and will vest if the employee recipients are employed for the requisite service periods.

The Stock Incentive Plan provides for grants of performance share units upon the attainment of certain established performance goals. The performance share units represent the right to receive common stock, on a one-for-one basis on their vesting dates. As of December 31, 2006, approximately 230,000 performance share units have been authorized and will vest upon the attainment of the performance goals.

Non-Employee Directors Stock Option Plan — Our non-employee directors’ stock option plan is no longer an active plan. As of December 31, 2006, this plan has 37,834 outstanding options, but no new options will be issued out of this plan.

A summary of the changes in options outstanding under our Stock Incentive Plan and the Non-Employee Directors Stock Option Plan during the year ended December 31, 2006 is presented below:

			Weighted Average
		Weighted	Remaining
		Average	Contractual Term	Aggregate Intrinsic
Options	Number	Exercise Price	(Years)	Value

Outstanding at January 1, 2006	453,661	$20.93
Granted	156,500	39.78
Exercised	(185,957)	18.54
Forfeited	(667)	24.32

Outstanding and expected to vest at December 31, 2006(1)	423,537	$28.94	8.7	$6,726

Fully vested and exercisable at December 31, 2006	222,666	$26.04	8.1	$4,173

(1)	We expect all of our outstanding options to vest as our forfeitures are immaterial.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Service-Based Share Awards(1)	Number

Outstanding at January 1, 2006	59,000
Granted	39,500
Vested (Awarded)	(4,500)
Forfeited	(2,500)

Outstanding at December 31, 2006	91,500

(1)	All of our service-based stock awards require the recipients to remain an employee for a certain period of time before the award vests. Recipients receive common stock upon vesting.

		Weighted
		Average
Non-Vested Options:	Number	Fair Value

Non-vested options at January 1, 2006	205,430	$14.59
Granted	111,336	24.02
Vested	(115,228)	15.37
Forfeited	(667)	14.48

Non-vested options at December 31, 2006	200,871	$19.37

	Year Ended December 31,
	2006	2005	2004

Weighted average per share fair value of:
Stock options grants	$24.38	$14.96	$14.12
Service-based share awards	36.12	24.15	23.15
Total intrinsic value of option exercises	$3,632	1,329	5,382
Share-based liabilities paid(1)	5,208	3,499	2,880
Total fair value of shares vested during the period	1,771	1,255	816

(1)	Share based liabilities paid represent the fair value of shares issued on the vesting date to certain key employees under our performance share program.

Option Pricing Model — We estimate the fair value of each option and service-based share award using the Black-Scholes option-pricing model on the date of grant. We used the following assumptions to estimate the fair value of our share awards for 2006 and 2005.

	2006	2005

Risk-free interest rate	4.30-4.99%	3.98-4.36%
Expected dividend yield	$0.00	$0.00
Expected volatility	60%	67%
Expected forfeiture rate	5%	—
Expected term (years)	5.2	5.5

We estimated the expected term of the options using the method specified in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. The risk-free interest rate is based on the yield on the measurement date for zero-coupon U.S. Treasury bonds with terms similar to the expected life of the option. The dividend yield is zero, based on our current expectation to not pay dividends on our common stock for the foreseeable future. Expected volatility is estimated using the historical volatility of the price of our

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock over the expected term of the options. The expected forfeiture rate is based on our historical forfeiture rate after 1999.

The following table summarizes the compensation cost recognized for the year ended December 31, 2006, 2005 and 2004, respectively, for all options, service-based share and performance-based share awards. No share-based compensation cost was capitalized during these periods and there were no significant modifications of any share-based awards in 2006, 2005, or 2004.

	Year Ended December 31,
	2006	2005	2004

Compensation expense reported:
Stock option grants	$4,358	$—	$—
Service-based stock awards	1,224	—	—
Performance-based stock grants	3,947	4,437	2,761

Total compensation expense before income tax	9,529	4,437	2,761
Income tax benefit	(3,516)	(1,597)	(994)

Total compensation expense, net of income tax benefit	$6,013	$2,840	$1,767

As of December 31, 2006, we had unrecognized compensation expense of $3,749 before taxes, related to non-vested stock options and service-based stock awards. This expense will be recognized over a weighted average period of 1.1 years. The unrecognized compensation expense is expected to be recognized over the following periods:

	2007	2008	2009

Stock-based compensation expense (pre-tax)	$2,607	$1,086	$56

During the year ended December 31, 2006, we received $3,453 from employees for the exercise of stock options. For the year ended December 31, 2006, we recorded a tax benefit of $1,394 related to these stock option exercises.

It has been our policy to issue new shares to satisfy the requirements of our stock-based compensation plans. We do not expect to repurchase shares in the future to support our stock-based compensation plans.

10.	Earnings (Loss) Per Share

Basic earnings per common share (“EPS”) amounts are computed by dividing earnings after the deduction of preferred stock dividends by the average number of common shares outstanding. The cumulative preferred stock dividends accumulated for the period were deducted from net income, as if declared, for the purpose of calculating EPS. Diluted EPS amounts assume the issuance of common stock for all potentially dilutive

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common shares outstanding. The following table provides a reconciliation of the computation of the basic and diluted earnings (loss) per share for income (loss) (shares in thousands):

	For the Fiscal Year Ended December 31,
	2006			2005			2004
			Per			Per			Per
	Income	Shares	Share	Income	Shares	Share	Income	Shares	Share

Net income (loss)	$(40,955)			$(116,255)			$33,482
Less: Preferred stock dividends	—			—			(769)

Basic EPS:
Net income (loss) applicable to common shareholders	(40,955)	32,395	$(1.26)	(116,255)	32,136	$(3.62)	32,713	28,668	$1.14
Effect of Dilutive Securities:
Incremental Shares from assumed conversion of stock options	—	—		—	—		—	107

Diluted EPS:
Net income (loss) applicable to common shareholders with assumed conversion	$(40,955)	32,395	$(1.26)	$(116,255)	32,136	$(3.62)	$32,713	28,775	$1.14

For the period ended December 31, 2006, 423,537 options to purchase common stock and 91,500 service-based share awards were outstanding, but were excluded from the calculation of diluted earnings per share because of the antidilutive effect. Based on the average price for our common stock for the year ended December 31, 2006, we would have issued approximately 1,091,000 shares upon an assumed conversion of our convertible debt. These shares were also excluded from the calculation of diluted earnings per share because of the antidilutive effect.

For the period ended December 31, 2005, 453,661 options to purchase common stock and 59,000 service-based share awards were outstanding, but were excluded from the calculation of diluted earnings per share because of the antidilutive effect. For the period ended December 31, 2004, 2,500 options to purchase common stock were excluded from the calculation of diluted earnings per share because of the antidilutive effect.

In 2005 and 2004, we assumed no conversion of our outstanding 1.75% convertible senior notes in calculating dilutive EPS because the conversion price had not been met.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes

Significant components of the income tax expense consist of the following:

	Year Ended December 31,
	2006	2005	2004

Current:
U.S. federal current expense (benefit)	$62,279	$18,136	$6,378
State current expense (benefit)	11,840	2,727	—
Foreign current expense (benefit)	182	—	—

Total current expense (benefit)	74,301	$20,863	$6,378

Deferred:
U.S. federal deferred expense (benefit)	(135,760)	(100,069)	8,748
State deferred benefit expense (benefit)	(27,165)	8,857	986
Foreign deferred expense (benefit)	36,583	(10,348)	2,084

Total deferred tax benefit expense (benefit)	(126,342)	(101,560)	11,818

Total income tax benefit expense (benefit)	$(52,041)	$(80,697)	$18,196

A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate on income (loss) before cumulative effect of a change in accounting principle is as follows:

	2006	2005	2004

Federal statutory rate	35.0%	35.0%	35.0%
Effect of:
Permanent differences	(0.8)	—	—
State taxes, net of Federal benefit	6.1	4.0	1.0
Foreign earnings taxed at rates different than the U.S.	10.8	2.0	—
Equity earnings in joint ventures	(3.4)	(2.0)	—

	47.7%	39.0%	36.0%

Permanent differences primarily relate to domestic production deduction, nondeductible executive compensation, meal and entertainment disallowance and other nondeductible expenses.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of our deferred tax assets and liabilities as of December 31 are as follows:

	2006	2005

Deferred tax assets:
Accrued postretirement benefit cost	$38,549	$32,393
Accrued liabilities	8,536	9,359
Pension	—	2,998
Share-based compensation	2,159	—
Derivative and hedging contracts	252,760	114,939
Equity contra — other comprehensive loss	107,316	51,442
Other	675	6,404

Total deferred tax assets	$409,995	$217,535

Deferred tax liabilities:
Tax over financial statement depreciation	$(76,810)	$(109,545)
Pension	(1,955)	—
Income from domestic partnership	(12,636)	(12,107)
Unrepatriated foreign earnings	(12,032)	(8,449)
Foreign basis differences	(41,587)	(10,566)

Total deferred tax liabilities	$(145,020)	$(140,667)

Net deferred tax asset	$264,975	$76,868

The net deferred tax asset of $264,975 at December 31, 2006, is net of a non-current deferred foreign income tax liability of $41,587 and includes $103,110 of current deferred tax assets and $203,452 of non-current deferred tax assets. The net deferred tax asset of $76,868 at December 31, 2005, is net of a non-current deferred foreign income tax liability of $16,890 and includes $37,705 of current deferred tax assets and $56,053 of non-current deferred tax assets.

At December 31, 2006, we had net operating loss carryforwards of $4,500 which begin to expire in 2008.

We have not recorded deferred income taxes applicable to unrepatriated foreign earnings that are permanently reinvested outside the United States. If Nordural’s earnings were not permanently reinvested, an additional deferred tax liability of $13,613 would have been reported at December 31, 2006.

12.	Contingencies and Commitments

Environmental Contingencies

We believe our current environmental liabilities do not have, and are not likely to have, a material adverse effect on our financial condition, results of operations or liquidity. However, there can be no assurance that future requirements or conditions at currently or formerly owned or operated properties will not result in liabilities which may have a material adverse effect.

Century Aluminum of West Virginia, Inc. (“CAWV”) continues to perform remedial measures at our Ravenswood, West Virginia facility (“Ravenswood”) pursuant to an order issued by the Environmental Protection Agency (“EPA”) in 1994 (the “3008(h) Order”). CAWV also conducted a RCRA facility investigation (“RFI”) under the 3008(h) Order evaluating other areas at Ravenswood that may have contamination requiring remediation. The RFI has been approved by appropriate agencies. CAWV has completed interim remediation measures at two sites identified in the RFI, and we believe no further remediation will be required. A Corrective Measures Study, which will formally document the conclusion of these activities, is

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

being completed with the EPA. We believe a significant portion of the contamination on the two sites identified in the RFI is attributable to the operations of third parties and is their financial responsibility.

Prior to our purchase of Hawesville, the EPA issued a final Record of Decision (“ROD”) under the Comprehensive Environmental Response, Compensation and Liability Act. By agreement, Southwire is to perform all obligations under the ROD. Century Aluminum of Kentucky, LLC (“Century Kentucky”) has agreed to operate and maintain the ground water treatment system required under the ROD on behalf of Southwire, and Southwire will reimburse Century Kentucky for any expense that exceeds $400 annually.

Century is a party to an EPA Administrative Order on Consent (the “Order”) pursuant to which other past and present owners of an alumina refining facility at St. Croix, Virgin Islands have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on groundwater underlying the facility. Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater are delivered to the adjacent petroleum refinery where they are received and managed. Lockheed Martin Corporation (“Lockheed”), which sold the facility to one of our affiliates, Virgin Islands Alumina Corporation (“Vialco”), in 1989, has tendered indemnity and defense of this matter to Vialco pursuant to the terms of the Lockheed — Vialco Asset Purchase Agreement. Management does not believe Vialco’s liability under the Order or its indemnity to Lockheed will require material payments. Through December 31, 2006, we have expended approximately $708 on the Recovery Plan. Although there is no limit on the obligation to make indemnification payments, we expect the future potential payments under this indemnification to comply with the Order will be approximately $500, which may be offset in part by sales of recoverable hydrocarbons.

In May 2005, Century and Vialco were among the defendants listed in a lawsuit filed by the Commissioner of the Department of Planning and Natural Resources, in his capacity as Trustee for Natural Resources of the United States Virgin Islands. The complaint alleges damages to natural resources caused by alleged releases from the alumina refinery facility at St. Croix and the adjacent petroleum refinery. Lockheed has tendered indemnity and defense of the case to Vialco pursuant to terms of the Lockheed-Vialco Asset Purchase Agreement. The complaint seeks unspecified monetary damages, costs and attorney fees. Vialco and the other defendants have filed separate motions to dismiss asserting certain affirmative defenses including the statute of limitations. No ruling on those motions has been rendered as of this date.

In July 2006, Century was named as a defendant together with certain affiliates of Alcan Inc. in a lawsuit brought by ALCOA Inc. seeking to determine responsibility for certain environmental indemnity obligations related to the sale of a cast aluminum plate manufacturing facility located in Vernon, California which we purchased from ALCOA Inc. in December 1998, and sold to Alcan Rolled Products-Ravenswood LLC (formerly Pechiney Rolled Products, LLC) in July 1999. The complaint also seeks costs and attorney fees.

In December, 2006, Vialco and the company that purchased the assets of Vialco in St. Croix in 1995 were named as defendants in a lawsuit filed by the Commissioner of the Department of Planning and Natural Resources. The complaint alleges the defendants failed to take certain actions specified in a Coastal Zone management permit issued to Vialco in October, 1994, and seeks statutory and other unspecified monetary penalties for the alleged violations. Vialco recently filed its answer to the complaint asserting factual and affirmative defenses.

It is our policy to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. The aggregate environmental-related accrued liabilities were $605 and $532 at December 31, 2006 and December 31, 2005, respectively. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

Because of the issues and uncertainties described above, and our inability to predict the requirements of future environmental laws, there can be no assurance that future capital expenditures and costs for

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

environmental compliance will not have a material adverse effect on our future financial condition, results of operations, or liquidity. Based upon all available information, management does not believe that the outcome of these environmental matters will have a material adverse effect on our financial condition, results of operations, or liquidity.

Legal Contingencies

We have pending against us or may be subject to various lawsuits, claims and proceedings related primarily to employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes their ultimate disposition will not have a material adverse effect on our financial condition, results of operations, or liquidity.

Power Commitments

Hawesville currently purchases substantially all of its power from Kenergy Corp. (“Kenergy”), a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Approximately 73% of this power is at fixed prices. Kenergy acquires most of the power it provides to Hawesville from a subsidiary of LG&E Energy Corporation (“LG&E”), with delivery guaranteed by LG&E. For 2007, all but three percent (approximately 14 MW) of our power requirements at Hawesville are priced. Hawesville’s unpriced power requirements increase to 27% (126 MW) of its total power requirements in calendar years 2008 through 2010. Appalachian Power Company supplies all of Ravenswood’s power requirements. After December 31, 2007, CAWV may terminate the agreement by providing 12 months notice of termination. Power delivered under the supply agreement is as set forth in published tariffs. Effective July 28, 2006, the Public Service Commission for the State of West Virginia approved an experimental rate design in connection with an increase in the applicable tariff rates. Under the experimental rate, Ravenswood may be excused from or may defer the payment of the increase in the tariff rate if aluminum prices as quoted on the LME fall below pre-determined levels.

The Mt. Holly facility (“Mt. Holly”) purchases all of its power from the South Carolina Public Service Authority at rates established by published schedules. Mt. Holly’s current power contract expires December 31, 2015. Power delivered through 2010 will be priced as set forth in currently published schedules, subject to adjustments for fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

The Nordural facility purchases power from Landsvirkjun, a power company owned by the Republic of Iceland, Hitaveita Suðurnesja hf. (“HS”) and Orkuveita Reykjavíkur (“OR”) under long-term contracts due to expire in 2019 and 2026 — 2028, respectively. The power delivered to Nordural is priced at a rate based on the LME price for primary aluminum and is from hydroelectric and geothermal sources.

In April 2006, we announced an expansion of the Nordural facility from 220,000 metric tons per year (“mtpy”) to 260,000 mtpy (“Phase V expansion”) which is expected to be completed in the fourth quarter of 2007. OR has agreed to deliver the power for the additional expansion capacity by late 2008. Landsvirkjun has agreed to deliver power for the additional capacity on an interim basis until power is available from OR in late 2008.

In June 2006, Nordural signed a memorandum of understanding (“MOU”) to purchase power from HS and OR for a planned primary aluminum reduction facility in Helguvik, Iceland. Under the agreement, power will be supplied to the planned Helguvik facility in stages, beginning with an initial phase of up to 250 MW, which will support production capacity of up to 150,000 mtpy. HS will provide up to 150 MW in this initial stage, and OR will supply up to 100 MW. Electricity delivery for this first phase is targeted for 2010. The MOU provides for a total of 435 MW, which will ultimately provide power for a 250,000 mtpy facility. The

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement is subject to the satisfaction of certain conditions related to the construction of the Helguvik facility.

Labor Commitments

Approximately 81% of our U.S. based work force is represented by the United Steelworkers of America (the “USWA”). In May 2006, our Hawesville, Kentucky plant employees represented by the USWA ratified a four-year collective bargaining agreement that will extend through April 1, 2010. The agreement covers approximately 600 hourly workers at the Hawesville plant.

On August 4, 2006, the membership of United Steelworkers Local 5668 voted to ratify a three-year labor agreement covering approximately 580 hourly workers at the Ravenswood facility that will extend through May 31, 2009.

Approximately 90% of Nordural’s work force is represented by five labor unions under an agreement that expires on December 31, 2009.

Other Commitments and Contingencies

Our income tax returns are periodically examined by various tax authorities. We are currently under audit by the Internal Revenue Service (“IRS”) for the tax years through 2002. In connection with such examinations, the IRS has raised issues and proposed tax deficiencies. We are reviewing the issues raised by the IRS and have filed an administrative appeal with the IRS, contesting the proposed tax deficiencies. We believe our tax position is well supported and, based on current information, we do not believe that the outcome of the tax audit will have a material impact on our financial condition or results of operations.

At December 31, 2006 and December 31, 2005, we had outstanding capital commitments related to the completion of Nordural’s expansion to 220,000mtpy capacity (“Phase III/IV expansion”) and the Phase V expansion projects of approximately $67,732 and $89,910, respectively. Our cost commitments for the Nordural expansion may materially change depending on the exchange rate between the U.S. dollar and certain foreign currencies, principally the Icelandic krona and the Euro.

In May 2006, we purchased foreign currency options with a notional value of $41,627 to hedge a portion of our foreign currency risk from our exposure to the Icelandic krona associated with capital expenditures from the ongoing 40,000 mtpy expansion to 260,000 mtpy at Nordural. The option contracts, which are designated as cash flow hedges and qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) have maturities through November 2007. The critical terms of the contracts match those of the underlying exposure.

As of December 31, 2006, the fair value of the options of $2,123 is recorded in other assets. Included in accumulated other comprehensive income is an after-tax unrealized gain of $317.

13.	Forward Delivery Contracts and Financial Instruments

As a producer of primary aluminum products, we are exposed to fluctuating raw material and primary aluminum prices. We routinely enter into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Primary Aluminum Sales Contracts

Contract	Customer	Volume	Term	Pricing

Alcan Metal Agreement	Alcan	276 to 324 million pounds per year	Through July 31, 2007	Variable, based on U.S. Midwest market
Glencore Metal Agreement I(1)	Glencore	50,000 mtpy	Through December 31, 2009	Variable, LME-based
Glencore Metal Agreement II(2)	Glencore	20,400 mtpy	Through December 31, 2013	Variable, based on U.S. Midwest market
Southwire Metal Agreement	Southwire	240 million pounds per year (high purity molten aluminum) (3)	Through March 31, 2011	Variable, based on U.S. Midwest market
		60 million pounds per year (standard-grade molten aluminum)	Through December 31, 2010	Variable, based on U.S. Midwest market
		48 million pounds per year (standard-grade molten aluminum)	Through December 31, 2007	Variable, based on U.S. Midwest market

(1)	We account for the Glencore Metal Agreement I as a derivative instrument under SFAS No. 133. We have not designated the Glencore Metal Agreement I as “normal” because it replaced and substituted for a significant portion of a sales contract which did not qualify for this designation. Because the Glencore Metal Agreement I is variably priced, we do not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

(2)	We account for the Glencore Metal Agreement II as a derivative instrument under SFAS No. 133. Under the Glencore Metal Agreement II, pricing is based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

(3)	The Southwire Metal Agreement will automatically renew for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

Tolling Contracts

Contract	Customer	Volume	Term	Pricing

Billiton Tolling Agreement(1)(4)	BHP Billiton	130,000 mtpy	Through December 2013	LME-based
Glencore Tolling Agreement(2)(3)(4)	Glencore	90,000 mtpy	Through June 2016	LME-based

(1)	In September 2005, Nordural and BHP Billiton amended the Billiton Tolling Agreement to increase the tolling arrangement from 90,000 metric tons to 130,000 metric tons of the annual production capacity at Nordural effective upon the completion of the Phase III/IV expansion to 220,000 mtpy.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Nordural entered into a 10-year LME-based alumina tolling agreement with Glencore for 90,000 metric tons of the expansion capacity at Nordural. Deliveries under this agreement started in July 2006.

(3)	In December 2005, Glencore assigned to Hydro 50% of its tolling rights under this agreement for the period 2007 to 2010. Nordural consented to the assignment.

(4)	Nordural’s tolling revenues include a premium based on the European Union (“EU”) import duty for primary aluminum. The European Commission has considered and is currently considering various proposals that would phase-out this import duty. While the import duty remains intact to date, any decrease in the EU import duty will negatively impact Nordural’s revenue.

Apart from the Alcan Metal Agreement, Glencore Metal Agreement I, Glencore Metal Agreement II and Southwire Metal Agreements, we had forward delivery contracts to sell 132,726 metric tons and 107,546 metric tons of primary aluminum at December 31, 2006 and December 31, 2005, respectively. Of these forward delivery contracts, we had fixed price commitments to sell 2,538 metric tons and 4,643 metric tons of primary aluminum at December 31, 2006 and December 31, 2005, respectively, of which none were with Glencore at December 31, 2006 and 186 metric tons were with Glencore at December 31, 2005.

Financial Sales Agreements

To mitigate the volatility in our unpriced forward delivery contracts, we enter into fixed price financial sales contracts, which settle in cash in the period corresponding to the intended delivery dates of the forward delivery contracts. Certain of these fixed price financial sales contracts are accounted for as cash flow hedges depending on our designation of each contract at its inception. Glencore is the counterparty for all of the contracts summarized below:

Primary Aluminum Financial Sales Contracts as of:

	December 31, 2006			December 31, 2005
	Cash Flow			Cash Flow
	Hedges	Derivatives	Total	Hedges	Derivatives	Total
			(Metric tons)

2006	—	—	—	142,750	51,000	193,750
2007	119,500	50,400	169,900	119,500	50,400	169,900
2008	9,000	100,200	109,200	9,000	100,200	109,200
2009	—	105,000	105,000	—	105,000	105,000
2010	—	105,000	105,000	—	105,000	105,000
2011	—	75,000	75,000	—	75,000	75,000
2012-2015	—	300,000	300,000	—	300,000	300,000

Total	128,500	735,600	864,100	271,250	786,600	1,057,850

Substantially all of the contracts accounted for as derivatives contain clauses that trigger additional shipment volume when the market price for a contract month is above the contract ceiling price. If the market price exceeds the ceiling price for all contract months through 2015, the maximum additional shipment volume would be 735,600 metric tons. These contracts will be settled monthly. We had no fixed price financial contracts to purchase aluminum at December 31, 2006 or December 31, 2005.

Additionally, to mitigate the volatility of the natural gas markets, we enter into financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Natural Gas Financial Purchase Contracts as of:

	December 31,	December 31,
	2006	2005
	(Thousands of DTH)

2006	—	1,680
2007	2,200	780
2008	480	480

Total	2,680	2,940

Based on the fair value of our financial sales contracts for primary aluminum and financial purchase contracts for natural gas that qualify as cash flow hedges as of December 31, 2006, an accumulated other comprehensive loss (related to these contracts) of $83,786 is expected to be reclassified as a reduction to earnings over the next 12 month period.

We are party to fixed price financial sales contracts for primary aluminum with Glencore. In the event of a material adverse change in our creditworthiness, Glencore has the option to require a letter of credit, or any other acceptable security or collateral for outstanding balances on these contracts.

The forward financial sales and purchase contracts are subject to the risk of counterparty credit risk. However, we only enter into forward financial contracts with counterparties we determine to be creditworthy. If any counterparty failed to perform according to the terms of the contract, the accounting impact would be limited to the difference between the contract price and the market price applied to the contract volume on the date of settlement.

14.	Asset Retirement Obligations

Our asset retirement obligations consist primarily of costs associated with the disposal of spent pot liner used in the reduction cells of our facilities.

We adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations” in 2005, and recorded an adjustment to our asset retirement obligations, the effect of which was not material.

The reconciliation of the changes in the asset retirement obligations is presented below:

	Year Ended December 31,
	2006	2005

Beginning balance, ARO liability	$11,808	$17,232
Additional ARO liability incurred	2,302	1,849
ARO liabilities settled	(2,236)	(3,330)
Accretion expense	990	1,370
FIN 47 adoption	—	(5,313)

Ending balance, ARO liability	$12,864	$11,808

15.	Related Party Transactions

The significant related party transactions occurring during the years ended December 31, 2006, 2005, and 2004, are described below.

The Chairman of the Board of Directors of Century is a member of the Board of Directors of Glencore International AG. One of Century’s Board members is the Chairman of the Board of Directors of Glencore International AG and Xstrata AG.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We enter into forward financial sales and hedging contracts with Glencore to help manage exposure to fluctuating primary aluminum prices. Management believes that all of our forward financial sales and hedge contracts with Glencore approximated market at the time of placing the contracts.

In August 2006, Falconbridge Limited, our indirect partner in the Gramercy Alumina and St. Ann Bauxite joint venture, was acquired by Xstrata PLC. Glencore, our largest shareholder, is a major shareholder in Xstrata.

Century of West Virginia has purchased alumina, and purchased and sold primary aluminum in transactions with Glencore at prices which management believes approximated market.

Berkeley has purchased alumina, and purchased and sold primary aluminum in transactions with Glencore at prices which management believes approximated market.

Century of Kentucky has purchased and sold primary aluminum in transactions with Glencore at prices which management believes approximated market.

Century of Kentucky has purchased alumina in transactions with Gramercy at cost.

Summary

A summary of the aforementioned related party transactions for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Year Ended December 31,
	2006	2005	2004

Net sales to Glencore	$259,531	$171,027	$163,209
Purchases from Glencore	185,462	129,757	131,427
Realized loss on financial sales contracts that do not qualify for cash flow hedge accounting	54,236	—	—
Gramercy alumina purchases	134,178	138,022	26,680

See Note 13 for a discussion of our fixed-price commitments, forward financial contracts, and contract settlements with related parties.

16.	Supplemental Cash Flow Information

	Year Ended December 31,
	2006	2005	2004

Cash paid for:
Interest	$42,607	$30,358	$37,587
Income taxes	58,476	15,449	248
Cash received from:
Interest	1,331	1,388	1,088
Income tax refunds	587	—	80
Non-cash investing activities:
Accrued Nordural expansion costs	$(6,679)	$6,170	$5,591

Non-Cash Activities

In 2006, 2005, and 2004, we issued shares of common stock to certain key employees as part of our performance share program. We issued shares to satisfy performance share liabilities of $2,867, $1,965, and $1,630 during the years 2006, 2005 and 2004, respectively. In May 2004, Glencore exercised its option to

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

convert its shares of cumulative convertible preferred stock. We issued shares of common stock in exchange for Glencore’s $25,000 of preferred stock.

During the years ended December 31, 2006, 2005, and 2004, we capitalized interest costs incurred in the construction of equipment of $8,861, $8,711, and $668, respectively.

17.	Business Segments

We operate in one reportable business segment, primary aluminum.

A reconciliation of our consolidated assets to the total of primary aluminum segment assets is provided below.

Segment Assets(1)	2006	2005	2004

Primary	$2,159,429	$1,648,351	$1,307,168
Corporate, Unallocated	25,805	29,080	25,385

Total Assets	$2,185,234	$1,677,431	$1,332,553

(1)	Segment assets include accounts receivable, due from affiliates, inventory, intangible assets, and property, plant and equipment-net; the remaining assets are unallocated corporate assets, and deferred tax assets.

Geographic information

Included in the consolidated financial statements are the following amounts related to geographic locations:

	2006	2005	2004

Net Sales:
United States	$1,245,167	$992,442	$974,481
Other	313,399	139,920	86,266
Long-lived assets:
United States	$569,124	$604,411	$615,618
Other	895,020	722,474	431,161

Major Customer information

In 2006 and 2005, we had four major customers whose sales revenue exceeded 10% of our net sales. In 2004, we had three major customers whose sales revenue exceeded 10% of our net sales. The revenue and percentage of net sales for these customers are as follows:

	Year Ended December 31,
	2006		2005		2004
	$	%	$	%	$	%

Southwire	420,100	27.0	294,468	26.0	258,320	24.4
Alcan	400,908	25.7	356,347	31.5	301,033	28.4
Glencore	259,531	16.7	171,027	15.1	163,209	15.4
BHP Billiton	229,524	14.7	137,736	12.2	—	—

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Quarterly Information (Unaudited)

Financial results by quarter for the years ended December 31, 2006 and 2005 are as follows:

				Net Income
			Net Income	(Loss) per
	Net Sales	Gross Profit	(Loss)	Share

2006
4th Quarter(1)	$424,367	$93,076	$(119,123)	$(3.67)
3rd Quarter(2)	381,277	70,974	173,939	5.36
2nd Quarter(3)	405,976	108,004	45,800	1.41
1st Quarter(4)	346,946	76,468	(141,571)	(4.39)
2005
4th Quarter(5)	$292,874	$34,704	$(148,658)	$(4.62)
3rd Quarter(6)	270,836	30,058	(20,071)	(0.62)
2nd Quarter	283,256	45,348	40,744	1.27
1st Quarter	285,396	51,567	11,730	0.37

(1)	The fourth quarter of 2006 net income includes a charge of $174,250, net of tax, for loss on forward contracts offset by a gain on the sale of surplus land.

(2)	The third quarter of 2006 net income includes a gain of $134,572, net of tax, for gain on forward contracts.

(3)	The second quarter of 2006 net income includes a charge of $19,492, net of tax, for loss on forward contracts.

(4)	The first quarter of 2006 net income includes a charge of $183,526, net of tax, for loss on forward contracts.

(5)	The fourth quarter of 2005 net income includes a charge of $164,620, net of tax, for loss on forward contracts.

(6)	The third quarter of 2005 net income includes a charge of $34,228, net of tax, for loss on forward contracts.

19.	Condensed Consolidating Financial Information

Our 7.5% Senior Notes due 2014 and 1.75% Convertible Senior Notes due 2024 are guaranteed by each of our material existing and future domestic subsidiaries, except for Nordural US LLC. These notes are not guaranteed by our foreign subsidiaries (such subsidiaries and Nordural US LLC, collectively the “Non-Guarantor Subsidiaries”). During the second quarter of 2005, Century Aluminum of Kentucky, LLC (the “LLC”) became a guarantor subsidiary. In the periods presented prior to 2005, the LLC was classified with the Non-Guarantor Subsidiaries. We allocate corporate expenses or income to our subsidiaries. For the years ended December 31, 2006, 2005, and 2004 we allocated total corporate expenses of $6,460, $2,211, and $1,452 to our subsidiaries, respectively. Additionally, we charge interest on certain intercompany balances.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following summarized condensed consolidating balance sheets as of December 31, 2006 and December 31, 2005, condensed consolidating statements of operations for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 and the condensed consolidating statements of cash flows for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 present separate results for Century, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries, consolidating adjustments and total consolidated amounts.

This summarized condensed consolidating financial information may not necessarily be indicative of the results of operations or financial position had Century, the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries operated as independent entities.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2006

	Combined	Combined
	Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiaries	The Company	and Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$11,866	$84,499	$—	$96,365
Restricted cash	2,011	—	—	—	2,011
Accounts receivable — net	98,690	14,681	—	—	113,371
Due from affiliates	55,853	6,779	752,954	(778,044)	37,542
Inventories	112,975	32,604	—	(169)	145,410
Prepaid and other assets	4,603	12,981	2,246	—	19,830
Deferred taxes — current portion	66,530	—	11,007	25,573	103,110

Total current assets	340,662	78,911	850,706	(752,640)	517,639
Investment in subsidiaries	22,229	—	20,967	(43,196)	—
Property, plant and equipment — net	436,980	780,879	918	—	1,218,777
Intangible asset — net	61,594	—	—	—	61,594
Goodwill	—	94,844	—	—	94,844
Other assets	41,599	19,297	368,913	(137,429)	292,380

Total assets	$903,064	$973,931	$1,241,504	$(933,265)	$2,185,234

Liabilities and shareholders’ equity:
Accounts payable — trade	$34,993	$29,804	$52	$—	$64,849
Due to affiliates	381,853	56,665	73,734	(229,970)	282,282
Industrial revenue bonds	7,815	—	—	—	7,815
Long term debt — current portion	—	30,105	—	—	30,105
Accrued and other current liabilities	21,381	4,522	49,240	—	75,143
Accrued employee benefits costs — current portion	9,803	—	1,280	—	11,083
Convertible senior notes	—	—	175,000	—	175,000

Total current liabilities	455,845	121,096	299,306	(229,970)	646,277

Senior unsecured notes payable	—	—	250,000	—	250,000
Nordural debt	—	309,331	—	—	309,331
Accrued pension benefit costs — less current portion	3,624	—	15,615	—	19,239
Accrued postretirement benefit costs — less current portion	205,092	—	1,323	—	206,415
Other liabilities/intercompany loan	215,839	353,997	—	(542,025)	27,811
Due to affiliates — less current portion	9,314	—	545,550	—	554,864
Deferred taxes	143,421	16,240	—	(118,074)	41,587

Total noncurrent liabilities	577,290	679,568	812,488	(660,099)	1,409,247

Shareholders’ equity:
Common stock	60	12	325	(72)	325
Additional paid-in capital	259,248	85,190	432,270	(344,438)	432,270
Accumulated other comprehensive income (loss)	(172,685)	2,791	(166,572)	169,894	(166,572)
Retained earnings (accumulated deficit)	(216,694)	85,274	(136,313)	131,420	(136,313)

Total shareholders’ equity	(130,071)	173,267	129,710	(43,196)	129,710

Total liabilities and shareholders’ equity	$903,064	$973,931	$1,241,504	$(933,265)	$2,185,234

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2005

	Combined	Combined		Reclassifications
	Guarantor	Non-Guarantor		and
	Subsidiaries	Subsidiaries	The Company	Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$19,005	$(1,253)	$—	$17,752
Restricted cash	2,028	—	—	—	2,028
Accounts receivable — net	73,540	9,476	—	—	83,016
Due from affiliates	60,246	—	703,995	(745,603)	18,638
Inventories	96,347	15,372	—	(283)	111,436
Prepaid and other assets	7,693	8,627	7,598	—	23,918
Deferred taxes — current portion	46,339	—	—	(8,634)	37,705

Total current assets	286,193	52,480	710,340	(754,520)	294,493
Investment in subsidiaries	15,205	—	146,166	(161,371)	—
Property, plant and equipment — net	458,618	613,368	308	(2,136)	1,070,158
Intangible asset — net	74,643	—	—	—	74,643
Goodwill	—	94,844	—	—	94,844
Other assets	54,049	8,951	156,242	(75,949)	143,293

Total assets	$888,708	$769,643	$1,013,056	$(993,976)	$1,677,431

Liabilities and shareholders’ equity:
Accounts payable — trade	$36,670	$25,249	$—	$—	$61,919
Due to affiliates	138,615	52,208	15,485	(47,626)	158,682
Industrial revenue bonds	7,815	—	—	—	7,815
Long term debt — current portion	—	581	—	—	581
Accrued and other current liabilities	19,994	3,357	31,514	(1,150)	53,715
Accrued employee benefits costs — current portion	8,139	—	1,194	—	9,333
Deferred tax liability — current	—	—	8,634	(8,634)	—
Convertible senior notes	—	—	175,000	—	175,000

Total current liabilities	211,233	81,395	231,827	(57,410)	467,045

Senior unsecured notes payable	—	—	250,000	—	250,000
Nordural debt	—	230,436	—	—	230,436
Revolving credit facility			8,069	—	8,069
Accrued pension benefit costs — less current portion	—	—	10,350	—	10,350
Accrued postretirement benefit costs — less current portion	95,731	—	929	—	96,660
Other liabilities/intercompany loan	397,778	327,073	—	(696,841)	28,010
Due to affiliates — less current portion	58,090	—	279,326	—	337,416
Deferred taxes	83,019	12,225	—	(78,354)	16,890

Total noncurrent liabilities	634,618	569,734	548,674	(775,195)	977,831

Shareholders’ equity:
Common stock	60	12	322	(72)	322
Additional paid-in capital	259,148	85,190	419,009	(344,338)	419,009
Accumulated other comprehensive income (loss)	(90,953)	—	(91,418)	90,953	(91,418)
Retained earnings (accumulated deficit)	(125,398)	33,312	(95,358)	92,086	(95,358)

Total shareholders’ equity	42,857	118,514	232,555	(161,371)	232,555

Total liabilities and shareholders’ equity	$888,708	$769,643	$1,013,056	$(993,976)	$1,677,431

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006

	Combined	Combined		Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiaries	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$1,071,670	$227,365	$—	$—	$1,299,035
Related parties	180,478	79,053	—	—	259,531

	1,252,148	306,418	—	—	1,558,566
Cost of goods sold	1,000,879	213,469	—	(4,304)	1,210,044

Gross profit	251,269	92,949	—	4,304	348,522
Selling, general and admin expenses	38,567	796	—	—	39,363

Operating income	212,702	92,153	—	4,304	309,159
Interest expense — third party	(24,632)	(12,370)	—	—	(37,002)
Interest expense — affiliates	30,699	(30,699)	—	—	—
Interest income	1,254	451	—	—	1,705
Net loss on forward contracts	(389,839)	—	—	—	(389,839)
Other income (expense) — net	7,132	(234)	—	—	6,898

Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	(162,684)	49,301	—	4,304	(109,079)
Income tax (expense) benefit	56,297	(2,707)	—	(1,549)	52,041

Net income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(106,387)	46,594	—	2,755	(57,038)
Equity in earnings (loss) of subsidiaries and joint ventures	17,383	5,366	(40,955)	34,289	16,083

Net income (loss)	$(89,004)	$51,960	$(40,955)	$37,044	$(40,955)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	Combined	Combined		Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiaries	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$824,072	$137,263	$—	$—	$961,335
Related parties	171,027	—	—	—	171,027

	995,099	137,263	—	—	1,132,362
Cost of goods sold	884,241	95,820	—	(9,376)	970,685

Gross profit	110,858	41,443	—	9,376	161,677
Selling, general and admin expenses	34,314	459	—	—	34,773

Operating income	76,544	40,984	—	9,376	126,904
Interest expense — third party	(24,832)	(836)	—	—	(25,668)
Interest expense — affiliates	24,451	(24,451)	—	—	—
Interest income	1,011	356	—	—	1,367
Net loss on forward contracts	(309,698)	—	—	—	(309,698)
Loss on early extinguishment of debt	(835)	—	—	—	(835)
Other income (expense) — net	(428)	703	—	—	275

Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	(233,787)	16,756	—	9,376	(207,655)
Income tax (expense) benefit	81,803	2,298	—	(3,404)	80,697

Net income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(151,984)	19,054	—	5,972	(126,958)
Equity in earnings (loss) of subsidiaries and joint ventures	8,847	4,932	(116,255)	113,179	10,703

Net income (loss)	$(143,137)	$23,986	$(116,255)	$119,151	$(116,255)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

	Combined	Combined		Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiaries	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$811,705	$85,833	$—	$—	$897,538
Related parties	163,209	—	—	—	163,209

	974,914	85,833	—	—	1,060,747
Cost of goods sold	805,267	407,650	—	(337,457)	875,460
Reimbursement from owners	—	(337,738)	—	337,738	—

Gross profit (loss)	169,647	15,921	—	(281)	185,287
Selling, general and admin expenses	24,916	—	—	—	24,916

Operating income (loss)	144,731	15,921	—	(281)	160,371
Interest expense — third party	(36,281)	(3,665)	—	—	(39,946)
Interest expense — related party	(380)	(9,078)	—	9,078	(380)
Interest income	9,872	172	—	(8,958)	1,086
Net loss on forward contracts	(21,521)	—	—	—	(21,521)
Loss on early extinguishment of debt	(47,448)	—	—	—	(47,448)
Other income (expense) — net	(1,380)	43	—	32	(1,305)

Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	47,593	3,393	—	(129)	50,857
Income tax (expense) benefit	(17,218)	(5,709)	—	4,731	(18,196)

Net income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	30,375	(2,316)	—	4,602	32,661
Equity earnings (loss) of subsidiaries and joint ventures	(7,642)	821	33,482	(25,840)	821

Net income (loss)	$22,733	$(1,495)	$33,482	$(21,238)	$33,482

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2006

	Combined	Combined
	Guarantor	Non-Guarantor	The
	Subsidiaries	Subsidiaries	Company	Consolidated

Net cash provided by operating activities	$146,868	$38,485	$—	$185,353
Investing activities:
Purchase of property, plant and equipment	(15,599)	(7,294)	(709)	(23,602)
Nordural expansion	—	(193,511)	—	(193,511)
Proceeds from sale of property, plant and equipment	7,620	139	—	7,759
Restricted and other cash deposits	(2,583)	—	—	(2,583)

Net cash used in investing activities	(10,562)	(200,666)	(709)	(211,937)

Financing activities:
Borrowings of long-term debt	—	109,000	—	109,000
Repayment of long-term debt	—	(581)	—	(581)
Repayment of revolving credit facility	—	—	(8,069)	(8,069)
Excess tax benefits from share-based compensation	—	—	1,394	1,394
Intercompany transactions	(136,306)	46,623	89,683	—
Issuance of common stock	—	—	3,453	3,453

Net cash provided by (used in) financing activities	(136,306)	155,042	86,461	105,197

Net increase (decrease) in cash and cash equivalents	—	(7,139)	85,752	78,613
Cash and cash equivalents, beginning of the period	—	19,005	(1,253)	17,752

Cash and cash equivalents, end of period	$—	$11,866	$84,499	$96,365

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2005

	Combined	Combined
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	The Company	Consolidated

Net cash provided by operating activities	$103,122	$31,814	$—	$134,936

Investing activities:
Purchase of property, plant and equipment	(15,515)	(2,176)	(336)	(18,027)
Nordural expansion	—	(280,086)	—	(280,086)
Acquisitions	—	—	(7,000)	(7,000)
Proceeds from sale of property, plant and equipment	6	118		124
Restricted cash deposits	(350)	—	—	(350)

Net cash used in investing activities	(15,859)	(282,144)	(7,336)	(305,339)

Financing activities:
Borrowings of long-term debt	—	222,937	—	222,937
Repayment of long-term debt	—	(73,334)	(9,945)	(83,279)
Borrowings under revolving credit facility	—	—	8,069	8,069
Financing fees	—	(4,307)	(825)	(5,132)
Dividends	—	—	(16)	(16)
Intercompany transactions	(87,448)	122,280	(34,832)	—
Issuance of common stock	—	—	1,408	1,408

Net cash provided by (used in) financing activities	(87,448)	267,576	(36,141)	143,987

Net increase (decrease) in cash and cash equivalents	(185)	17,246	(43,477)	(26,416)
Cash and cash equivalents, beginning of the period	185	1,759	42,224	44,168

Cash and cash equivalents, end of period	$—	$19,005	$(1,253)	$17,752

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

	Combined	Combined
	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	The Company	Consolidated

Net cash provided by operating activities	$14,071	$91,757	$—	$105,828

Investing activities:
Purchase of property, plant and equipment	(6,814)	(8,426)	—	(15,240)
Nordural expansion	—	(59,784)	—	(59,784)
Acquisitions	—	—	(198,584)	(198,584)
Restricted cash deposits	(1,174)	(504)	—	(1,678)

Net cash used in investing activities	(7,988)	(68,714)	(198,584)	(275,286)

Financing activities:
Borrowings of long-term debt	—	883	425,000	425,883
Repayment of long-term debt	—	(110,826)	(315,055)	(425,881)
Repayment of related party debt	—	—	(14,000)	(14,000)
Financing fees	—	—	(13,062)	(13,062)
Dividends	—	—	(3,311)	(3,311)
Intercompany transactions	(6,002)	88,659	(82,657)	—
Issuance of common stock	—	—	215,793	215,793

Net cash provided by (used in) financing activities	(6,002)	(21,284)	212,708	185,422

Net increase in cash and cash equivalents	81	1,759	14,124	15,964
Cash and cash equivalents, beginning of the period	104	—	28,100	28,204

Cash and cash equivalents, end of period	$185	$1,759	$42,224	$44,168

CENTURY ALUMINUM COMPANY CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the quarterly period ended March 31, 2007

CENTURY ALUMINUM COMPANY

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands, except share data)

ASSETS
Cash and cash equivalents	$168,124	$96,365
Restricted cash	2,011	2,011
Accounts receivable — net	112,924	113,371
Due from affiliates	22,468	37,542
Inventories	163,843	145,410
Prepaid and other current assets	19,573	19,830
Deferred taxes — current portion	95,567	103,110

Total current assets	584,510	517,639
Property, plant and equipment — net	1,230,084	1,218,777
Intangible asset — net	58,097	61,594
Goodwill	94,844	94,844
Other assets	280,411	292,380

TOTAL	$2,247,946	$2,185,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$84,471	$64,849
Due to affiliates	279,318	282,282
Accrued and other current liabilities	55,549	75,143
Long term debt — current portion	14,611	30,105
Accrued employee benefits costs — current portion	11,083	11,083
Convertible senior notes	175,000	175,000
Industrial revenue bonds	7,815	7,815

Total current liabilities	627,847	646,277

Senior unsecured notes payable	250,000	250,000
Nordural debt	325,176	309,331
Accrued pension benefits costs — less current portion	19,912	19,239
Accrued postretirement benefits costs — less current portion	210,885	206,415
Due to affiliates — less current portion	502,669	554,864
Other liabilities	42,974	27,811
Deferred taxes	47,461	41,587

Total noncurrent liabilities	1,399,077	1,409,247

CONTINGENCIES AND COMMITMENTS (NOTE 7)
SHAREHOLDERS’ EQUITY:
Common stock (one cent par value, 100,000,000 shares authorized; 32,580,662 and 32,457,670 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively)	326	325
Additional paid-in capital	437,375	432,270
Accumulated other comprehensive loss	(136,715)	(166,572)
Accumulated deficit	(79,964)	(136,313)

Total shareholders’ equity	221,022	129,710

TOTAL	$2,247,946	$2,185,234

See notes to consolidated financial statements

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2006
	(In thousands, except per share amounts)
	(Unaudited)

NET SALES:
Third-party customers	$380,853	$298,473
Related parties	66,804	48,473

	447,657	346,946
Cost of goods sold	337,005	270,478

Gross profit	110,652	76,468
Selling, general and administrative expenses	12,967	12,119

Operating income	97,685	64,349
Interest expense	(11,043)	(6,751)
Interest income	2,013	196
Net gain (loss) on forward contracts	390	(286,760)
Other expense — net	(156)	(161)

Income (loss) before income taxes and equity in earnings of joint ventures	88,889	(229,127)
Income tax benefit (expense)	(28,087)	84,356

Income (loss) before equity in earnings of joint ventures	60,802	(144,771)
Equity in earnings of joint ventures	3,447	3,200

Net income (loss)	$64,249	$(141,571)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$1.98	$(4.39)
Diluted	$1.87	$(4.39)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	32,508	32,263
Diluted	34,426	32,263

See notes to consolidated financial statements

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$64,249	$(141,571)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net (gain) loss on forward contracts	(27,399)	286,138
Depreciation and amortization	18,905	14,897
Deferred income taxes	8,087	(84,356)
Pension and other post retirement benefits	5,143	3,503
Stock-based compensation	1,521	2,559
Loss on disposal of assets	180	—
Excess tax benefits from share-based compensation	(330)	(855)
Changes in operating assets and liabilities:
Accounts receivable — net	447	(15,640)
Due from affiliates	15,074	(3,064)
Inventories	(18,433)	(16,529)
Prepaid and other current assets	(1,217)	(3,398)
Accounts payable — trade	24,429	4,724
Due to affiliates	5,381	(11,206)
Accrued and other current liabilities	(4,611)	(16,325)
Other — net	6,692	(2,838)

Net cash provided by operating activities	98,118	16,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Nordural expansion	(29,175)	(68,769)
Purchase of property, plant and equipment	(2,438)	(2,632)
Restricted and other cash deposits	2,600	(4,001)

Net cash used in investing activities	(29,013)	(75,402)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long term debt	30,000	59,000
Repayment of long term debt	(29,649)	(143)
Net repayments under revolving credit facility	—	(2,969)
Excess tax benefits from shared-based compensation	330	855
Issuance of common stock	1,973	2,380

Net cash provided by financing activities	2,654	59,123

NET CHANGE IN CASH AND CASH EQUIVALENTS	71,759	(240)
Cash and cash equivalents, beginning of the period	96,365	17,752

Cash and cash equivalents, end of the period	$168,124	$17,512

See notes to consolidated financial statements

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements
Three months ended March 31, 2007 and 2006
(Dollars in thousands, except per share amounts)
(UNAUDITED)

1.	General

The accompanying unaudited interim consolidated financial statements of Century Aluminum Company should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006. In management’s opinion, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented. Operating results for the first three months of 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. Unless expressly stated otherwise or as the context otherwise requires, “Century Aluminum,” “Century,” “we,” “us,” “our” and “ours” refer to Century Aluminum Company and its consolidated subsidiaries.

2.	Earnings Per Share

The following table provides a reconciliation of the computation of the basic and diluted earnings per share:

	For the Three Months Ended March 31,
	2007			2006
	Income	Shares	Per-Share	Income	Shares	Per-Share

Net income (loss)	$64,249			$(141,571)

Basic EPS:
Income (loss) applicable to common shareholders	64,249	32,508	$1.98	(141,571)	32,263	$(4.39)
Effect of Dilutive Securities:
Plus:
Options	—	53		—	—
Service-based stock awards	—	69		—	—
Assumed conversion of convertible debt	—	1,796		—	—

Diluted EPS:
Income (loss) applicable to common shareholders with assumed conversion	$64,249	34,426	$1.87	$(141,571)	32,263	$(4.39)

Options to purchase 443,697 and 358,101 shares of common stock were outstanding during the periods ended March 31, 2007 and 2006, respectively. There were 83,334 and 83,500 unvested shares of service-based stock outstanding at March 31, 2007 and March 31, 2006, respectively. Based on the average price for our common stock in the three months ended March 31, 2007 and March 31, 2006, we would have been required to issue approximately 1,796,000 and 683,000 shares, respectively, upon an assumed conversion of our convertible debt. For the three month period ending March 31, 2007, 85,000 options were excluded from the calculation of diluted EPS because the exercise price of these options was greater than the average market price of the underlying common stock. For the three month period ending March 31, 2006, all options, service-based stock, and shares to be issued upon the assumed conversion of our convertible debt were excluded from the calculation of diluted EPS because of their antidilutive effect on earnings per share.

Service-based stock for which vesting is based upon continued service is not considered issued and outstanding shares of common stock until vested. However, the service-based stock is considered a common

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

stock equivalent and therefore are included, using the treasury stock method, in average common shares outstanding for diluted earnings per share computations, if they have a dilutive effect on earnings per share. Our goal-based performance share units are not considered common stock equivalents until it becomes probable that performance goals will be obtained.

3.	Income Taxes

We adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), on January 1, 2007. As a result of adoption, we decreased our January 1, 2007 retained earnings balance approximately $7,900. As of the adoption date, we had unrecognized tax benefits of $21,800. If recognized, $18,300 of this amount would affect the effective tax rate.

It is our policy to recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. We recognized approximately $5,000 of interest at January 1, 2007 which is included as a component of the $21,800 unrecognized tax benefit noted above. During the three months ended March 31, 2007, we recognized approximately $700 in potential interest associated with uncertain tax positions.

Century and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and Iceland. We have substantially concluded all material U.S. federal income tax matters for years through 1999. Federal income tax returns for 2000 through 2002 are currently under examination by the Internal Revenue Service (IRS). In connection with these examinations, the IRS has raised issues and proposed tax deficiencies. We have filed an administrative appeal with the IRS and it is likely that this examination will conclude in 2007. Returns beginning in 2003 are subject to examination. Material state and local income tax matters have been concluded for years through 2002. West Virginia income tax returns for 2003 through 2005 are currently under examination and the majority of other state returns beginning in 2003 are subject to examination. We are not currently under examination for our Icelandic filed tax returns and income tax matters have been concluded for years through 2001.

We do not expect a significant change in the balance of unrecognized tax benefits within the next twelve months with the exception of reductions for potential payments to the IRS to settle the examination as noted above.

4.	Inventories

Inventories consist of the following:

	March 31, 2007	December 31, 2006

Raw materials	$77,192	$61,749
Work-in-process	26,693	20,528
Finished goods	6,054	5,435
Operating and other supplies	53,904	57,698

Inventories	$163,843	$145,410

Inventories are stated at the lower of cost or market, using the first-in, first-out method.

5.	Goodwill and Intangible Asset

We test our goodwill for impairment annually in the second quarter of the fiscal year and at other times whenever events or circumstances indicate that the carrying amount of goodwill may exceed its fair value. If the carrying value of goodwill exceeds its fair value, an impairment loss will be recognized. No impairment loss was recorded in 2007 or 2006. The fair value is estimated using market comparable information.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

The intangible asset consists of the power contract acquired in connection with our acquisition of the Hawesville facility (“Hawesville”). The contract value is being amortized over its term using a method that results in annual amortization equal to the percentage of a given year’s expected gross annual benefit to the total as applied to the total recorded value of the power contract. As of March 31, 2007, the gross carrying amount of the intangible asset was $155,986 with accumulated amortization of $97,889.

For the three month periods ended March 31, 2007 and 2006, amortization expense for the intangible asset totaled $3,497 and $3,262, respectively. For the year ending December 31, 2007, the estimated aggregate amortization expense for the intangible asset will be approximately $13,991. The estimated aggregate amortization expense for the intangible asset through the Hawesville power contract’s term is as follows:

	2008	2009	2010

Estimated Amortization Expense	$15,076	$16,149	$16,378

The intangible asset is reviewed for impairment in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” whenever events or circumstances indicate that its net carrying amount may not be recoverable.

6.	Debt

	March 31,	December 31,
	2007	2006

Debt classified as current liabilities:
1.75% convertible senior notes due 2024, interest payable semiannually(1)(2)(5)(6)	$175,000	$175,000
Hancock County industrial revenue bonds due 2028, interest payable quarterly (variable interest rates (not to exceed 12%))(1)	7,815	7,815
Current portion of long-term debt	14,611	30,105
Debt classified as non-current liabilities:
7.5% senior unsecured notes payable due 2014, interest payable semiannually(5)(6)(8)	250,000	250,000
Nordural’s senior term loan facility maturing in 2010, variable interest rate, principal and interest payments due semiannually through 2010, less current portion(3)(4)(7)	317,500	301,500
Nordural’s various loans, with interest rates ranging from 2.70% to 6.75% due through 2020, less current portion	7,676	7,831

Total Debt	$772,602	$772,251

(1)	The IRBs are classified as current liabilities because they are remarketed weekly and could be required to be repaid upon demand if there is a failed remarketing. The convertible notes are classified as current because they are convertible at any time by the holder. The IRB interest rate at March 31, 2007 was 3.95%.

(2)	The convertible notes are convertible at any time by the holder at an initial conversion rate of 32.7430 shares of Century common stock per one thousand dollars of principal amount of convertible notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of Century common stock. Upon conversion of a convertible note, the holder of such convertible note shall receive cash equal to the principal amount of the convertible note and, at our election, either cash or Century common stock, or a combination thereof, for the convertible notes conversion value in excess of such principal amount, if any.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

(3)	Nordural’s senior term loan interest rate at March 31, 2007 was 6.87%. The $365.0 million loan facility contains customary covenants, including limitations on additional indebtedness, investments, capital expenditures (other than related to the expansion project), dividends, and hedging agreements. Nordural is also subject to various financial covenants, including a net worth covenant and certain maintenance covenants, including minimum interest coverage and debt service coverage beginning as of December 31, 2006.

(4)	Nordural’s obligations under the term loan facility are secured by a pledge of all of Nordural’s shares pursuant to a share pledge agreement with the lenders. In addition, substantially all of Nordural’s assets are pledged as security under the loan facility.

(5)	The obligations of Century pursuant to the notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our existing domestic restricted subsidiaries.

(6)	The indentures governing these obligations contain customary covenants, including limitations on our ability to incur additional indebtedness, pay dividends, sell assets or stock of certain subsidiaries and purchase or redeem capital stock.

(7)	The term loan agreement repayment schedule was amended in March 2007 to allow a prepayment of the August 2007 principal payment for March 31, 2007. A further amendment in April 2007 and associated prepayment of principal eliminated all periodic principal payments. All remaining outstanding principal amount is due February 28, 2010.

(8)	On or after August 15, 2009, we may redeem any of the senior notes, in whole or in part, at an initial redemption price equal to 103.75% of the principal amount, plus accrued and unpaid interest. The redemption price will decline each year after 2009 and will be 100% of the principal amount, plus accrued and unpaid interest, beginning on August 15, 2012.

We have a $100,000 senior secured revolving credit facility (“Credit Facility”) with a syndicate of banks that will mature September 19, 2010. Our obligations under the Credit Facility are unconditionally guaranteed by our domestic subsidiaries (other than Century Aluminum Holdings, Inc., Century Louisiana, Inc., Century California, LLC and Nordural US LLC) and secured by a first priority security interest in all accounts receivable and inventory belonging to Century and our subsidiary borrowers. The availability of funds under the Credit Facility is subject to a $15,000 reserve and limited by a specified borrowing base consisting of certain eligible accounts receivable and inventory. Borrowings under the Credit Facility are, at our option, at the LIBOR rate or bank base rate, plus or minus in each case an applicable margin. The Credit Facility is subject to customary covenants, including limitations on capital expenditures, additional indebtedness, affiliate transactions, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments. We could issue up to a maximum of $25,000 in letters of credit under the Credit Facility. We have issued letters of credit totaling $2,117 as of March 31, 2007. We had no other outstanding borrowings under the Credit Facility as of March 31, 2007. As of March 31, 2007, we had a borrowing availability of $97,646 under the Credit Facility. We pay a commitment fee for the unused portion of the line.

7.	Contingencies and Commitments

Environmental Contingencies

We believe our current environmental liabilities do not have, and are not likely to have, a material adverse effect on our financial condition, results of operations or liquidity. However, there can be no assurance that future requirements or conditions at currently or formerly owned or operated properties will not result in liabilities which may have a material adverse effect.

Century Aluminum of West Virginia, Inc. (“CAWV”) continues to perform remedial measures at our Ravenswood, West Virginia facility (“Ravenswood”) pursuant to an order issued by the Environmental Protection Agency (“EPA”) in 1994 (the “3008(h) Order”). CAWV also conducted a RCRA facility investigation (“RFI”) under the 3008(h) Order evaluating other areas at Ravenswood that may have contamination

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

requiring remediation. The RFI has been approved by appropriate agencies. CAWV has completed interim remediation measures at two sites identified in the RFI, and we believe no further remediation will be required. A Corrective Measures Study, which will formally document the conclusion of these activities, is being completed with the EPA. We believe a significant portion of the contamination on the two sites identified in the RFI is attributable to the operations of third parties and is their financial responsibility.

Prior to our purchase of Hawesville, the EPA issued a final Record of Decision (“ROD”) under the Comprehensive Environmental Response, Compensation and Liability Act. By agreement, Southwire is to perform all obligations under the ROD. Century Aluminum of Kentucky, LLC (“Century Kentucky”) has agreed to operate and maintain the ground water treatment system required under the ROD on behalf of Southwire, and Southwire will reimburse Century Kentucky for any expense that exceeds $400 annually.

Century is a party to an EPA Administrative Order on Consent (the “Order”) pursuant to which other past and present owners of an alumina refining facility at St. Croix, Virgin Islands have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on groundwater underlying the facility. Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater are delivered to the adjacent petroleum refinery where they are received and managed. Lockheed Martin Corporation (“Lockheed”), which sold the facility to one of our affiliates, Virgin Islands Alumina Corporation (“Vialco”), in 1989, has tendered indemnity and defense of this matter to Vialco pursuant to the terms of the Lockheed — Vialco Asset Purchase Agreement. Management does not believe Vialco’s liability under the Order or its indemnity to Lockheed will require material payments. Through March 31, 2007, we have expended approximately $700 on the Recovery Plan. Although there is no limit on the obligation to make indemnification payments, we expect the future potential payments under this indemnification to comply with the Order will be approximately $500, which may be offset in part by sales of recoverable hydrocarbons.

In May 2005, Century and Vialco were among the defendants listed in a lawsuit filed by the Commissioner of the Department of Planning and Natural Resources, in his capacity as Trustee for Natural Resources of the United States Virgin Islands. The complaint alleges damages to natural resources caused by alleged releases from the alumina refinery facility at St. Croix and the adjacent petroleum refinery. Lockheed has tendered indemnity and defense of the case to Vialco pursuant to terms of the Lockheed-Vialco Asset Purchase Agreement. The complaint seeks unspecified monetary damages, costs and attorney fees. Vialco and the other defendants have filed separate motions to dismiss asserting certain affirmative defenses including the statute of limitations. No ruling on those motions has been rendered as of this date.

In July 2006, Century was named as a defendant together with certain affiliates of Alcan Inc. in a lawsuit brought by Alcoa Inc. seeking to determine responsibility for certain environmental indemnity obligations related to the sale of a cast aluminum plate manufacturing facility located in Vernon, California which we purchased from Alcoa Inc. in December 1998, and sold to Alcan Rolled Products-Ravenswood LLC (formerly Pechiney Rolled Products, LLC) in July 1999. The complaint also seeks costs and attorney fees.

In December 2006, Vialco and the company that purchased the assets of Vialco in St. Croix in 1995 were named as defendants in a lawsuit filed by the Commissioner of the Department of Planning and Natural Resources. The complaint alleges the defendants failed to take certain actions specified in a Coastal Zone management permit issued to Vialco in October, 1994, and seeks statutory and other unspecified monetary penalties for the alleged violations. Vialco recently filed its answer to the complaint asserting factual and affirmative defenses.

It is our policy to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. The aggregate environmental-related accrued liabilities were $817 and $605 at March 31, 2007 and December 31, 2006, respectively. All accrued amounts have been recorded without giving effect to any possible future recoveries.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

With respect to cost for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.

Because of the issues and uncertainties described above, and our inability to predict the requirements of future environmental laws, there can be no assurance that future capital expenditures and costs for environmental compliance will not have a material adverse effect on our future financial condition, results of operations, or liquidity. Based upon all available information, management does not believe that the outcome of these environmental matters will have a material adverse effect on our financial condition, results of operations, or liquidity.

Legal Contingencies

We have pending against us or may be subject to various lawsuits, claims and proceedings related primarily to employment, commercial, environmental, safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes their ultimate disposition will not have a material adverse effect on our financial condition, results of operations, or liquidity.

Power Commitments

Hawesville currently purchases substantially all of its power from Kenergy Corp. (“Kenergy”), a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Approximately 73% of this power is at fixed prices. Kenergy acquires most of the power it provides to Hawesville from a subsidiary of LG&E Energy Corporation (“LG&E”), with delivery guaranteed by LG&E. For 2007, all but three percent (approximately 14 megawatts (“MW”)) of our power requirements at Hawesville are priced. Hawesville’s unpriced power requirements increase to 27% (126 MW) of its total power requirements in calendar years 2008 through 2010.

In February 2007, we were informed that the Corps of Engineers (“COE”) is planning to lower reservoir water levels on the Cumberland River for repair and maintenance. This will reduce electrical production from the dams of these reservoirs that were expected to provide a portion of the electrical power we purchase from Big Rivers Electrical Corp. for the use by our Hawesville facility during 2007.

Based on current expectations of reservoir levels, we expect any impact to be limited to the summer months, when usage rates on the Big Rivers system are at peak consumption. Based on our most recent information from the COE, we expect this to affect only approximately 1.5% of Hawesville’s load requirements during this period. We are exploring alternative sources of energy during the summer period and we may have to pay a premium over and above our power contracts for this energy. Based on the current market for electrical power, we do not expect the premium to have a material adverse effect on our financial condition, results of operation or liquidity.

Appalachian Power Company supplies all of Ravenswood’s power requirements under an agreement at prices set forth in published tariffs, which are subject to change. In 2006, the Public Service Commission for the State of West Virginia approved an experimental rate design through June 2009 in connection with an increase in the applicable tariff rates. Under the experimental rate, Ravenswood may be excused from or may defer the payment of the increase in the tariff rate if aluminum prices as quoted on the LME fall below pre-determined levels. After December 31, 2007, CAWV may terminate the agreement by providing 12 months notice of termination.

The Mt. Holly facility (“Mt. Holly”) purchases all of its power from the South Carolina Public Service Authority at rates established by published schedules. Mt. Holly’s current power contract expires December 31, 2015. Power delivered through 2010 will be priced as set forth in currently published schedules, subject to adjustments for fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

The Nordural facility at Grundartangi, Iceland (“Grundartangi”) purchases power from Landsvirkjun (a power company owned by the Republic of Iceland), Hitaveita Suðurnesja hf. (“HS”) and Orkuveita Reykjavíkur (“OR”) under long-term contracts due to expire in 2019, 2026 and 2028. The power delivered to Grundartangi is priced at a rate based on the LME price for primary aluminum and is from hydroelectric and geothermal sources.

In April 2006, we announced an expansion of the Grundartangi facility from 220,000 metric tonnes per year (“mtpy”) to 260,000 mtpy (“Phase V expansion”) which is expected to be completed in the fourth quarter of 2007. OR has agreed to deliver the power for the additional expansion capacity by late 2008. Landsvirkjun has agreed to deliver power for the additional capacity on an interim basis until power is available from OR in late 2008.

In June 2006, Nordural signed a memorandum of understanding (“MOU”) to purchase power from HS and OR for a planned primary aluminum reduction facility in Helguvik, Iceland. Under the agreement, power will be supplied to the planned Helguvik facility in stages, beginning with an initial phase of up to 250 MW, which will support production capacity of up to 150,000 mtpy. HS will provide up to 150 MW in this initial stage, and OR will supply up to 100 MW. Electricity delivery for this first phase is targeted for 2010. The MOU provides for a total of 435 MW, which will ultimately provide power for a 250,000 mtpy facility. The agreement is subject to the satisfaction of certain conditions related to the construction of the Helguvik facility.

Labor Commitments

Approximately 81% of our U.S. based work force is represented by the United Steelworkers of America (the “USWA”). In May 2006, our Hawesville, Kentucky plant employees represented by the USWA ratified a four-year collective bargaining agreement that will extend through April 1, 2010. The agreement covers approximately 600 hourly workers at the Hawesville plant. In August 2006, our Ravenswood plant employees represented by the USWA ratified a three-year labor agreement that will extend through May 31, 2009. The agreement covers approximately 580 hourly employees at the Ravenswood plant.

Approximately 90% of Grundartangi’s work force is represented by five labor unions under an agreement that expires on December 31, 2009.

Other Commitments and Contingencies

At March 31, 2007 and December 31, 2006, we had outstanding capital commitments of approximately $57,376 and $67,732, respectively, primarily related to the Grundartangi Phase V expansion project. Our cost commitments for the Grundartangi expansion may materially change depending on the exchange rate between the U.S. dollar and certain foreign currencies, principally the Icelandic krona and the Euro.

In May 2006, we purchased foreign currency options with a notional value of $41,627 to hedge a portion of our foreign currency risk from our exposure to the Icelandic krona associated with capital expenditures from the ongoing Phase V project at Grundartangi. The option contracts, which are designated as cash flow hedges and qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) have maturities through November 2007. The critical terms of the contracts match those of the underlying exposure.

As of March 31, 2007, the fair value of the options of $2,937 is recorded in other assets. Included in accumulated other comprehensive income is an after-tax unrealized gain of $2,326.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

8.	Forward Delivery Contracts and Financial Instruments

As a producer of primary aluminum products, we are exposed to fluctuating raw material and primary aluminum prices. We routinely enter into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods. The following tables present our long-term primary aluminum sales and tolling contracts. Certain contracts are with a related party, Glencore International AG (together with its subsidiaries, “Glencore”).

Forward Physical Delivery Agreements

Primary Aluminum Sales Contracts

Contract	Customer	Volume	Term	Pricing

Alcan Metal Agreement	Alcan	276 to 324 million pounds per year	Through July 31, 2007	Variable, based on U.S. Midwest market
Glencore Metal Agreement I(1)	Glencore	50,000 mtpy	Through December 31, 2009	Variable, LME-based
Glencore Metal Agreement II(2)	Glencore	20,400 mtpy	Through December 31, 2013	Variable, based on U.S. Midwest market
Southwire Metal Agreement	Southwire	240 million pounds per year (high purity molten aluminum) (3)	Through March 31, 2011	Variable, based on U.S. Midwest market
		60 million pounds per year (standard-grade molten aluminum)	Through December 31, 2010	Variable, based on U.S. Midwest market
		48 million pounds per year (standard-grade molten aluminum)	Through December 31, 2007	Variable, based on U.S. Midwest market

(1)	We account for the Glencore Metal Agreement I as a derivative instrument under SFAS No. 133. We have not designated the Glencore Metal Agreement I as “normal” because it replaced and substituted for a significant portion of a sales contract which did not qualify for this designation. Because the Glencore Metal Agreement I is variably priced, we do not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

(2)	We account for the Glencore Metal Agreement II as a derivative instrument under SFAS No. 133. Under the Glencore Metal Agreement II, pricing is based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

(3)	The Southwire Metal Agreement will automatically renew for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

Tolling Contracts

Contract	Customer	Volume	Term	Pricing

Billiton Tolling Agreement(1)(4)	BHP Billiton	130,000 mtpy	Through December 31, 2013	LME-based
Glencore Toll Agreement(2)(3)(4)	Glencore	90,000 mtpy	Through July 2016	LME-based

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

(1)	In September 2005, Nordural and BHP Billiton amended the Billiton Tolling Agreement to increase the tolling arrangement from 90,000 metric tonnes to 130,000 metric tonnes of the per annum production capacity at Grundartangi effective in the fourth quarter of 2006.

(2)	Nordural entered into a 10-year LME-based alumina tolling agreement with Glencore for 90,000 mtpy of the Phase III/IV expansion capacity at Grundartangi. Deliveries on this contract began in July 2006.

(3)	In December 2005, Glencore assigned 50% of its tolling rights under this agreement to Hydro Aluminum for the period 2007 to 2010.

(4)	Grundartangi’s tolling revenues include a premium based on the European Union (“EU”) import duty for primary aluminum. In May 2007, the European Union members reduced the European Union (“EU”) import duty for primary aluminum from six percent to three percent and agreed to review the new duty after three years. This decrease in the EU import duty for primary aluminum negatively impacts Grundartangi revenues.

Apart from the Alcan Metal Agreement, Glencore Metal Agreement I, Glencore Metal Agreement II and Southwire Metal Agreements, we had forward delivery contracts to sell 100,436 metric tonnes and 132,726 metric tonnes of primary aluminum at March 31, 2007 and December 31, 2006, respectively. Of these forward delivery contracts, we had fixed price commitments to sell 102 metric tonnes and 2,538 metric tonnes of primary aluminum at March 31, 2007 and December 31, 2006, respectively, of which none were with Glencore.

Financial Sales Agreements

To mitigate the volatility in our variable priced forward delivery contracts, we enter into fixed price financial sales contracts which settle in cash in the period corresponding to the intended delivery dates of the forward delivery contracts. Certain of these fixed price financial sales contracts are accounted for as cash flow hedges depending on our designation of each contract at its inception. Glencore is the counterparty for all of the contracts summarized below:

Primary Aluminum Financial Sales Contracts as of:

	March 31, 2007			December 31, 2006
	Cash Flow			Cash Flow
	Hedges	Derivatives	Total	Hedges	Derivatives	Total
	(Metric tonnes)

2007	81,000	37,800	118,800	119,500	50,400	169,900
2008	9,000	100,200	109,200	9,000	100,200	109,200
2009	—	105,000	105,000	—	105,000	105,000
2010	—	105,000	105,000	—	105,000	105,000
2011	—	75,000	75,000	—	75,000	75,000
2012-2015	—	300,000	300,000	—	300,000	300,000

Total	90,000	723,000	813,000	128,500	735,600	864,100

The contracts accounted for as derivatives contain clauses that trigger additional volume when the market price for a contract month is above the contract ceiling price. If the market price exceeds the ceiling price for all contract months through 2015, the maximum additional shipment volume would be 723,000 metric tonnes. These contracts will be settled monthly. We had no fixed price financial contracts to purchase aluminum at March 31, 2007 or December 31, 2006.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

Additionally, to mitigate the volatility of the natural gas markets, we enter into financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas.

Natural Gas Financial Purchase Contracts as of:

	March 31, 2007	December 31, 2006
	(Thousands of MMBTU)

2007	810	2,200
2008	480	480

Total	1,290	2,680

Based on the fair value of our financial sales contracts for primary aluminum and financial purchase contracts for natural gas that qualify as cash flow hedges as of March 31, 2007, an accumulated other comprehensive loss of $63,703 is expected to be reclassified as a reduction to earnings over the next 12 month period.

In the event of a material adverse change in our creditworthiness, Glencore has the option to require a letter of credit, or any other acceptable security or collateral for outstanding balances on these contracts.

The forward financial sales and purchase contracts are subject to counterparty credit risk. However, we only enter into forward financial contracts with counterparties we determine to be creditworthy. If any counterparty failed to perform according to the terms of the contract, the accounting impact would be limited to the difference between the contract price and the market price applied to the contract volume on the date of settlement.

9.	Supplemental Cash Flow Information

	Three Months Ended March 31,
	2007	2006

Cash paid for:
Interest	$17,127	$15,080
Income tax	17,640	6,698
Cash received for:
Interest	1,596	196
Income tax refunds	—	135
Non-cash investing activities:
Accrued Grundartangi expansion costs	(3,656)	(5,534)

Non-cash Activities

In the first quarter of 2007, we issued 50,985 shares as part of our performance share program to satisfy a $2,281 performance share liability to certain key employees. In addition, we recorded a $7,900 noncash adjustment to the beginning balance of our retained earnings as part of the adoption of FIN 48, see Note 3.

During the three month periods ended March 31, 2007 and 2006, we capitalized interest costs incurred in the construction of equipment of $1,216, and $3,852, respectively.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

10.	Asset Retirement Obligations

The reconciliation of the changes in the asset retirement obligation is as follows:

	For the Three Months Ended	For the Year Ended
	March 31, 2007	December 31, 2006

Beginning balance, ARO liability	$12,864	$11,808
Additional ARO liability incurred	510	2,302
ARO liabilities settled	(587)	(2,236)
Accretion expense	258	990

Ending balance, ARO liability	$13,045	$12,864

11.	Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This pronouncement applies to other existing accounting pronouncements that require or permit fair value measurements. The pronouncement does not require any new fair value measurements. SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and the interim periods within those years. We are currently assessing the new pronouncement and have not yet determined the impact of adopting SFAS No. 157 on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The Statement would permit us to choose to measure certain financial instruments and other items at their fair value. The objective of the Statement is to mitigate the volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This fair value option would allow us to choose to measure eligible items at fair value at a specified election date. The Statement is effective for us as of January 1, 2008. We are currently assessing the Statement and have not yet determined what, if any, impact the adoption of SFAS No. 159 will have on our financial position or results of operations.

12.	Comprehensive Income and Accumulated Other Comprehensive Income (Loss)

Comprehensive Income:

	Three Months Ended March 31,
	2007	2006

Net income (loss)	$64,249	$(141,571)
Other comprehensive income (loss):
Net unrealized (gain) loss on financial instruments, net of tax of $1,452 and $26,613, respectively	1,178	(47,272)
Net amount reclassified to income, net of tax of $(19,234) and $(8,719), respectively	29,248	15,301
Adjustment of pension and other postretirement benefit plan liabilities, net of tax of $375	(570)	—

Comprehensive income (loss)	$94,105	$(173,542)

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

Components of Accumulated Other Comprehensive Loss:

	March 31,	December 31,
	2007	2006

Unrealized loss on financial instruments, net of $40,059 and $58,452 tax benefit	$(60,912)	$(90,728)
Pension and other postretirement benefit plan liabilities, net of $49,850 and $48,864 tax benefit, respectively	(75,803)	(75,844)

	$(136,715)	$(166,572)

13.	Components of Net Periodic Benefit Cost

	Pension Benefits		Other Postretirement Benefits
	Three Months Ended March 31,		Three Months Ended March 31,
	2007	2006	2007	2006

Service cost	$974	$1,030	$1,761	$1,468
Interest cost	1,403	1,214	2,997	2,420
Expected return on plan assets	(1,695)	(1,700)	—	—
Amortization of prior service cost	182	103	(540)	(219)
Amortization of net gain	280	214	1,369	1,035

Net periodic benefit cost	$1,144	$861	$5,587	$4,704

14.	Other Assets

Components of Other Assets:

	March 31,	December 31,
	2007	2006

Deferred tax assets — noncurrent	$188,567	$203,452
Other assets (primarily investments in joint ventures)	79,533	75,950
Capitalized financing fees	12,311	12,978

	$280,411	$292,380

15.	Condensed Consolidating Financial Information

Our 7.5% Senior Notes due 2014, and 1.75% Convertible Senior Notes due 2024 are guaranteed by each of our material existing and future domestic subsidiaries, except for Nordural US LLC. The subsidiary guarantors are each 100% owned by Century. All guarantees are full and unconditional and all guarantees are joint and several. These notes are not guaranteed by our foreign subsidiaries (such subsidiaries and Nordural US LLC, collectively the “Non-Guarantor Subsidiaries”). Our policy for financial reporting purposes is to allocate corporate expenses or income to subsidiaries. For the three months ended March 31, 2007 and March 31, 2006, we allocated total corporate expense of $2,646 and $3,601 to our subsidiaries, respectively. Additionally, we charge interest on certain intercompany balances.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

The following summarized condensed consolidating balance sheets as of March 31, 2007 and December 31, 2006, condensed consolidating statements of operations for the three months ended March 31, 2007 and March 31, 2006 and the condensed consolidating statements of cash flows for the three months ended March 31, 2007 and March 31, 2007 present separate results for Century, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries.

This summarized condensed consolidating financial information may not necessarily be indicative of the results of operations or financial position had Century, the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries operated as independent entities.

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of March 31, 2007

	Combined	Combined
	Guarantor	Non-Guarantor	The	Reclassifications
	Subsidiaries	Subsidiaries	Company	and Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$34,419	$133,705	$—	$168,124
Restricted cash	2,011	—	—	—	2,011
Accounts receivable — net	97,270	15,654	—	—	112,924
Due from affiliates	302,034	2,312	933,800	(1,215,678)	22,468
Inventories	133,095	30,932	—	(184)	163,843
Prepaid and other assets	2,631	14,693	2,249	—	19,573
Deferred taxes — current portion	53,291	—	11,006	31,270	95,567

Total current assets	590,332	98,010	1,080,760	(1,184,592)	584,510
Investment in subsidiaries	25,344	—	108,535	(133,879)	—
Property, plant and equipment — net	429,858	799,212	1,014	—	1,230,084
Intangible asset — net	58,097	—	—	—	58,097
Goodwill	—	94,844	—	—	94,844
Other assets	44,225	19,413	373,373	(156,600)	280,411

Total assets	$1,147,856	$1,011,479	$1,563,682	$(1,475,071)	$2,247,946

Liabilities and Shareholders’ Equity:
Accounts payable — trade	$53,516	$30,916	$39	$—	$84,471
Due to affiliates	586,743	57,807	348,174	(713,406)	279,318
Industrial revenue bonds	7,815	—	—	—	7,815
Long term debt — current portion	—	14,611	—	—	14,611
Accrued and other current liabilities	16,866	5,759	32,924	—	55,549
Accrued employee benefits costs — current portion	9,802	—	1,281	—	11,083
Convertible senior notes	—	—	175,000	—	175,000

Total current liabilities	674,742	109,093	557,418	(713,406)	627,847

Senior unsecured notes payable	—	—	250,000	—	250,000
Nordural debt	—	325,176	—	—	325,176
Accrued pension benefit costs — less current portion	4,003	—	15,909	—	19,912
Accrued postretirement benefit costs — less current portion	209,520	—	1,365	—	210,885
Other liabilities/intercompany loan	162,648	361,024	15,299	(495,997)	42,974
Due to affiliates — less current portion	—	—	502,669	—	502,669
Deferred taxes	160,612	18,638	—	(131,789)	47,461

Total noncurrent liabilities	536,783	704,838	785,242	(627,786)	1,399,077

Shareholders’ equity:
Common stock	60	12	326	(72)	326
Additional paid-in capital	259,248	85,190	437,375	(344,438)	437,375
Accumulated other comprehensive income (loss)	(142,892)	4,690	(136,715)	138,202	(136,715)
Retained earnings (accumulated deficit)	(180,085)	107,656	(79,964)	72,429	(79,964)

Total shareholders’ equity	(63,669)	197,548	221,022	(133,879)	221,022

Total liabilities and shareholders’ equity	$1,147,856	$1,011,479	$1,563,682	$(1,475,071)	$2,247,946

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2006

	Combined	Combined
	Guarantor	Non-Guarantor	The	Reclassifications
	Subsidiaries	Subsidiaries	Company	and Eliminations	Consolidated

Assets:
Cash and cash equivalents	$—	$11,866	$84,499	$—	$96,365
Restricted cash	2,011	—	—	—	2,011
Accounts receivable — net	98,690	14,681	—	—	113,371
Due from affiliates	55,853	6,779	752,954	(778,044)	37,542
Inventories	112,975	32,604	—	(169)	145,410
Prepaid and other assets	4,603	12,981	2,246	—	19,830
Deferred taxes — current portion	66,530	—	11,007	25,573	103,110

Total current assets	340,662	78,911	850,706	(752,640)	517,639
Investment in subsidiaries	22,229	—	20,967	(43,196)	—
Property, plant and equipment — net	436,980	780,879	918	—	1,218,777
Intangible asset — net	61,594	—	—	—	61,594
Goodwill	—	94,844	—	—	94,844
Other assets	41,599	19,297	368,913	(137,429)	292,380

Total assets	$903,064	$973,931	$1,241,504	$(933,265)	$2,185,234

Liabilities and Shareholders’ Equity:
Accounts payable — trade	$34,993	$29,804	$52	$—	$64,849
Due to affiliates	381,853	56,665	73,734	(229,970)	282,282
Industrial revenue bonds	7,815	—	—	—	7,815
Long term debt — current portion	—	30,105	—	—	30,105
Accrued and other current liabilities	21,381	4,522	49,240	—	75,143
Accrued employee benefits costs — current portion	9,803	—	1,280	—	11,083
Convertible senior notes	—	—	175,000	—	175,000

Total current liabilities	455,845	121,096	299,306	(229,970)	646,277

Senior unsecured notes payable	—	—	250,000	—	250,000
Nordural debt	—	309,331	—	—	309,331
Accrued pension benefit costs — less current portion	3,624	—	15,615	—	19,239
Accrued postretirement benefit costs — less current portion	205,092	—	1,323	—	206,415
Other liabilities/intercompany loan	215,839	353,997	—	(542,025)	27,811
Due to affiliates — less current portion	9,314	—	545,550	—	554,864
Deferred taxes	143,421	16,240	—	(118,074)	41,587

Total noncurrent liabilities	577,290	679,568	812,488	(660,099)	1,409,247

Shareholders’ equity:
Common stock	60	12	325	(72)	325
Additional paid-in capital	259,248	85,190	432,270	(344,438)	432,270
Accumulated other comprehensive income (loss)	(172,685)	2,791	(166,572)	169,894	(166,572)
Retained earnings (accumulated deficit)	(216,694)	85,274	(136,313)	131,420	(136,313)

Total shareholders’ equity	(130,071)	173,267	129,710	(43,196)	129,710

Total liabilities and shareholders’ equity	$903,064	$973,931	$1,241,504	$(933,265)	$2,185,234

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the three months ended March 31, 2007

	Combined	Combined		Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiaries	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$293,748	$87,105	$—	$—	$380,853
Related parties	39,413	27,391	—	—	66,804

	333,161	114,496	—	—	447,657
Cost of goods sold	262,490	74,869	—	(354)	337,005

Gross profit	70,671	39,627	—	354	110,652
Selling, general and admin expenses	11,103	1,864	—	—	12,967

Operating income	59,568	37,763	—	354	97,685
Interest expense — third party	(6,019)	(5,024)	—	—	(11,043)
Interest expense — affiliates	8,061	(8,061)	—	—	—
Interest income	1,599	414	—	—	2,013
Net gain on forward contracts	390	—	—	—	390
Other income (expense) — net	91	(247)	—	—	(156)

Income before taxes and equity in earnings (loss) of subsidiaries and joint ventures	63,690	24,845	—	354	88,889
Income tax expense	(24,730)	(3,230)	—	(127)	(28,087)

Net income before equity in earnings (loss) of subsidiaries and joint ventures	38,960	21,615	—	227	60,802
Equity earnings (loss) of subsidiaries and joint ventures	5,551	768	64,249	(67,121)	3,447

Net income (loss)	$44,511	$22,383	$64,249	$(66,894)	$64,249

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the three months ended March 31, 2006

	Combined	Combined		Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiaries	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$253,181	$45,292	$—	$—	$298,473
Related parties	48,473	—	—	—	48,473

	301,654	45,292	—	—	346,946
Cost of goods sold	241,214	29,967	—	(703)	270,478

Gross profit	60,440	15,325	—	703	76,468
Selling, general and admin expenses	11,968	151	—	—	12,119

Operating income	48,472	15,174	—	703	64,349
Interest expense — third party	(6,390)	(361)	—	—	(6,751)
Interest expense — affiliates	7,449	(7,449)	—	—	—
Interest income	56	140	—	—	196
Net loss on forward contracts	(286,760)	—	—	—	(286,760)
Loss on early extinguishment of debt	—	—	—	—	—
Other expense — net	(106)	(55)	—	—	(161)

Income (loss) before taxes and equity in earnings (loss) of subsidiaries and joint ventures	(237,279)	7,449	—	703	(229,127)
Income tax benefit (expense)	84,129	480	—	(253)	84,356

Net income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(153,150)	7,929	—	450	(144,771)
Equity earnings (loss) of subsidiaries and joint ventures	3,534	784	(141,571)	140,453	3,200

Net income (loss)	$(149,616)	$8,713	$(141,571)	$140,903	$(141,571)

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended March 31, 2007

	Combined	Combined
	Guarantor	Non-Guarantor	The
	Subsidiaries	Subsidiaries	Company	Consolidated

Net cash provided by operating activities	$65,420	$32,698	$—	$98,118

Investing activities:
Purchase of property, plant and equipment	(1,410)	(899)	(129)	(2,438)
Nordural expansion	—	(29,175)	—	(29,175)
Restricted cash deposits	2,600	—	—	2,600

Net cash provided by (used in) investing activities	1,190	(30,074)	(129)	(29,013)

Financing activities:
Borrowings of long-term debt	—	30,000	—	30,000
Repayment of long-term debt	—	(29,649)	—	(29,649)
Excess tax benefits from share-based compensation	—	—	330	330
Intercompany transactions	(66,610)	19,578	47,032	—
Issuance of common stock	—	—	1,973	1,973

Net cash provided by (used in) financing activities	(66,610)	19,929	49,335	2,654

Net change in cash and cash equivalents	—	22,553	49,206	71,759
Beginning cash and cash equivalents	—	11,866	84,499	96,365

Ending cash and cash equivalents	$—	$34,419	$133,705	$168,124

CENTURY ALUMINUM COMPANY

Notes to the Consolidated Financial Statements — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended March 31, 2006

	Combined	Combined
	Guarantor	Non-Guarantor	The
	Subsidiaries	Subsidiaries	Company	Consolidated

Net cash provided by operating activities	$13,212	$2,827	$—	$16,039

Investing activities:
Purchase of property, plant and equipment	(647)	(1,981)	(4)	(2,632)
Nordural expansion	—	(68,769)	—	(68,769)
Restricted cash deposits	(4,001)	—	—	(4,001)

Net cash used in investing activities	(4,648)	(70,750)	(4)	(75,402)

Financing activities:
Borrowings of long-term debt	—	59,000	—	59,000
Repayment of long-term debt	—	(143)	—	(143)
Net repayments under revolving credit facility	—	—	(2,969)	(2,969)
Excess tax benefits from share-based compensation	—	—	855	855
Intercompany transactions	(8,564)	10,029	(1,465)	—
Issuance of common stock	—	—	2,380	2,380

Net cash provided by (used in) financing activities	(8,564)	68,886	(1,199)	59,123

Net change in cash and cash equivalents	—	963	(1,203)	(240)
Beginning cash and cash equivalents	—	19,005	(1,253)	17,752

Ending cash and cash equivalents	$—	$19,968	$(2,456)	$17,512

16.	Subsequent Event

On April 30, 2007, Nordural made a $70,000 optional principal payment under its term loan.

PROSPECTUS

COMMON STOCK

Century Aluminum Company may offer and sell shares of its common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

Each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our common stock without a prospectus supplement describing the method and terms of the offering.

We may sell our common stock directly or to or through underwriters, to other purchasers and/or through agents. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution” on page B-6. If any underwriters are involved in the sale of our common stock offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between us and them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CENX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2007.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer or sell shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, the relevant prospectus supplement and any “free writing prospectus” we may authorize to be delivered to you, together with additional information described under the next heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 to register the common stock offered under this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information required to be set forth in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but some details that may be important for specific investment purposes have not been included. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy those reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed, in accordance with SEC rules, not to have been filed) until our offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including those portions of our Proxy Statement on Schedule 14A relating to our 2007 Annual Meeting of Stockholders, which was filed on April 23, 2007, incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Our Current Reports on Form 8-K dated: April 30, 2007; April 30, 2007 (amending our Current Report on Form 8-K dated August 8, 2006); March 20, 2007 (as amended by our Current Report on Form 8-K filed on April 13, 2007); March 1, 2007; and February 28, 2007;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed March 4, 1996.

To the extent any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this prospectus.

You may request a copy of those filings, at no cost, by telephoning us at (831) 642-9300 or writing us at the following address: Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA 93940, Attention: Corporate Secretary.

THE COMPANY

We are a global producer of primary aluminum and the third largest primary aluminum producer in North America. Aluminum is an internationally traded commodity, and its price is effectively determined on the London Metal Exchange, or LME. Our primary aluminum facilities produce standard-grade and value-added primary aluminum products. We produced approximately 680,000 metric tons of primary aluminum in 2006 and recorded net sales of approximately $1.6 billion. In 2006 we more than doubled the capacity at our Grundartangi facility in Iceland from 90,000 metric tons per year, or “mtpy”, at the time of our acquisition of the facility to 220,000 mtpy. Following such expansion, our total primary aluminum production capacity is currently 745,000 mtpy. With the ongoing further expansion of our Grundartangi facility from 220,000 mtpy to 260,000 mtpy, our production capacity is scheduled to increase to 785,000 mtpy in the fourth quarter of 2007. In addition to our primary aluminum assets, we have 50 percent joint venture interests in an alumina refinery, located in Gramercy, Louisiana, and a related bauxite mining operation in Jamaica. The Gramercy refinery supplies substantially all of the alumina used for the production of primary aluminum at our Hawesville, Kentucky, primary aluminum facility.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We have based these forward-looking statements on current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” “estimates,” “intends,” “should,” “could,” “would,” “will,” “scheduled,” “potential” and similar words. These forward-looking statements are subject to risks, uncertainties and assumptions including, among other things, those outlined in our SEC filings incorporated by reference, as well as the following:

•	The cyclical nature of the aluminum industry causes variability in our earnings and cash flows;

•	The loss of a customer to whom we deliver molten aluminum would increase our production costs and potentially our sales and marketing costs;

•	Glencore owns a large percentage of our common stock and has the ability to influence matters requiring shareholder approval;

•	We enter into forward sales and hedging contracts with Glencore that help us manage our exposure to fluctuating aluminum prices. Because Glencore is our sole metal hedge counterparty, a material change in our relationship with Glencore could affect how we hedge our exposure to metal price risk;

•	We could suffer losses due to a temporary or prolonged interruption of the supply of electrical power to one or more of our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events;

•	Due to volatile prices for alumina and electricity, the principal cost components of primary aluminum production, our production costs could be materially impacted if we experience changes to or disruptions in our current alumina or power supply arrangements, production costs at our alumina refining operation increase significantly, or if we are unable to obtain economic replacement contracts for our alumina supply or power as those contracts expire;

•	By expanding our geographic presence and diversifying our operations through the acquisition of bauxite mining, alumina refining and additional aluminum reduction assets, we are exposed to new risks and uncertainties that could adversely affect the overall profitability of our business;

•	Changes in the relative cost of certain raw materials and energy compared to the price of primary aluminum could affect our margins;

•	Most of our employees are unionized and any labor dispute could materially impair our ability to conduct our production operations at our unionized facilities;

•	We are subject to a variety of existing environmental laws that could result in unanticipated costs or liabilities and our planned environmental spending over the next three years may be inadequate to meet our requirements;

•	We may not realize the expected benefits of our growth strategy if we are unable to successfully integrate the businesses we acquire;

•	We cannot guarantee that our subsidiary Nordural will be able to complete its planned expansion of the Grundartangi facility from 220,000 mtpy to 260,000 mtpy in the time forecast or without cost overruns; and

•	Our high level of indebtedness reduces cash available for other purposes and limits our ability to incur additional debt and pursue our growth strategy.

We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risks described in our other SEC filings should be considered when reading any forward-looking statements in this document.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of our common stock under this prospectus for general corporate purposes, including capital expenditures. From time to time we evaluate the possibility of acquiring businesses and additional production facilities, and we may use a portion of the proceeds as consideration for such acquisitions. Until we use the proceeds for any purpose, we expect to invest them in interest-bearing securities.

DESCRIPTION OF STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of April 30, 2007, we had 32,585,080 shares of our common stock outstanding and 440,000 shares of our common stock issuable upon exercise of outstanding stock options under our stock option plans and approximately 520,000 shares of our common stock reserved for future issuance under our stock option plans and unvested shares of restricted stock.

The following summary description does not purport to be complete and is qualified in its entirety by the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation and our amended and restated bylaws, which have been filed as exhibits to our filings with the SEC. See “Where You Can Find More Information.” Reference is made to the DGCL, our certificate of incorporation and our bylaws for a detailed description of the provisions we have summarized below.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all the directors standing for election. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors from funds which are legally available for that purpose. Upon the liquidation, dissolution or winding up of Century Aluminum, the holders of our common stock are entitled to receive ratably any of our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All shares of our common stock currently outstanding are, and those to be issued upon the completion of any offering under a prospectus supplement will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are currently outstanding or which we may designate and issue in the future. The rights, preferences and privileges of holders of our common stock may be modified, as permitted by the DGCL, by amendments to our certificate of incorporation or bylaws. Subject to the provisions of our certificate of incorporation, our bylaws may be altered, amended or repealed either by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors, or by the affirmative vote of the holders of record of at least 66 2/3 percent of the voting power of the outstanding shares of capital stock of the corporation entitled to vote at an annual meeting or at any special meeting at which a quorum shall be present. Our certificate of incorporation may be amended, except as described below under “Certain Provisions That May Have an Anti- Takeover Effect” by resolution of our board of directors which is approved by a majority of the shares of capital stock entitled to vote thereon.

Our bylaws provide that annual meetings of stockholders will be held each year on such date, and at such time, as will be fixed by our board of directors. Written notice of the time and place of the annual meeting must generally be given by mail to each stockholder entitled to vote at least ten days prior to the date of the annual meeting. Our certificate of incorporation and bylaws also provide that, subject to the rights of the holders of any class or series of our preferred stock, special meetings of the stockholders may only be called pursuant to a resolution adopted by a majority of the board of directors or the executive committee. Stockholders are not permitted to call a special meeting or to require the board or executive committee to call a special meeting of stockholders.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock without any vote or action by the holders of our common stock. Our board of directors may issue preferred stock in one or more series and determine for each series the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting that series, as well as the designation thereof. Depending upon the terms of preferred stock established by our board of directors, any or all of the preferred stock could have preference over the common stock with respect to dividends and other distributions and upon the liquidation of Century. In addition, issuance of any shares of preferred stock with voting powers may dilute the voting power of the outstanding common stock.

Certain Provisions That May Have an Anti-Takeover Effect

The provisions of our certificate of incorporation and bylaws and the DGCL summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

Issuance of preferred stock.  Our certificate of incorporation provides our board of directors with the authority to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof.

Business combinations.  In addition to any affirmative vote required by law, our certificate of incorporation requires either: (1) the approval of a majority of the disinterested directors, (2) the approval of the holders of at least two-thirds of the aggregate voting power of the outstanding voting shares of Century, voting as a class, or (3) the satisfaction of certain minimum price requirements and other procedural requirements, as preconditions to certain business combinations with, in general, a person who is the beneficial owner of 10% or more of our outstanding voting stock.

Classified board.  Our certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in size as is practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

Number of directors; removal; vacancies.  Our certificate of incorporation provides that the number of directors shall not be less than 3 nor more than 11. The directors shall have the exclusive power and right to set the exact number of directors within that range from time to time by resolution adopted by vote of a majority of the entire board of directors. The board can only be increased over 11 through amendment of our restated certificate of incorporation which requires a resolution of the board and the affirmative vote of the holders of at least two-thirds of the aggregate voting power of the outstanding shares of stock generally entitled to vote, voting as a class.

Our certificate of incorporation and bylaws further provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock generally entitled to vote, voting as a class. In addition, interim vacancies or vacancies created by an increase in the number of directors may be filled only by a majority of directors then in office. The foregoing provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No stockholder action by written consent; special meetings.  Our certificate of incorporation generally provides that stockholder action may be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws also provide that, subject to the rights of the holders of any class or series of our preferred stock, special meetings of the stockholders may only be called pursuant to a resolution adopted by a majority of the board of directors or the executive committee. Stockholders are not permitted to call a special meeting or to require the board or executive committee to call a special meeting of stockholders. Any call for a meeting must specify the matters to be acted upon at the meeting. Stockholders are not permitted to submit additional matters or proposals for consideration at any special meeting.

Stockholder proposals.  The bylaws establish an advance notice procedure for nominations (other than by or at the direction of our board of directors) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of stockholders. Subject to any other applicable requirements, the only business that may be conducted at an annual meeting is that which has been brought before the meeting by, or at the direction of, the board or by a stockholder who has given to the secretary of Century timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, the board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

Amendment of certain certificate provisions or bylaws.  Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the aggregate voting power of the outstanding shares of our stock, voting as a class, generally entitled to vote to amend the foregoing provisions of our certificate of incorporation and the bylaws.

Section 203 of the DGCL.  We are subject to Section 203 of the DGCL, which generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding stock of the corporation, excluding shares owned by directors who are also officers of the corporation and shares owned by certain employee stock plans, or (3) on or after such date the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the common stock that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the common stock offered through this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) express an unqualified opinion on the financial statement schedule, (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.